UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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F.N.B. Corporation
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2019 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Technology Center

Dole
Dole

F.N.B. Corporation

2019 Annual Meeting of Shareholders and Proxy Statement

From the Chairman, President and Chief Executive Officer

March 29, 2019

Dear Shareholder:

We will hold our Annual Meeting of Shareholders at 8:30 AM, Eastern Time, on Wednesday, May 15, 2019, in the Great Room at The Regional Learning Alliance located at 850 Cranberry Woods Drive, Cranberry Township, Pennsylvania 16066.

Agenda

At our Annual Meeting, our shareholders will act on the following matters: (i) election of twelve (12) director-nominees named in the accompanying proxy statement to our Board of Directors; (ii) adoption of an advisory (nonbinding) resolution to approve the 2018 compensation of our named executive officers; (iii) ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019; and (iv) any other matter that is properly presented at our Annual Meeting in compliance with our bylaws.

Your Vote is Important

Your vote is important regardless of how many shares of F.N.B. Corporation stock you own. If you hold stock in more than one account or name, you will receive a proxy card for each.

Whether or not you plan to attend our Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-paid envelope we have provided to ensure that your shares are represented at our Annual Meeting. Alternatively, you may vote by the Internet, by our QR Code feature or by telephone by following the instructions on your proxy card. By voting now, your vote will be counted even if you are unable to attend our Annual Meeting.

Please indicate on the card whether you plan to attend our Annual Meeting. If you attend and wish to vote in person, you may withdraw your proxy at that time.

As always, our directors, management and employees thank you for your continued interest in and support of F.N.B. Corporation. Vincent J. Delie, Jr. Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:

Wednesday

May 15, 2019

Time:

8:30 AM

(Eastern Time)

Place:

The Regional Learning Alliance

850 Cranberry Woods Drive

Cranberry Township, Pennsylvania 16066

Record Date:

March 6, 2019

Shareholders of record at the close of business on March 6, 2019, are entitled to receive this notice and to vote at our Annual Meeting and any adjournment or postponement thereof.

IT IS IMPORTANT THAT YOU CAREFULLY READ YOUR PROXY STATEMENT AND VOTE. You may vote by any of the following means:

At the 2019 Annual Meeting, our shareholders will be asked to consider and vote on the following proposals:

AGENDA	BOARD RECOMMENDATION

Proposal 1. To elect the 12 nominees named in this proxy statement to serve on our Board of Directors until the 2020 annual meeting	FOR each director-nominee

Proposal 2. To provide an advisory vote for approval of the 2018 compensation of our named executives, as disclosed in this proxy statement	FOR

Proposal 3. To ratify the appointment of Ernst & Young LLP as our independent auditor for 2019	FOR

How to Vote
BY TELEPHONE Call the telephone number listed on your proxy card.	We will also act on any other timely business that is properly submitted. BY ORDER OF THE BOARD OF DIRECTORS, James G. Orie, Chief Legal Officer and Corporate Secretary
VIA THE INTERNET Visit the website listed on your proxy card.
BY MAIL Mail in a completed proxy card.
IN PERSON Attend the annual meeting (see page for more information).
BY QR CODE Scan QR Code on your proxy card.

March 29, 2019

Pittsburgh, Pennsylvania

OUR NOTICE OF ANNUAL MEETING, 2019 PROXY STATEMENT, 2018 ANNUAL REPORT, FORM 10K AND OUR 2019 CORPORATE RESPONSIBILITY REPORT ARE AVAILABLE AT https://www.proxyvote.com.

Proxy Statement

One North Shore Center

12 Federal Street

Pittsburgh, PA 15212

Proxy Statement

Our proxy statement contains information relative to our Annual Meeting of Shareholders to be held on Wednesday, May 15, 2019, beginning at 8:30 AM, Eastern Time (ET), in the Great Room at The Regional Learning Alliance located at 850 Cranberry Woods Drive, Cranberry Township, Pennsylvania 16066 (Annual Meeting). This proxy statement also relates to any adjournment of our Annual Meeting. This proxy statement was prepared under the direction of the F.N.B. Corporation Board of Directors to solicit your proxy for use at the Annual Meeting. On March 29, 2019, we commenced the distribution of our proxy statement and the accompanying proxy card to our shareholders of record as of March 6, 2019. We will bear all costs of preparing and distributing our proxy materials to our shareholders. We will, upon request, reimburse brokers, nominees, fiduciaries, custodians and other record holders for their reasonable expenses in forwarding our proxy materials to beneficial owners.

We use the following terms in this proxy statement:

•	“We,” “us,” “our,” “F.N.B.,” “Company,” or “Corporation” means F.N.B. Corporation and its subsidiaries and affiliates;

•	“Board” means the joint F.N.B. Corporation and First National Bank of Pennsylvania Boards of Directors;

•	“FNBPA” or “Bank” means First National Bank of Pennsylvania;

•	“F.N.B. Capital” means F.N.B. Capital Corporation, LLC; and

•	“CEO” means Chief Executive Officer.

2019 Proxy Statement    1

Summary

SUMMARY

F.N.B.’s 2018 financial performance and capital returns highlighted below demonstrate that it is uniquely well-positioned to drive further valuation and fundamental performance.

2018 Financial Highlights*

Record Net Income: We reported net income available to common shareholders of $364.8 million, an increase of 91% compared to 2017.

Record Total Revenue: Total Revenue was $1.2 billion for 2018, an increase of 10% compared to full year 2017.

Record Total Assets: We had total assets of $33.1 billion as of December 31, 2018, an increase of 5.4% from December 31, 2017.

Record Total Loans: Total loans were $22.2 billion as of December 31, 2018, an increase of 5.5% from December 31, 2017.

Record Total Deposits: Total deposits were $23.5 billion as of December 31, 2018, an increase of 4.7% from December 31, 2017.

Continued Effective Management of Expenses: Continued to diligently manage expenses and generate positive operating leverage with an Efficiency Ratio of 54.8%.

Prudent De-Risking Strategy: We successfully completed the sale of Regency Finance Company, which provided us with proceeds of approximately $140 million and a pre-tax gain of more than $5 million in the third quarter of 2018, while improving our long-term risk profile.

Peer-Leading Operating Return on Average Tangible Common Equity (ROATCE): Once again delivered peer- leading operating returns of 18.5% for 2018.

Operating Earnings Per Diluted Common Share (Operating EPS): We delivered 2018 Operating EPS of $1.13 driven by total average loan growth of 10.6% and total average deposit growth of 11.6%, resulting in a year-end loan-to-deposit ratio at 94.4%.

Increased Non-Interest Income: Non-interest income increased more than 9% from 2017 as we continued to expand our fee-based businesses across our footprint, specifically capital markets, mortgage banking and wealth management. Capital markets, which includes businesses built from the ground up, grew 29%.

Increased Tangible Book Value: We grew tangible book value per common share 10% in 2018, while paying out 43% of earnings to shareholders in 2018. Our dividend yield remains in the top quartile of peer banks.

Strong Capital Management: The ratio of tangible common equity to tangible assets grew from 6.74% at December 31, 2017, to 7.05% at December 31, 2018.

Since the 2008 financial crisis and the onset of the Great Recession, F.N.B. has produced positive operating leverage, controlled expenses and is positioned to generate long-term profitable growth.

*

Non-GAAP measures are used by management to measure performance in operating the business that management believes enhances investors’ ability to better understand the underlying business performance and trends related to core business activities. In this proxy statement, the following are references to non-GAAP measures: operating net income available to common shareholders; operating earnings per diluted common share (Operating EPS); tangible book value per common share; operating return on average tangible common equity (ROATCE); Efficiency Ratio; return on average tangible common equity; tangible common equity to tangible assets; and operating return on average tangible assets (ROATA). Please refer to “Annex A (Non-GAAP to GAAP Reconciliations)” to this proxy statement, where we include information to reconcile the non-GAAP measures to GAAP.

  2    F.N.B. Corporation

Summary

Record Total Revenue and Net Income

Operating Earnings Per Diluted Common Share

15% CAGR

Total Revenue and Operating Net Income Available to Common Shareholders (millions)

14% and 31% CAGRs, Respectively

Continued Execution of Organic Growth Objectives

Total Assets (Billions) 16% CAGR	Total Loans and Deposits (Billions) 16% CAGRs

Peer-Leading Profitability Metrics

2019 Proxy Statement    3

Summary

Our Director-Nominees’ Qualifications and Key Board Governance Practices

Our director-nominee candidates for election at our 2019 Annual Meeting are a highly-qualified group of individuals, including all of our outside directors being independent, and collectively possessing diverse backgrounds and perspectives, skills and experience, and the requisite leadership qualities necessary to oversee F.N.B.’s management and business operations.

2019 Director-Nominee Candidates for Election

Name	Age	Director Since	Independent	Background and Relevant Experience

Pamela A. Bena	54	2018	Yes	Accounting, Auditing

William B. Campbell (Independent Lead Director)	80	1975	Yes	Former Business Owner

James D. Chiafullo	61	2012	Yes	Partner — Regional Law Firm

Vincent J. Delie, Jr. (Chairman, President and CEO)	54	2012	No	F.N.B. CEO

Mary Jo Dively	60	2018	Yes	General Counsel — Globally Top Tier Ranked University

Robert A. Hormell	72	2015	Yes	Government Advisor

David J. Malone	64	2005	Yes	CEO — Investment and Insurance Advisory Firm

Frank C. Mencini	54	2016	Yes	Healthcare Consulting, Accounting

David L. Motley	60	2013	Yes	Consultant — Strategic Planning and Executive Development

Heidi A. Nicholas	64	2015	Yes	Commercial Developer — Housing

John S. Stanik	65	2013	Yes	Former CEO/Director — Public Companies

William J. Strimbu	58	1995	Yes	CEO — Transportation Company

  4    F.N.B. Corporation

Summary

As demonstrated by the “Director Age” and “Board Tenure” charts below (excluding grandfathered Lead Independent Director William Campbell), we have a well-balanced Board composition to ensure we are consistent with our careful Board succession planning process.

Well-Qualified Board

Our Nominating and Corporate Governance Committee and our Board have identified the skills, experience and background criteria highlighted below as key necessary qualifications criteria and attributes to enable our Board to effectively discharge its oversight and fiduciary responsibilities. Moreover, in evaluating the background, skills and experience of our director-nominees, both our Nominating and Corporate Governance Committee and our Board understand that certain intangible qualities and attributes, such as each nominee’s commitment to shareholder interests, leadership, skills, temperament and judgment, ability to challenge management when appropriate, integrity and understanding of F.N.B.’s values and culture are critical to an effectively functioning Board.

2019 Proxy Statement    5

Summary

Fully Informed and Committed Board with an Effective Board Culture

Our Board understands that the commitment necessary to best serve the interests of F.N.B.’s various stakeholders is culturally and ethically driven and sets the tone for responsible decision-making throughout the organization.

Proactive, Engaged and Committed Board	Our Culture

•  Shareholder Engagement: Continued our annual shareholder engagement program. In 2018, our senior management and members of our Board reached out to shareholders who own approximately 56% of our common stock and to leading proxy advisory firms, for the purpose of discussing corporate responsibility matters and our executive compensation practices. For additional information on shareholder engagement, please see Say-on-Pay Support and Investor Engagement in our Compensation Discussion and Analysis.

•  Empowered Independent Lead Director: Our Independent Lead Director is annually selected by independent directors and is empowered with robust, broad authority.

•  Effective Board Succession and Refreshment Processes: Robust Board succession and refreshment process as illustrated by the addition of 13 directors and transition of 17 directors since 2009 (which includes Director Gurgovits who will retire in accordance with our Director Retirement Policy at the conclusion of our Annual Meeting on May 15, 2019).

•  Committed Board: High rate of attendance at 2018 Board and committee meetings that averaged approximately 98%.

•  Board Aligned with Shareholders: Strong alignment with shareholder interests, since a substantial portion of director compensation is paid in F.N.B. common stock.

•  Risk Oversight: We protect against excessive risk-taking through multiple lines of defense, including Board oversight.

•  Honesty and Integrity: Our Code of Conduct applies to all directors and employees, providing a framework for high-level ethical conduct.

•  Continuing to Evolve and Innovate: We strongly encourage directors to remain current on such topics as corporate governance, regulatory compliance, fiduciary oversight standards and corporate responsibility development, by requiring them to participate in internally-developed training programs. We also provide them with equity grant incentives for participation at qualified national, regional and local continuing board education programs and provide them access to topical board guidance articles by distinguished scholars and industry leaders.

  6    F.N.B. Corporation

Summary

Robust and Effective Corporate Governance Board-Level Risk Management Framework

Our corporate governance practices are designed, in part, to ensure the Board maintains appropriate and prudent oversight of its risk management and fiduciary oversight responsibilities. The following are fundamental aspects of the Board’s risk management and fiduciary governance framework:

Board-Level Oversight of Strategic Plan, Risk Tolerance, Effectiveness of Controls and Financial Performance	Board Composition, Governance Structure and Practices

•  Approving, reviewing and monitoring performance under our strategic plan, our annual operating plan, risk management framework and risk appetite, audit controls and financial performance.

•  Review performance related to new and acquired businesses relative to pre-established Board-approved benchmarks.

•  Maintaining a Board composition that is appropriate for the Company’s needs and utilizes an effective governance structure that enables the Board to effectively oversee the Company’s risk profile, regulatory/legal compliance, audit controls, risk tolerance levels and strategic plan.

Board Oversight of CEO and Other Senior Management Succession Planning and Performance	Board Oversight of Company’s Integrity and Reputation

•  Overseeing succession planning for the Company’s CEO and, as appropriate, other members of senior management.

•  Our independent directors annually evaluate the performance of our CEO and review senior management accountability for implementing the Company’s strategic plans, regulatory compliance, risk tolerance levels and risk management and audit control framework.

•  Monitoring and evaluating the alignment of the compensation of senior management with the Company’s compensation principles.

•  Supporting the authority and independence of the Company’s risk management (including compliance), legal and internal audit functions.

•  Emphasizing a culture of ethics, legal/regulatory compliance, a proactive risk management framework, and an independent audit process.

•  The Board and each committee possess authority to engage independent outside auditors, accountants, legal counsel and other independent outside professional advisors.

Board Accountability

•  Regularly evaluate the Board corporate governance policies and practices to support the Board’s ability to make sound, well-informed decisions by considering risks and opportunities, and to facilitate its oversight of senior management.

•  Requiring our Board to complete annual training on such topics as regulatory compliance, risk management and prudent corporate governance practices. In 2018, 100% of our Board completed their required regulatory training.

•  Regularly schedule Board executive session meetings with independent directors to discuss CEO and Company performance or other matters.

•  Perform rigorous annual self-assessments to evaluate the effectiveness and performance of the Board, its committees and our individual directors.

•  Independent Lead Director routinely meets with CEO, committee chairs and directors to discuss financial performance and governance-related matters.

2019 Proxy Statement    7

Summary

Director-Nominee Key Facts

Size of Board	12
Number of Independent Directors	11
2018 Board and committee meetings	53
Director Election Term (years)	1
Vote Standard for Charter/Bylaw Amendment	75%
Annual Board & Committee
Self-Assessment Evaluation Process	Yes
Board Orientation & Continuing
Education Program	Yes
Stock Ownership Requirements	Yes
Shareholder Outreach	Yes
Independent Lead Director	Yes
Mandatory Retirement Age Policy	Yes
Executive Sessions of Independent Directors	Yes
Limit service on other public company boards and audit committees	Yes
Succession Planning and Refreshment Process	Yes
Diversity	Yes
Board Meeting Attendance Policy	Yes
One Share, One Vote Policy	Yes
Dual-Class Common Stock	No
Cumulative Voting	No
Shareholder Right to Call Special Meeting	Yes
Shareholder Right to Act by Written Consent	Yes
Classified/Staggered Board	No

Engage with our Shareholders	Yes
Anti-Hedging Policy	Yes
Codes of Conduct for Directors, Officers and Employees	Yes
Material Related Party Transactions with Directors	None
Board and Executive Family Relationships	None
Policy Prohibiting Preferential Transactions with Directors and Employees	Yes
Independent Auditor	Yes
Board Oversight of Corporate Responsibility and Environmental, Social and Governance Matters (ESG)	Yes
Regular Board Oversight of Company Strategy and Risks	Yes
Board Oversight of Company Sexual Harassment Whistleblower and Misconduct Policies	Yes
Executive Compensation Clawback Policy	Yes
Incentive Plans that Encourage Excessive Risk Taking	No
Pay-for-Performance	Yes
Annual Say-on-Pay Advisory Vote	Yes
Tax Gross-ups	No
Independent Compensation Consultant	Yes
Board Access to Management	Yes

  8    F.N.B. Corporation

Summary

Executive Compensation Highlights

Key 2018 Compensation Decisions

•	Salary Changes: Salary increases for the NEOs for 2018 averaged 2.5%.

•	Incentive Opportunities: Annual Incentive and Long-Term Incentive award opportunities remained the same from 2017 to 2018.

•	Performance Results: Strong financial results led to an above-target payout under the Executive Incentive Compensation Plan (EIC Plan).

o	Operating EPS was 3.1% above budget and 21.7% above 2017.

o	Operating ROATCE and Efficiency Ratio vs. Peer Group were at the 91st and 79th percentile, respectively.

Shareholder Outreach

The Compensation Committee is proactively engaged with its shareholders. Specifically, the Committee is committed to communicating the successful execution of our long-term strategy as a result of our 72% say-on-pay result in 2018. In 2018, our senior management and members of our Board reached out to shareholders who own approximately 56% of our common stock and to a leading proxy advisory firm. We heard some key themes from these meetings, and made direct changes based on these themes as follows:

•

Added ROATA as an additional metric to our long-term incentive plan (LTIP), utilizing ROATA as the primary metric and total shareholder return (TSR) as a modifier. This is consistent with our Compensation Committee’s ongoing efforts to identify the most appropriate performance measurements that optimally align our executive compensation practices with the Board’s expectations regarding our strategic direction and long-term value creation and the interests of our shareholders.

•

To demonstrate pay and performance alignment of our compensation plans, we added a target pay opportunity graph to the Compensation Discussion & Analysis (CD&A) (see page 48) and more detailed disclosure concerning the strong link between achievement of our performance measures and the vesting of long-term equity awards. Specifically, this additional disclosure illustrates a direct correlation between our TSR performance metric and the fact that our long-term performance-based equity awards do not vest unless the performance metrics are achieved.

•	Reorganized the CD&A with particular emphasis on an Executive Summary to better and more clearly articulate performance, highlights of the compensation program and our holistic pay-setting process.

Business Strategy

The Board of Directors is in full support of the business strategy of the Company. The Directors have approved a strategic plan which continues to be successfully executed by management. At the same time, the Company, through its compensation programs, believes in a pay-for-performance culture. To that point, and as highlighted in the CD&A, the realized pay levels through short- and long-term incentives directly reflect alignment with the shareholder value over a multi-year period.

2019 Proxy Statement    9

Summary

Corporate Responsibility

F.N.B.’s Board understands that we are in business to benefit all of our stakeholders by optimizing profits for shareholders, making people’s lives better, serving our customers’ financial needs, helping businesses thrive, providing opportunities for our colleagues, including those from diverse and different backgrounds and experiences, strengthening the communities we serve and doing all that we can to contribute to and promote a cleaner and more sustainable environment. Corporate culture, like many intangible assets, is difficult to measure, but we believe our commitments highlighted below, along with the corporate responsibility strategies detailed in our 2019 F.N.B. Corporation Corporate Responsibility Report (2019 Corporate Responsibility Report) (located on our website at www.fnb-online.com/about-us/community-involvement) best illustrate our corporate culture.

F.N.B. one-time 401(k) contribution to benefit our lower wage employees.

In 2018, F.N.B. and its employees donated over $2.2 million to charities and nonprofit organizations across our footprint, including substantial donations to support relief efforts for natural disasters that affected the communities we serve, in North and South Carolina and Maryland. Moreover, we contributed $50,000 to the Jewish Federation of Greater Pittsburgh’s “Our Victims of Terror” Fund to help with the Tree of Life Synagogue shooting recovery efforts and approximately $600,000 to United Way charities.

F.N.B.’s Diversity Council promotes an inclusive culture that attracts, retains and develops an exceptional and diverse workforce by deploying appropriate strategies and tactics specifically designed to offer opportunities for minorities, women and other diverse groups.

By year-end 2019, all of our employees will be paid a minimum hourly wage of $15.00. This pay increase will have a particularly meaningful impact for our tellers, customer service representatives, operations employees and other similarly situated employees.

Our Board members and employees collectively provided more than 27,000 hours of their time in 2018 to support various organizations, including many serving in leadership roles in charities, nonprofit organizations and civic endeavors.

Our Corporate Responsibility Committee is charged with coordinating our management oversight and disclosures of our strategies, tactics, policies and activities concerning community relations, diversity, employee welfare, environmental sustainability and corporate governance. The Committee also is responsible for developing our annual Corporate Responsibility Report, which highlights F.N.B.’s achievements and future endeavors in social, environmental, corporate governance and employee welfare matters. This committee is subject to oversight by our Nominating and Corporate Governance Committee.

  10    F.N.B. Corporation

Summary

Commitment to Our Customers, Communities and Employees

At F.N.B. Corporation, we believe that having the best interests of our customers, communities and employees as a high priority translates into a company that helps our communities to improve. We are dedicated to providing the highest level of customer service and offering a work environment that provides meaningful opportunities to develop significant professional and workplace skills to move careers forward and to contribute to our success. We have been repeatedly recognized across our regions for our differentiated client experience, high level service and product offerings, workplace culture, innovative technology and leadership in the community.

Highlights include:

A top mobile app among Mid-Atlantic regional banks for features and innovation (S&P Global Market Intelligence “2018 US Mobile Banking Market Report”)

Nationally recognized with the President’s “E” Award for Export Service. The “E” Award is the highest recognition any U.S. entity can receive for making a significant contribution to the expansion of U.S. exports (United States Department of Commerce 2018)

Top 10 Regional Bank (Bankrate.com 2019)

Winner of the United Way’s 2018 Fred Rogers Good Neighbor Award, celebrating corporations and individuals who have dedicated countless hours to improving the community through volunteerism (United Way of Southwestern Pennsylvania 2018)

Best Places to Work in Western Pennsylvania (Pittsburgh Business Times 2011-2018)

Top Workplaces in Pittsburgh (Pittsburgh Post-Gazette 2011-2018)

Top Workplaces in Northeast Ohio (The Plain Dealer 2015-2018)

Best Places to Work in Baltimore, Finalist (Baltimore Business Journal 2017-2018)

Winner of more than 40 Greenwich Excellence Awards since 2009, including six awards in 2017 for satisfaction among Small Business clients both nationally and regionally (Greenwich Associates 2018)*

America’s 100 Best Banks (Forbes 2019)

List of America’s Most Just Companies (JUST Capital 2018)

Top 100 Organizations in Central Pennsylvania — F.N.B. Corporation (PA Business Central 2014–2019)

Lead sponsored the African American Directors Forum in 2017 and 2018, which is dedicated to promoting the elevation of African Americans on public company boards and C-suite executive management positions

*

Greenwich Associates is a national firm which provides data and analytics to the financial services industry. The Greenwich Excellence Awards are determined by extensive interviews of bank clients and the evaluation of hundreds of banks across the United States.

2019 Proxy Statement    11

About Our Annual Meeting

About Our Annual Meeting

Who can attend our Annual Meeting?

All shareholders as of the close of business on March 6, 2019 (the record date), or their duly appointed proxies, may attend our Annual Meeting. Even if you currently plan to attend our Annual Meeting, we recommend that you vote by any of the applicable methods described in the response to the question, “How do I vote?” so that your vote will be counted at our Annual Meeting if you later decide not to attend.

If your shares are held in street name by your bank or brokerage firm, you will need to bring a valid form of identification along with a copy of a brokerage statement reflecting your ownership of F.N.B. stock as of the March 6, 2019, record date, and check in at the registration desk at our Annual Meeting.

What are the requirements for admittance to the Annual Meeting?

Only shareholders as of the record date have a right to attend the Annual Meeting. In order to be admitted to the Annual Meeting, you will need to present a government-issued photo identification (such as a driver’s license or passport) and, if you hold your shares in an account at a bank or brokerage firm, recent evidence of ownership of our common stock as of the record date (such as a brokerage account statement, a letter of proxy from your broker, or other intermediary). Entrance after the Annual Meeting has commenced will be prohibited. If you are representing an entity that is a shareholder, you must also present documentation showing your authority to attend and act on behalf of the entity (such as a power of attorney, written proxy to vote or letter of authorization on the entity’s letterhead). We reserve the right to limit the number of representatives for any entity that may be admitted to the meeting. No cameras, recording equipment, large bags or packages will be permitted in the Annual Meeting. The use of cell phones, smart phones, tablets and other personal communication devices during the Annual Meeting is also prohibited.

What is a proxy?

Your proxy gives us authority to vote your shares and tells us how to vote your shares at the Annual Meeting or any adjournment. Three of our employees, who are called “proxy holders” (or “proxies” for short) and are named on the proxy card, will vote your shares at the Annual Meeting according to the instructions you give on the proxy card.

Why are you soliciting a proxy from me?

Our Board of Directors is soliciting your proxy to make sure that your vote is properly submitted and received on time, and to improve the efficiency of the Annual Meeting. We may ask for, or solicit, proxies using several methods.

We may solicit proxies by mail, personal interviews, telephone or fax. We may also use the Internet to solicit proxies. F.N.B. officers or employees may solicit proxies but will not receive any special compensation for doing so. We have engaged the firm of Laurel Hill Advisory Group, LLC to assist us with soliciting proxies.

What will our shareholders vote on at our Annual Meeting?

Our shareholders will vote on each of the following proposals which our Board recommends you vote “FOR,” at our Annual Meeting:

•	Proposal 1. Election of the twelve (12) nominees for directors named in this proxy statement, each to serve for a term of one year and until the election of their successors;

•	Proposal 2. Adoption of an advisory (nonbinding) resolution to approve the 2018 compensation of our named executive officers;

•	Proposal 3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019; and

•

Any other business that may come before our Annual Meeting in compliance with the advance notice and other applicable provisions of our bylaws (described in the Shareholder Proposals discussion in this Proxy Statement).

  12    F.N.B. Corporation

About Our Annual Meeting

Voting

Who is entitled to vote at our meeting?

Our Board has set March 6, 2019, as the record date for our Annual Meeting. Only holders of record of our common stock at the close of business on the record date are entitled to receive notice of and to vote at our Annual Meeting and any adjournment of our Annual Meeting. F.N.B. shareholders who plan to attend our Annual Meeting may obtain driving directions to the meeting location by contacting our shareholder services representative at (888) 981-6000 and asking to be connected to extension 4254.

What are the voting rights of our shareholders?

The only class of our securities that is outstanding and entitled to vote at our Annual Meeting is our common stock. As of the March 6, 2019, record date, we had 323,810,141 shares of our common stock each entitled to one vote per share with respect to each matter to be voted on at our Annual Meeting.

What is a quorum?

On March 6, 2019, our record date, we had 324,500,253 shares of common stock outstanding. Under Pennsylvania law, we must have a quorum before we can consider proposals at our Annual Meeting. A quorum is the number of shares that must be present at the meeting. In determining if a quorum exists, we count the number of shares represented by shareholders in person, as well as the number of shares represented by proxies. If you return a signed and dated proxy card, vote by Internet, vote by our QR Code feature, vote by telephone or vote in person at our Annual Meeting, you will be considered present for purposes of establishing a quorum.

What constitutes a quorum in order to conduct the Annual Meeting?

To have a quorum, we need the presence of shareholders or their proxies who are entitled to cast at least a majority of the votes that all shareholders are entitled to cast. If you return a proxy, whether you vote for or against a proposal, abstain from voting or only sign and date your proxy card, your holdings will be counted toward the quorum.

Although a quorum may be achieved, not all proposals will be subject to the same voting or approval requirement. Shareholders who hold their shares in an account at a bank or brokerage firm (street name) may need to take additional precautions to ensure that their vote counts. We discuss the vote required to approve each proposal under the question immediately below.

What vote is required to approve each matter?

In general, for a proposal to be approved, it requires a majority of the votes “cast” on the matter. Votes “cast” are votes “for” or “against” the proposal. If you abstain from voting, it will not count as a vote “cast.” However, please see the summaries below for more specific information about how proposals are approved and how abstentions will be counted with respect to each proposal. With respect to Proposals 1, 2 and 3, if you desire to abstain, you must check the “Abstain” box on your proxy card, or select the appropriate option when voting by the Internet, by QR Code or by telephone.

PROPOSAL 1.    ELECTION OF DIRECTORS

Our bylaws provide that in the circumstance of an uncontested director election, which is the case for this year’s director election, our directors are elected by a majority of the votes cast in person or by proxy at our Annual Meeting. Our Articles of Incorporation do not authorize cumulative voting for the election of directors. To receive a majority of votes cast means that the shares voted for a director’s election exceed the number of votes cast against that director’s election. Moreover, our bylaws provide that any incumbent director who does not receive a majority of votes cast will promptly tender his or her resignation to the Board. Upon recommendation of the Nominating and Corporate Governance Committee, the Board shall determine whether to accept the resignation. If there is a contested election (which is not the case in 2019), directors are elected by a plurality of votes cast at the meeting.

2019 Proxy Statement    13

About Our Annual Meeting

PROPOSAL 2.    “SAY ON PAY” ADVISORY VOTE ON EXECUTIVE COMPENSATION

A majority of the votes cast will be required to approve the advisory vote on 2018 executive compensation. Because your vote is advisory, it will not be binding on the Board or the Corporation. This matter is considered a non-routine matter and, as a result, there may be broker non-votes (see description of broker non-votes in the next section, below).

PROPOSAL 3.    RATIFICATION OF AUDITOR

A majority of the votes cast will be required to approve the ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2019. This matter is considered a routine item, and brokers have the discretion to vote uninstructed shares on behalf of clients.

Impact of Broker Non-Votes or Abstentions

With respect to Proposals 1, 2 and 3, any broker non-votes or abstentions will not be included in the total votes cast and will not affect the results of the voting on these three proposals.

How do I vote?

You can vote either in person at our Annual Meeting or by proxy whether or not you attend our Annual Meeting. When you or your authorized attorney-in-fact grants us your proxy, you authorize us to vote your shares of our common stock in the manner you specify on your proxy card. Giving a proxy allows your shares to be voted at our Annual Meeting even if you do not attend the Annual Meeting in person. If your shares are held in street name, you will receive a separate card from your bank or brokerage firm with instructions about the manner in which you may vote your shares.

If you hold your shares directly, to vote by proxy you must do one of the following:

•

Vote by mail.* Complete, sign, date and return the enclosed proxy card in the envelope provided (the envelope requires no postage if mailed in the United States) or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

•

Vote in person at the Annual Meeting. If you are a registered shareholder and attend our Annual Meeting, you may deliver your completed proxy card in person or request a voting ballot to vote in person at the meeting. Even if you returned a proxy to us before our Annual Meeting, you may revoke it and vote in person.

•	Vote by Internet* at www.proxyvote.com. Instructions are provided on your proxy card. If you vote by Internet, you should not return your proxy card.

•	Vote by QR Code* by scanning the QR Code on your proxy card with your mobile device. If you vote by QR Code, you should not return your proxy card.

•	Vote by telephone* at 1-800-690-6903. Instructions are provided on your proxy card. If you vote by telephone, you should not return your proxy card.

*Proxies voted by mail, by Internet, by QR Code or by telephone must be received by 11:59 PM Eastern Time, on May 14, 2019, in order to be counted in the vote.

If you hold your F.N.B. shares in an account at a bank or brokerage firm, and you want to vote in person at our Annual Meeting, you will need to obtain a signed proxy card from the brokerage firm or the bank that holds your F.N.B. stock. If your F.N.B. stock is registered in the name of a bank or brokerage firm, you also may be eligible to vote your shares electronically by Internet, by the QR Code on your proxy card and/or notice card, or by telephone. Many banks and brokerage firms participate in programs such as the Broadridge Financial Solutions, Inc. online program. These programs provide eligible shareholders who receive a paper copy of this proxy statement the opportunity to vote by the Internet, by QR Code or by telephone. If your bank or brokerage firm is participating in one of these programs, your proxy card will contain instructions for voting by Internet, by QR Code or by telephone. If your proxy card does not reference Internet, QR Code or telephone information, please complete and return the proxy card in the enclosed self-addressed, postage-paid envelope.

  14    F.N.B. Corporation

About Our Annual Meeting

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

If you sign, date and return your proxy card, but do not provide voting instructions, or if you do not provide voting instructions when voting over the Internet, we will vote your shares represented by that proxy as recommended by our Board of Directors (see What are the Board’s voting recommendations?), and this vote will count as a vote cast.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before it is voted at our Annual Meeting. You may change your vote by delivering a written notice of revocation to our Corporate Secretary at F.N.B. Corporation, One North Shore Center, 12 Federal Street, Suite 503, Pittsburgh, PA 15212, by signing and returning a new proxy card with a later date, by voting by the Internet, by scanning the QR Code on your proxy card with your mobile device at a later date, by telephone, or by attending the Annual Meeting and voting in person. Only your latest instruction will be counted; however, your attendance at our Annual Meeting will not automatically revoke your proxy unless you vote again at our Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to our Annual Meeting to our Corporate Secretary at F.N.B. Corporation, One North Shore Center, 12 Federal Street, Suite 503, Pittsburgh, Pennsylvania 15212.

How do I vote if my shares are held in street name?

If you hold your shares in street name in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you. Instead, your bank or brokerage firm will forward our proxy materials to you and tell you how to give them instructions for voting your F.N.B. shares.

Please ensure that you instruct your bank or brokerage firm how to vote your shares. Under New York Stock Exchange (NYSE) rules applicable to brokers, your broker has discretionary authority to vote your shares without receiving your instructions on “routine” matters. The only routine matter before our Annual Meeting will be the ratification of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for 2019. All of the other proposals that will be considered at our Annual Meeting are “non-routine” matters. Your bank or brokerage firm does not have discretionary authority to vote on a non-routine matter unless you provide them with your voting instructions. The inability of your bank or brokerage firm to vote on a matter absent direction from you (while using its discretionary authority to vote on routine matters) is known as a “broker non-vote” on the non-routine matter. Therefore, in order to have your vote counted, please ensure that you instruct your bank or brokerage firm how to vote your shares with respect to the election of our directors, the advisory nonbinding resolution to approve the 2018 compensation of our named executive officers and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.

How do I vote my 401(k) Plan shares?

If you participate in the F.N.B. Corporation Progress Savings 401(k) Plan (401(k) Plan), you may vote the number of shares of common stock credited to your account as of the record date. You may vote by instructing T. Rowe Price, the trustee of our 401(k) Plan, pursuant to the voting instruction card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed voting instruction card, provided that the trustee receives it by 3:00 AM, Eastern Time, on Friday, May 10, 2019.

In the case of the 401(k) Plan, if you do not return your voting instruction card, the shares credited to your plan account will be voted by the trustee in the same proportion that it votes the shares for which it timely received voting instruction cards.

You may also revoke a previously given proxy card until 3:00 AM, Eastern Time, on Friday, May 10, 2019, by filing with the trustee either a written notice of revocation or a properly completed and signed voting instruction card or Internet vote, telephone vote, or scanned QR code vote having a later date.

How will we conduct the business of our Annual Meeting?

Our bylaws govern the organization and conduct of business at our shareholder meetings. Our bylaws specify that our Board Chairman is to preside at our shareholder meetings. Our Board Chairman, Vincent J. Delie, Jr., will serve as Chairman of our Annual Meeting and call the meeting to order. As Chairman of our Annual Meeting,

2019 Proxy Statement    15

About Our Annual Meeting

Board Chairman Delie will determine, at his discretion, the order of the business to be conducted at our Annual Meeting and the procedure for our Annual Meeting. Board Chairman Delie will announce the opening and closing of the polls for each matter on which our shareholders will vote at our Annual Meeting.

Who can answer my questions?

Should you have questions concerning these proxy materials or our Annual Meeting or should you wish to request additional copies of this proxy statement or proxy card, you may contact our Corporate Secretary, at (888) 981-6000 and ask to be connected to extension 9833435.

How can I avoid receiving more than one set of proxy materials in future years?

If two or more registered shareholders live in your household or if a registered shareholder maintains two or more shareholder accounts, you may have received more than one set of our proxy materials. At your request, we will “household” your proxy materials (i.e., only one annual report and one proxy statement will be delivered to your address); however, a separate proxy card will be delivered for each account. On the proxy card, there will be a householding election where you will indicate if you consent to receive your proxy materials in a single package per household. Please refer to the section titled, “Householding” of Proxy Materials at the end of this proxy statement.

Is my vote confidential?

We process proxy instructions, ballots and voting tabulations that identify individual shareholders in a manner that protects your voting privacy. We will not disclose your vote either within the Company or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at our Annual Meeting. The judges of election will tally the final voting results, and we will include the final voting results in a Form 8-K, which we will file with the Securities and Exchange Commission (SEC) by May 21, 2019.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. The Company has retained Laurel Hill Advisory Group, LLC to assist in obtaining proxies by mail, facsimile or email from registered holders, brokerage firms, bank nominees and other institutions for the Annual Meeting. The estimated cost of such service is $8,000 including out-of-pocket expenses. Laurel Hill Advisory Group, LLC may be contacted at 888-742-1305.

The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares held in street name for their reasonable costs associated with:

•	Forwarding the Notice of our Annual Meeting to beneficial owners.

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them.

•	Obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies on our behalf personally or by telephone, facsimile or email.

  16    F.N.B. Corporation

Proposal 1. Election of Our Board of Directors

PROPOSAL 1. ELECTION OF OUR BOARD OF DIRECTORS

We are asking shareholders to elect the 12 nominees named in this proxy statement and identified in the table titled, Current Directors and Nominees for Election at Our Annual Meeting, to serve on the F.N.B. Board of Directors until the 2020 Annual Meeting of Shareholders or until their successors have been duly elected and qualified.

Background

•   All 12 of the nominees currently serve on our Board of Directors.

•   11 nominees are independent, and one nominee serves as the Company’s Chairman and CEO.

•   The Board and the Nominating and Corporate Governance Committee have concluded that each of our nominees should be recommended for re-nomination as a director after considering, among other things, the nominee’s (1) professional skills, education, background and experience; (2) executive, C-suite or senior-level leadership or policy-making positions; (3) public company board experience; (4) diversity; (5) intangible attributes, including prior contributions to the Board; (6) prior F.N.B. Board experience; (7) Board attendance and participation; (8) self-assessment results regarding performance on the Board; (9) temperament and judgement; and (10) education and specialized experience or skills relevant to the Board needs.

•   The nominees have skills and expertise in a wide range of areas, including technology, cybersecurity, accounting and auditing, financial advice, law and governmental regulation, financial services, insurance, risk management, transportation, healthcare, commercial development and public company experience.

•   The nominees are able to devote the necessary time and effort to F.N.B. matters.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES.

Voting

We do not know of any reason why any nominee named in this proxy statement would be unable to serve as a director if elected. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as may be nominated in accordance with our bylaws. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

2019 Proxy Statement    17

Proposal 1. Election of Our Board of Directors

Current Directors and Nominees for Election at Our Annual Meeting

Name	Age	Director Since	Independent	Committee Memberships

Pamela A. Bena	54	2018	Yes	Audit; Risk

William B. Campbell (Independent Lead Director)	80	1975	Yes	Executive; Nominating and Corporate Governance

James D. Chiafullo	61	2012	Yes	Credit Risk and CRA; Nominating and Corporate Governance (Chair)

Vincent J. Delie, Jr. (Chairman, President and CEO)	54	2012	No	Credit Risk and CRA (Ex Officio); Executive (Chair)

Mary Jo Dively	60	2018	Yes	Credit Risk and CRA; Risk

Stephen J. Gurgovits(1)	75	1981	No	Credit Risk and CRA; Executive

Robert A. Hormell	72	2015	Yes	Compensation; Nominating and Corporate Governance

David J. Malone	64	2005	Yes	Audit; Compensation (Chair)

Frank C. Mencini	54	2016	Yes	Audit (Chair); Executive; Nominating and Corporate Governance; Risk (Ex Officio)

David L. Motley	60	2013	Yes	Compensation; Credit Risk and CRA; Risk

Heidi A. Nicholas	64	2015	Yes	Audit; Executive; Risk (Chair)

John S. Stanik	65	2013	Yes	Audit; Compensation

William J. Strimbu	58	1995	Yes	Compensation; Credit Risk and CRA (Chair); Nominating and Corporate Governance

(1)	Director Gurgovits will retire in accordance with our Director Retirement Policy on May 15, 2019, at the conclusion of our Annual Meeting.

Biographical Information Concerning Director-Nominees

Relevant biographical information concerning each of our director-nominees for election at our Annual Meeting may be found below, including a brief discussion of the specific experience, qualifications, attributes or skills that led to our Board’s conclusion regarding each director-nominee’s qualifications to serve on our Board in light of our business and structure. In considering whether to re-nominate each of the director-nominees, the Board, with the assistance of the Nominating and Corporate Governance Committee and in collaboration with our Independent Lead Director and Board Chairman, reviewed the qualifications of each director-nominee and engaged in the process described later in this proxy statement in the section titled, Criteria and Considerations for Recommending Director-Nominees.

  18    F.N.B. Corporation

Proposal 1. Election of Our Board of Directors

PAMELA A. BENA Committees: • Audit Committee • Risk Committee	Director Since: 2018 Age: 54

Professional Experience

Heeter Printing, printing company

•  Vice President of Finance (2017-present)

TMS International Corporation, industrial services company

•  Manager of Financial Reporting (2015-2017)

EHS Support LLC, environmental, health and safety company

•  Chief Financial Officer (2015)

American Bridge Company, privately-held construction company

•  Senior Vice President of Finance (1994-2013)

Charitable Work and Community Involvement

Women for Economic Leadership Development (WELD), develops and advances women’s leadership to strengthen the economic prosperity of the communities it serves.

•  Member

Director Qualifications

Ms. Bena’s substantial and varied background, experience, and skills relative to audit, finance, accounting, regulatory compliance and risk management, including preparation of financial statements in accordance with GAAP, preparation of periodic SEC disclosure filings and the attendant quarterly review process, make her an ideal addition to the Board and its Audit and Risk Committees. Her broad-based experience and thorough understanding of audit/accounting principles and regulatory compliance considerations provides Ms. Bena the necessary tools to effectively contribute to the Board and Audit and Risk Committees.

WILLIAM B. CAMPBELL Independent Lead Director Committees: • Executive • Nominating and Corporate Governance	Director Since: 1975 (Founding Director) Age: 80

Professional Experience

Retired

Shenango Steel Erectors, Inc., commercial building construction company

•  Owner

Charitable Work and Community Involvement

Shenango Valley Industrial Development Authority

•  Former Director

Westminster College

•  Former Trustee

Director Qualifications

Mr. Campbell’s background includes his historical knowledge and unique perspective on the various challenges that the financial services industry has confronted during his Board tenure. This provides him with the requisite decision-making background, and knowledge regarding corporate governance. His thorough understanding of Board responsibilities, along with his ability to act as an effective liaison to promote a cohesive board, qualify him as an excellent choice to serve as our Independent Lead Director. Mr. Campbell’s adherence to sound corporate governance principles, high ethical standards and his strong commitment to the maintenance of a clear independence of the Board from management, qualify him to serve as a member of our Board, its Nominating and Corporate Governance Committee, Executive Committee and to serve as Independent Lead Director.

2019 Proxy Statement    19

Proposal 1. Election of Our Board of Directors

JAMES D. CHIAFULLO Committees: • Credit Risk and CRA • Nominating and Corporate Governance (Chair)	Director Since: 2012 Age: 61

Professional Experience

Cohen & Grigsby, P.C., law firm

•  Partner (1999-present)

Charitable Work and Community Involvement

Epilepsy Foundation of Western/Central PA

•  Board Member Emeritus (active)

The Pittsburgh Foundation

•  Director, Chiafullo Family Fund

Verland Foundation

•  Counsel

National Association of Corporate Directors — Three Rivers Chapter

•  Chairman Emeritus (active)

Director Qualifications

The breadth and depth of Mr. Chiafullo’s corporate and transactional legal experience, along with his particular focus in the areas of corporate governance, fiduciary duties and responsibilities, regulatory compliance and finance, provide him the necessary background to assist the F.N.B. Board with its oversight responsibilities of F.N.B.’s strategies, financial performance, business operations and Board succession process. Moreover, Mr. Chiafullo’s extensive hands-on experience working with sophisticated technology systems and his legal work involving a major U.S. retailer in connection with cybersecurity threats and breaches, amply illustrate that he possesses the requisite background to offer the Board insight into these critical challenges. Mr. Chiafullo’s extensive corporate governance, credit, transactional and legal expertise provides the Board and its Nominating and Corporate Governance Committee and Credit Risk and CRA Committee with a director who is uniquely qualified to help the Board to properly evaluate the governance, business, credit, financial, regulatory and risk issues.

VINCENT J. DELIE, JR. Chairman Committees: • Credit Risk and CRA (Ex Officio) • Executive (Chair)	Director Since: 2012 Age: 54

Professional Experience

F.N.B. Corporation, financial services corporation

•  CEO, President and Board Member (2012-present)

•  Board Chairman (December 2017-present)

First National Bank of Pennsylvania

•  President, Board Member (2009-present)

•  CEO (2011-present)

Charitable Work and Community Involvement

United Way of Allegheny County

•  Board Member

Allegheny Conference on Community Development

•  Board Member

Team Pennsylvania

•  Board Member

Director Qualifications

Mr. Delie has more than 31 years of experience in the financial services industry which has included executive management roles with F.N.B. and other large financial institutions. During his leadership tenure with F.N.B., including serving as the Company’s CEO since 2012, F.N.B. has grown from $8 billion in assets (2008) to more than $33 billion. Mr. Delie’s leadership of F.N.B. has produced significant expansion in terms of scale, geographic market, complexity of operations, revenue growth and the scope of its available products and services. Under Mr. Delie’s stewardship, F.N.B. has experienced record profitability and FNBPA has been recognized by various regional and national publications and firms which evaluate the quality of bank products and service offerings and deployment of innovative technology. In addition, Mr. Delie has built a strong risk management framework which enables F.N.B. to continue on its trajectory to remain one of the leading financial services companies in the United States. Mr. Delie’s significant accomplishments, experience, knowledge and leadership make him uniquely qualified to serve on our Board.

  20    F.N.B. Corporation

Proposal 1. Election of Our Board of Directors

MARY JO DIVELY Committees: • Credit Risk and CRA • Risk	Director Since: 2018 Age: 60

Professional Experience

Carnegie Mellon University, private, non-profit research-based university

•  Vice President and General Counsel (2002-present)

Charitable Work and Community Involvement

Children’s Hospital of Pittsburgh Foundation

•  Board Member

Board of Trustees of Children’s Hospital of Pittsburgh

•  Member

Board of Visitors of UPMC Health System

•  Member

Pittsburgh Theological Seminary

•  Board Member

Director Qualifications

Ms. Dively’s extensive and substantial legal background and experience, especially with respect to emerging risk management issues, such as business technology and cybersecurity, and the attendant regulatory environment, make her particularly suited to assist F.N.B. and its Board and Risk Committee in its oversight responsibilities of these critical matters. Ms. Dively will also help the Board, our Risk Committee and the FNBPA Credit Risk and CRA Committee remain diligent and proactive with evolving technology and cybersecurity issues, as well as the legal issues related to these matters.

ROBERT A. HORMELL Committees: • Compensation • Nominating and Corporate Governance	Director Since: 2015 Age: 72

Professional Experience

Retired

SEDA Council of Governments, public development organization serving 11 central Pennsylvania counties

•  Chief Operating Officer/Chief Financial Officer

F.N.B. Corporation

•  Board Member (2015-present)

First National Bank of Pennsylvania

•  Board Member (2008-present)

Charitable Work and Community Involvement

Presbyterian Senior Living Services Corporation

•  Chair

Presbyterian Senior Living Investment Corporation

•  Board Member

Faith Affordable Housing Corporation (Cape Coral, FL)

•  Board Member

SEDA-COG Joint Rail Authority

•  Board Member

Warrior Run Community Corporation, encourages communication and cooperation between six municipalities within the Warrior Run School District

•  Board Member

Warrior Run Education Foundation, foundation supporting educational improvements in the Warrior Run School District

•  Special Advisor to the Chairman

Director Qualifications

Mr. Hormell offers the Corporation a unique background, which includes previous financial institution board service and community and governmental advisory experience. Mr. Hormell’s key governmental, community and civic contacts have been important to F.N.B.’s efforts to serve various communities within its markets. In addition, Mr. Hormell serves as an advocate on issues related to senior housing and medical care and has a fundamental understanding of challenges attendant to economic and regional development within Pennsylvania. Mr. Hormell’s background positions him to make significant contributions to the continued success of F.N.B., particularly within the central Pennsylvania communities in which the Corporation’s principal subsidiary, FNBPA, operates. Mr. Hormell’s extensive knowledge and leadership experience qualify him for service on our Board, our Nominating and Corporate Governance Committee and Compensation Committee.

2019 Proxy Statement    21

Proposal 1. Election of Our Board of Directors

DAVID J. MALONE Committees: • Audit • Compensation (Chair)	Director Since: 2005 Age: 64

Professional Experience

Gateway Financial Group, Inc., financial services group

•  President and CEO (2005-present)

Highmark, Inc., health insurer

•  Board Member and Compensation Committee Member

Allegheny Health Network, non-profit, eight hospital academic medical system in western Pennsylvania

•  Board Member

Charitable Work and Community Involvement

Allegheny Conference on Community Development

•  Board Member, Executive Committee member, Personnel & Compensation Committee member, and Workplace Committee Chair

Robert Morris University Board of Trustees

•  Trustee, Executive, Finance and Governance Committee Member

United Way, Board of Trustees

•  Trustee, Governance and Executive Committee Chair

Strategic Investment Fund

•  Chair

Pittsburgh Foundation

•  Investment Committee Member

Pittsburgh Penguins Foundation

•  Board Member

Director Qualifications

Mr. Malone’s experience as CEO of a financial services firm, which specializes in providing financial and insurance advice to businesses and high net worth individuals, and his board position with a major health care provider, provide him with the requisite background and appropriate perspective for assisting our Board with confronting challenges and issues attendant to a financial services organization operating in a heavily regulated industry. Mr. Malone’s experience in the financial sector and his diverse board experience, along with his demonstrated community involvement, qualify him for our Board, specifically for our Audit Committee, and to lead our Compensation Committee.

FRANK C. MENCINI Committees: • Audit (Chair) • Executive • Nominating and Corporate Governance • Risk (Ex-Officio)	Director Since: 2016 Age: 54

Professional Experience

Inova Medical Group (Inova Health System), non-profit health organization in northern Virginia

•  Chief Financial Officer (2017-present)

Mencini Healthcare Associates, healthcare consulting firm

•  President and CEO (2002-present)

Arthur Anderson

•  Partner (1988-2002)

Charitable Work and Community Involvement

Inova Loudoun Hospital

•  Various fundraising and finance volunteer positions

Loudon County Public Schools

•  Volunteer classroom reader and fundraising assistance

Broadlands Community

•  Fundraising and social event assistance

Director Qualifications

As an experienced certified public accountant (CPA) who possesses extensive audit, regulatory compliance and business consulting experience, coupled with significant experience growing and leading a successful entrepreneurial business enterprise, including developing strategies to grow customers and profits, Mr. Mencini has a unique understanding of the challenges and issues confronting our shareholders. His deep and varied public accounting experience, and his background in internal controls and regulatory compliance matters, are extremely valuable to F.N.B. in view of our Company’s complex operations. Likewise, Mr. Mencini’s in-depth experience with providing direction to heavily-regulated financial services and healthcare firms relative to assessing data security risks and developing effective response and remediation plans, enable him to offer our Board knowledgeable and strategic insight regarding the dynamic and ever-increasing focus with respect to fraud, technology, cybersecurity, operational and client development issues. Mr. Mencini is a key resource for F.N.B. in overseeing and providing counsel on critical risk management, audit, and Board governance matters.

  22    F.N.B. Corporation

Proposal 1. Election of Our Board of Directors

DAVID L. MOTLEY Committees: • Compensation • Credit Risk and CRA • Risk	Director Since: 2013 Age: 60

Professional Experience

BlueTree Venture Fund, venture fund focused on early-stage life science and IT-related opportunities at the Series B stage of funding

•  General Partner (2014-present)

DLM-WCM, LLC, real estate development company

•  General Partner (2016-present)

MCAPS, LLC, professional services company providing construction management and IT capabilities and services

•  CEO, President (2017–present)

Koppers, global wood treatment solutions company

•  Board Member (2017–present)

Charitable Work and Community Involvement

Pittsburgh Gateways Corporation, community-based economic development group

•  Board Member

Allegheny Conference on Community Development

•  Board Member

African American Public Company Leadership Form

•  Founder

University of Pittsburgh Swanson School of Engineering

•  Advisory Board Member

Regional Industrial Development Corporation

•  Board Member

Inner City Junior Tennis Program

•  Executive Director

Director Qualifications

With over three decades of working and consulting with corporate and business leaders regarding strategic development, implementation and executive advising for more than 40 businesses in the United States across multiple industry sectors, Mr. Motley is especially qualified to serve as a key resource for the Corporation’s strategic planning processes and executive leadership development. Moreover, since the previous 10 years of Mr. Motley’s career have been spent in the heavily regulated life sciences sector, he is specially positioned to be sensitive to the heightened financial services regulatory environment that F.N.B. must navigate in order to succeed. Mr. Motley is involved in developing and participating in various forums and programs designed to promote African American public company board members and C-Suite leadership positions, as well as providing insight into F.N.B.’s diversity and inclusiveness initiatives. Mr. Motley’s background and experience enables him to make significant contributions to our Board and the Compensation Committee, the FNBPA Credit Risk and CRA Committee, and Risk Committee.

HEIDI A. NICHOLAS Committees: • Audit • Executive • Risk (Chair)	Director Since: 2015 Age: 64

Professional Experience

Nicholas Enterprises, firm that engages in the development and management of commercial and multi-tenant residential real estate in central Pennsylvania

•  Principal (2001-present)

Charitable Work and Community Involvement

Central Pennsylvania Festival of the Arts, a five-day visual and performing arts festival

•  Board Member

Penn State University — Hospitality Real Estate Strategy Group, conducts teaching, research, and outreach in real estate and strategy in the hotel industry

•  Advisor

Director Qualifications

Ms. Nicholas’ investment in, and management of, a large commercial and multi-family residential portfolio and her deep familiarity with the real estate industry, coupled with her significant and comprehensive finance and complex transaction experience, afford her the necessary background to be an important contributor to our Board. Her experience has enabled her to have a firm understanding of the critical issues and challenges facing F.N.B. and has been valuable in her role on the Audit Committee, Executive Committee, and as Chair of the Risk Committee.

2019 Proxy Statement    23

Proposal 1. Election of Our Board of Directors

JOHN S. STANIK Committees: • Audit • Compensation	Director Since: 2013 Age: 65

Professional Experience

Retired

Ampco-Pittsburgh Corporation, publicly-held international company, specializing in manufacturing forged and cast rolls for the metals industry and other specialty industrial equipment

•  CEO and Director (2015-2018)

Calgon Carbon Corporation, publicly-held environmental products and services company

•  CEO, President and Director (2003-2012)

•  Chairman (2007-2012)

Huber Engineered Chemicals, privately-held industrial chemicals manufacturing company

•  Director (2012-present)

Charitable Work and Community Involvement

Greater Pittsburgh American Health Association

•  Volunteer

Fair Oaks Foundation, foundation supporting botanical gardens, zoos, food banks and community centers and organizations involved with orchestras, higher education, animal welfare and human services

•  Board Member

Director Qualifications

Mr. Stanik’s extensive CEO, C-suite and board experience with public companies operating in very competitive industries enables him to offer the Corporation and its Board a unique combination of leadership, strategic, business planning and risk management skills, as well as a critical perspective on investor expectations. Moreover, Mr. Stanik’s prior experience as a public company CEO and director adds further benefit to the Board and its Compensation and Audit Committees in view of his extensive experience with investors, risk management, executive compensation and financial disclosures, as well as his full understanding of strategic considerations attendant to the Corporation’s expanding business growth opportunities and investment thesis.

WILLIAM J. STRIMBU Committees: • Compensation • Credit Risk and CRA (Chair) • Nominating and Corporate Governance	Director Since: 1995 Age: 58

Professional Experience

Nick Strimbu, Inc., trucking company with common carrier authority

•  President (1982-present)

Charitable Work and Community Involvement

Teamsters Local 261 and Employers Welfare Fund, health consortium in Western Pennsylvania and Eastern Ohio with approximately 5,000 constituents

•  Trustee

Christian H. Buhl Legacy Trust

•  Board Member

Community Foundation of Western Pennsylvania and Eastern Ohio

•  Vice President, Board Member of multiple affiliates

Shenango Valley Foundation

•  Board Member

Strimbu Memorial Fund

•  Board Member and Executive Committee Member

Sharon Regional Health System

•  Former Board Chairman, Board Member and Committee Member

Director Qualifications

Mr. Strimbu’s long-term executive and leadership experience in regional transportation, healthcare and philanthropic entities provide him a valuable perspective from which to contribute to our Board. We believe that Mr. Strimbu’s executive, operational, economic development, philanthropic and financial experience qualifies him to serve as a member of our Board, as Chair of the FNBPA Credit Risk and CRA Committee and as a member of our Compensation and Nominating and Corporate Governance Committees.

  24    F.N.B. Corporation

Proposal 1. Election of Our Board of Directors

Criteria and Considerations for Recommending Director-Nominees

The Nominating and Corporate Governance Committee assists the Board with reviewing and identifying individuals qualified to become F.N.B. Board members. This committee utilizes Board-approved criteria set forth in our Corporate Governance Guidelines (www.fnb-online.com under the “About Us” tab, selecting the “Investor Relations and Shareholder Services” option and scrolling to the “Corporate Governance” heading), along with the Board composition criteria described below for purposes of making its determinations relative to recommending nominees for directors at Annual Meetings and filling vacancies on the Board. Directors chosen to fill vacancies will hold office for a term expiring at the end of the next Annual Meeting.

•	Shareholders’ Interests. The individual’s strong commitment to the ethical and diligent pursuit of shareholders’ best interests.

•	Professional Background and Experience. The individual’s specific experience, background and education, as well as knowledge essential to the fiduciary oversight of the Company’s businesses.

•

Leadership Roles. The individual’s sustained record of substantial accomplishments and leadership in senior-level management positions in finance, law, business, government, education, technology or not-for-profit enterprises.

•

Judgment and Challenge. The individual’s capability of evaluating complex business issues, ability to confront challenging circumstances and making sound judgments, and, when necessary, constructively challenging management’s recommendations and actions.

•

Diversity. The individual’s contribution to the diversity of the Board including differences of viewpoints, professional experience, education, skills and other demographics, such as race, gender and ethnicity, as well as the variety of attributes that contribute to the Board’s collective strength.

•

Character and Integrity. The individual’s character, integrity and interpersonal skills to work with other directors on our Board and executive management in ways that are effective and beneficial to the needs of the Company.

•	Time. The individual’s willingness and ability to commit the necessary time and effort required for service on our Board and committees.

•	Independence. The individual’s freedom from conflicts of interest that could interfere with their duties as a director.

•	Understands F.N.B.’s Corporate Culture and Values. The individual’s ability to effectively represent F.N.B. in the communities in which the Company operates.

The Nominating and Corporate Governance Committee will evaluate all candidates suggested by other directors or third-party search firms (which the Company retains from time to time to help identify potential new director candidates), or a person recommended by a shareholder for nomination as a director in the same manner. For information on recommending a candidate for nomination as a director see, Shareholder Proposals and Nominations for the 2020 Annual Meeting.

The Board and Nominating and Corporate Governance Committee have concluded that each of our director-nominees should be recommended for re-nomination as a director. In considering whether to recommend re-nomination of a director for election at our Annual Meeting, the Board and the Nominating and Corporate Governance Committee considered, among other factors:

•	The criteria for the nomination of directors described in our Corporate Governance Guidelines and summarized above.

•	Feedback from the annual Board and committee self-assessment process.

•	Attendance and preparedness for Board and committee meetings.

•	Outside board and other affiliations for actual or perceived conflicts of interest.

•	The overall contributions to the Board.

2019 Proxy Statement    25

Proposal 1. Election of Our Board of Directors

•	The skill sets, background and experience needed for the Board to fulfill its responsibilities to the Company.

•	Adherence to Board and Company policies, including Code of Conduct and policies concerning F.N.B. stock ownership and continuing education requirements.

Each of the nominees for election as a director was elected as a director at our 2018 Annual Meeting. Our Board believes that each of the nominees meets the criteria described above with high levels of professionalism, leadership, independence, intangible attributes uniquely suited for F.N.B., dedicated commitment to F.N.B. shareholder interests and F.N.B. corporate values, diversity, depth and breadth of experience that enables them to oversee management of the Company as an effective and engaged Board. No director or nominee has a family relationship to any other director-nominee for director or executive officer.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information as of the March 6, 2019, record date with respect to beneficial ownershipa of our common stock by: (i) each director and nominee; (ii) each currently employed NEO listed in the table entitled 2019 Summary Compensation Table under the section of this proxy statement entitled Executive Compensation and Other Proxy Disclosure; and (iii) all directors and executive officers as a group. As of the March 6, 2019, record date, we had 324,500,253 shares of common stock issued and outstanding. All persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned, otherwise we include a notation where the director or executive officer has shared voting or investment power with other persons.b

Name of Beneficial Owner	Shares Beneficially Owned		Percentage Owned
Pamela A. Bena	15,406		*
William B. Campbell	84,312	(1)	*
James D. Chiafullo	58,987	(2)	*
Vincent J. Delie, Jr.#+	436,360		*
Mary Jo Dively	17,900		*
Stephen J. Gurgovits	301,888	(3)	*
Robert A. Hormell	69,689		*
David J. Malone	85,602		*
Frank C. Mencini	35,705		*
David L. Motley	29,090		*
Heidi A. Nicholas	232,723	(4)	*
John S. Stanik	42,730		*
William J. Strimbu	103,921	(5)	*
Vincent J. Calabrese, Jr.#+	196,324		*
Gary L. Guerrieri#+	85,025	(6)	*
Robert M. Moorehead#+	41,167		*
Barry C. Robinson#+	54,681		*
All executive officers and directors as a group (19 persons)+	1,924,789	(7)	0.59%

a

The term “beneficial ownership” means any person who, directly or indirectly, through any contract, agreement, arrangement, understanding, relationship or otherwise, has or shares voting or investment power with respect to F.N.B. common stock.

b

Includes shares held or obtainable by the person within 60 days of March 6, 2019. This figure does not include time-based and performance-based restricted stock units (RSUs) granted to NEOs that do not vest within such sixty (60) day period (see footnote + below).

#	Denotes a person who served as an executive officer of the Corporation during 2018.

*	Unless otherwise indicated, represents less than 1% of all issued and outstanding common stock.

  26    F.N.B. Corporation

Proposal 1. Election of Our Board of Directors

+

The table does not include time-based or performance-based RSUs granted to NEOs, except to the extent that any of the same will vest within 60 days of March 6, 2019. Upon vesting, shares of common stock are issued on a one-for-one basis for such units. The amount of RSUs presently held by each NEO (with the performance-based RSUs being presented at target level) is as follows: Mr. Delie, 204,651 units; Mr. Calabrese, 63,044 units; Mr. Guerrieri, 25,327 units; Mr. Moorehead, 31,391 units; Mr. Robinson, 13,896 units; and all executive officers and directors as a group, 1,891,808 units. The number of shares actually issued upon the vesting of the units may be different based upon the Company’s performance.

(1)	Includes 2,072 shares owned by Mr. Campbell’s wife and 3,000 shares held in an IRA for Mr. Campbell.

(2)	Includes 300 shares held in a custodial account for Mr. Chiafullo’s grandson.

(3)	Includes 220 shares held in an IRA for Mr. Gurgovits.

(4)	Includes 121,936 shares owned by the Fred Nicholas Marital Trust (Ms. Nicholas is Co-Trustee) and 90,990 shares owned by Nicholas Family Limited Partnership.

(5)	Includes 1,900 shares owned by Mr. Strimbu’s children.

(6)	Includes 719 shares held in a custodial account for Mr. Guerrieri’s daughter.

(7)	Includes the amount of shares beneficially owned by Corporate Controller and Principal Accounting Officer, James L. Dutey, and Chief Legal Officer and Corporate Secretary, James G. Orie.

Executive Officers

The table below lists the names of our current Executive Officers with their positions and ages. The table below does not include this information for CEO Vincent J. Delie, Jr. whose information is in the section of this proxy statement entitled Biographical Information Concerning Director-Nominees.

Name	Position with Company	Age as of Annual Meeting
Vincent J. Calabrese, Jr.	Chief Financial Officer	56
James L. Dutey	Corporate Controller and Principal Accounting Officer	45
Gary L. Guerrieri	Chief Credit Officer	59
Robert M. Moorehead	Chief Wholesale Banking Officer	64
James G. Orie	Chief Legal Officer and Corporate Secretary	60
Barry C. Robinson	Chief Consumer Banking Officer	56

Vincent J. Calabrese, Jr. has served as our Chief Financial Officer since 2009. Mr. Calabrese joined the Company in 2007, serving as our Corporate Controller from 2007 to 2009. Prior to joining the Company, Mr. Calabrese was Senior Vice President, Controller and Chief Accounting Officer of People’s Bank, Connecticut, from 2003 to 2007. During his 19-year tenure at People’s Bank, Mr. Calabrese’s principal responsibilities included financial planning and reporting, accounting policies, general accounting operations and investor relations.

James L. Dutey joined our Company in January 2017 and has served as our Corporate Controller and Principal Accounting Officer since March 2017. Mr. Dutey has more than 23 years of accounting experience in the banking and financial services sectors. During his 12 years at Huntington Bancshares, Inc., Mr. Dutey served in various senior management roles, including Assistant Corporate Controller, with a primary focus on SEC and bank regulatory financial reporting requirements. Prior to joining Huntington Bancshares, Inc., Mr. Dutey was employed at KPMG LLP, ending his tenure there as senior manager for the assurance practice, primarily serving the banking industry. Mr. Dutey is a licensed Certified Public Accountant in the Commonwealth of Pennsylvania.

Gary L. Guerrieri became Chief Credit Officer of F.N.B. in April of 2011 and has been an Executive Vice President and Chief Credit Officer of FNBPA since 2005. In his role as Chief Credit Officer of the Company, Mr. Guerrieri is responsible for managing the entire credit function for the Company, including commercial and retail underwriting, credit administration, credit policy and credit risk management. He also has oversight of FNBPA’s special assets, loan servicing and indirect lending functions. Prior to joining FNBPA in 2002, Mr. Guerrieri was an Executive Vice President of commercial banking with Promistar Financial Corporation, a bank holding Company that had been acquired by F.N.B. in 2002.

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Proposal 1. Election of Our Board of Directors

Robert M. Moorehead became our Chief Wholesale Banking Officer in September 2015. From 2011 through 2015, Mr. Moorehead served as President of FNBPA’s Pittsburgh Region. In his role as Chief Wholesale Banking Officer of the Company, Mr. Moorehead is responsible for managing Commercial Banking, Treasury Management, Investment Real Estate, Wealth Management, Private Banking, Insurance and International and Capital Markets. Prior to joining FNBPA, Mr. Moorehead was Senior Vice President and Regional Chief Credit Officer for First Niagara Bank from 2009 through 2011. Mr. Moorehead began his 44-year career at Equibank and, subsequently, joined National City Bank, where he served as Executive Vice President and Group Manager of Corporate Banking.

James G. Orie has been our Chief Legal Officer since 2004 and became Corporate Secretary in January 2015. Mr. Orie is principally responsible for the Corporation’s legal, regulatory, transactional and governance matters. Prior to joining F.N.B. as Corporate Counsel in 1996, Mr. Orie began his 34-year career as a financial services counsel with the Office of the Comptroller of the Currency, the Federal Home Loan Bank of Pittsburgh, Office of Thrift Supervision and, prior to joining F.N.B., as business leader of the Financial Services Practice Group of a Pittsburgh-based law firm.

Barry C. Robinson has served as our Chief Consumer Banking Officer since August 2015. As Chief Consumer Banking Officer, Mr. Robinson is responsible for leading the team which provides our full range of consumer financial products and services to our customers. Mr. Robinson joined our Company in July 2010 as Executive Vice President of our Consumer Banking operations, for which he had principal responsibility for strategic planning and oversight of the Company’s consumer retail operations, including leading the development of our digital banking platform. Prior to joining the Company, Mr. Robinson held several key leadership and executive positions with large regional banks, including as regional leader in Cleveland, Ohio, of wealth management and private banking for PNC Bank and National City Bank, and head of corporate banking in Kentucky and Tennessee for National City Bank.

  28    F.N.B. Corporation

Corporate Governance

CORPORATE GOVERNANCE

We are committed to effective corporate governance for the benefit of our shareholders, customers, employees and other stakeholders based on the fundamental principles of fairness, transparency, integrity and accountability which are the foundation of our Corporate Governance Guidelines.

Principles

In performing its role, our Board of Directors is guided by our Corporate Governance Guidelines, which establish a framework for the governance of the Board and the management of our Company. The Corporate Governance Guidelines are annually reviewed, updated as appropriate, and, with the assistance of our Nominating and Corporate Governance Committee, approved by the Board. Our Corporate Governance Guidelines reflect broadly recognized and evolving “best practice” governance standards and regulatory requirements, including the NYSE corporate governance listing standards, SEC governance standards, The U.S. Investor Stewardship Group Governance Principles, and other widely accepted “best” practices promoted by proxy advisory firms, institutional investors and national organizations dedicated to promoting sound governance practices. We believe that the strength of F.N.B.’s business and risk management processes reflects the high standards set by our rigorous governance structure. The full text of the Corporate Governance Guidelines is posted on our website at www.fnb-online.com/about-us, selecting the “Investor Relations and Shareholder Services” option and scrolling to the “Corporate Governance” heading.

Board Structure and Responsibility

The Board is responsible for the oversight of management on behalf of the Company’s shareholders. The Board and its committees meet regularly throughout the year to: (i) review and, where appropriate, approve long-term and short-term strategies, business and financial planning and performance, risk management, regulatory compliance, internal control and financial reporting and audit matters, executive compensation, Board and management succession, corporate culture, governance procedures and public, social and environmental responsibility matters; and (ii) provide oversight and guidance to, and regularly assess the performance of, the CEO and other senior executives. Here are some highlights regarding our corporate governance policies and practices:

Corporate Governance Highlights

•

Maintain an Overwhelmingly Independent Board. 11 of our 12 director-nominees are independent. Our independent directors are required to meet at least twice a year, but in practice, our Board regularly meets in executive sessions led by our Independent Lead Director.

•

Board Committees Composed of Independent Directors. Following our Annual Meeting, each of our Board Committees, which conduct regular meetings during the year (Audit, Compensation, Credit Risk and CRA, Nominating and Corporate Governance and Risk Committees), will be composed entirely of independent directors.* Each of these committees operates under a written charter (posted on the Corporation’s website at www.fnb-online.com/about-us, selecting the “Investor Relations and Shareholder Services” option and scrolling to the “Corporate Governance” heading) approved by the Board and annually reviewed by each committee.

•

Strive for Board Diversity and Seek Best Director Candidates. Our Corporate Governance Guidelines expressly state that we shall consider diversity, among other important factors, in connection with Board composition determinations. In addition to skills and experience, we believe that a Board composed of a mix of diverse backgrounds, including gender, age, race and ethnicity, creates a diversity of perspectives among the Board and thereby supports a more complex consideration of Company strategies and opportunities, and

*

Under its committee charter, our Executive Committee is only authorized to determine matters which do not warrant convening a special meeting of the Board, but which should not be postponed until the next regular Board meeting, or other responsibilities which the Board may delegate to it. Our Executive Committee is chaired by our Board Chair/CEO who does not qualify as independent. The Executive Committee met two times in 2018.

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Corporate Governance

ultimately, a more productive Board. Our Board reflects an appropriate range of skills and professional expertise, as well as a broad range of diverse backgrounds. Of our director-nominees, 33% qualify as diverse under traditionally accepted diversity standards.

•	Shareholder Access to Board. Shareholders may communicate directly with our Board or any Board Committee or any individual director (see Communications with Our Board).

•

All Audit Committee Members Qualify Under All SEC, NYSE and Federal Bank Regulatory Standards. Each of our Audit Committee members qualifies as financially literate, a financial expert and independent under applicable SEC and NYSE standards and meet the stringent composition standards established by the federal bank regulatory agencies. In addition, our Board policy provides that Audit Committee members cannot serve on more than one other public Company audit committee without the approval of our Board.

•	Internal Auditor Reports Directly to Audit Committee. Our internal auditor, who oversees our internal audit function, reports directly to our Audit Committee.

•

Board Retirement Policy and Board Refreshment Practices. Our directors are required to retire at age 75. However, our board has “grandfathered” our Independent Lead Director, William B. Campbell, who has served on our Board since F.N.B. was organized in 1974. In its decision to grandfather Director Campbell, the Board took into account the considerable benefits that Director Campbell’s Board tenure offers to us, including his indispensable historical perspective, experience and institutional knowledge as a Board member regarding the significant prior U.S. economic and banking crises. Moreover, Director Campbell’s dedicated commitment and proactive engagement has enabled him to exercise his unique and effective leadership skills which provide him the respect of his Board colleagues, executive management and the necessary gravitas to serve effectively as our Independent Lead Director. We also believe in refreshing the Board. Since 2009, 17 F.N.B. directors will have transitioned off our Board as of our May 15, 2019, Annual Meeting date, while we have added 13 new independent directors during that same time period.

•

Independent Compensation Consultant. Our Compensation Committee retains an independent compensation consultant to provide the Compensation Committee with advice and guidance on our executive and Board compensation and incentive programs.

•

Shareholder Nominations and Proposals. Our Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. For details regarding our policy with regard to the consideration of director candidates recommended by our shareholders, we refer to Shareholder Proposals and Nominations for 2020 Annual Meeting and Identification and Evaluation of Director-Nominees elsewhere in this proxy statement and our Corporate Governance Guidelines on our corporate website.

•

Conduct Annual Board and Individual Director Self-Assessment Evaluations. The Board and its committees conduct rigorous annual self-evaluations. The self-assessment process is designed to evaluate Board, committee and individual director performance, to promote best-in-class governance practices and to serve as one of the considerations as to whether to renominate a director for election to the Board. The results of the self-evaluations are reported to the Board, as well as to each Board committee. In addition, each director receives his or her own assessment. Moreover, our self-assessment process enables us to identify ways for our Board and management to improve our corporate governance practices and enhance the Board and committee performance.

•

Comprehensive Director Education Program. The F.N.B. director orientation and education program, more fully detailed in our Corporate Governance Guidelines, provides the opportunity for new directors to participate in orientation sessions, including meetings with Board leadership and senior management, director mentorship and orientation arrangements, and to receive associated written materials describing, among other matters, Company policies, fiduciary responsibilities, regulatory requirements and strategic plan objectives. Directors are provided an annual education stipend to encourage them to attend local, regional and national director educational conferences, and each director is required to annually complete a full internal training curriculum designed to educate them on critical regulatory compliance matters. Each F.N.B. director attended at least one outside director education session or conference in 2018 (many F.N.B. directors attended multiple director education sessions), and completed F.N.B.’s internal compliance curriculum. Additionally, our directors and committees are routinely provided industry and academic publications for the purpose of staying well-informed of current trends, issues and best practices with respect to corporate governance, risk management, compensation, audit, regulatory, corporate responsibility,

  30    F.N.B. Corporation

Corporate Governance

financial and accounting and other related topics. Additionally, from time-to-time, F.N.B. senior management leaders make presentations to the Board on current topics and challenges, including employment practices, technology and risk management, legal and regulatory, new products, business operations, cybersecurity, corporate governance and responsibility, and other matters that help the Board to better understand the Company’s compliance with applicable laws and standards. Also, senior management provides opportunity for F.N.B. directors to receive specialized one-on-one training on various topics concerning the Company’s operations or risk management and compliance processes.

•

Directors Committed to Performance. The average attendance by directors at Board and committee meetings during 2018 was approximately 98%. Our Corporate Governance Guidelines set forth the expectation that directors will attend all shareholder and Board meetings and those committee meetings of which they are a member, and at a minimum, at least 75% of Board and committee meetings in the aggregate. Each of our director-nominees attended our 2018 Annual Meeting and at least 75% of our Board and committee meetings in the aggregate (see Our Board of Directors and its Committees – Board Structure and Responsibilities). Our Board met eight times in 2018. We expect all the members of our Board to attend our 2019 Annual Meeting.

•

Corporate Governance Policies Published on Website. The Board has adopted strong and transparent governance policies which are disclosed on the Company’s website at www.fnb-online.com/about-us, selecting the “Investor Relations and Shareholder Services” option and scrolling to the “Corporate Governance” heading.

•

Provide for Strong Clawback Policy. Our compensation recoupment or “clawback” policy allows our Board to recoup any excess compensation paid to our NEOs if the Company restates its financial results upon which an award is based due to fraud, intentional misconduct or gross negligence.

•

Accountability. Our Code of Conduct applies to our directors, as well as all our employees, providing a framework for the highest standards of professional conduct and cultivating a culture of honesty, integrity and accountability.

•

Prohibition Against Hedging and Other Derivative Strategies Involving Company Securities. The directors and executive officers of F.N.B. are prohibited from engaging in hedging strategies using puts, calls or other derivative securities based on the value of F.N.B. common stock. For purposes of this policy, executive officers are those persons designated by the F.N.B. Board under Section 16 of the Securities Exchange Act.

Also, Company directors and executive and senior officers are prohibited from conducting the following activities regarding Company securities:

•

Transactions in any derivative of a Company security, including but not limited to puts, calls and options, which are based on the value of Company stock other than stock options that may be awarded by the Company under its 2007 Incentive Compensation Plan, as amended.

•	Day trading of Company securities (buying and selling the same security during one calendar day).

•	Short-selling Company securities (selling the securities at a specified price and on a specified date without owning the securities on the trade date).

Directors and Employees consult with the Legal Department if they have any questions pertaining to these restrictions.

•

Independent Lead Director. In view of our combined Chairman/CEO Board structure, the Board recognizes the importance of independent and proactive leadership on the Board, as evidenced by its designation of an Independent Lead Director who is annually selected by the independent directors, and provided with the necessary tools to serve as an effective counterbalance under our Board structure (see description of Unified Board Structure in this proxy statement). Our Independent Lead Director possesses broad powers, including the right to call a special meeting of independent directors, consultation with the Chairman/CEO to create Board meeting agendas, materials and schedules, as well as leading executive sessions. Our Independent Lead Director attends all key Board committee meetings and consults with the committee chairs, including with the Compensation Committee Chair regarding CEO performance and compensation. For more detail regarding our Independent Lead Director’s qualifications and responsibilities, we refer you to Biographical

2019 Proxy Statement    31

Corporate Governance

Information Concerning Director-Nominees (refer to director William B. Campbell’s biography) and the “Independent Lead Director” description under the Our Board of Directors and Its Committees discussion and the description contained in our Corporate Governance Guidelines at our corporate website at www.fnb-online.com/about-us, selecting the “Investor Relations and Shareholder Services” option and scrolling to the “Corporate Governance” heading.

•

Maintain Stock Ownership Requirement. Our Board has implemented stock ownership policies for our senior management and Board which are designed to ensure that their interests are meaningfully aligned with shareholders’ interests, as more fully detailed under the caption, Director Stock Ownership Requirements of this proxy statement and described in our Corporate Governance Guidelines.

•

Board and Committee Access to Outside Advisors. Our Board and its committees may retain their own legal counsel and other professional advisors without management approval and at the Company’s expense.

•	Maintain a Declassified Board. The full Board of Directors is elected annually.

•

Properly Align Executive Compensation. As discussed more fully in the CD&A of this proxy statement, we have adopted specific policies and practices to align executive compensation with shareholder interests. These policies and practices are routinely reviewed by the Compensation Committee in conjunction with advice and counsel of a qualified independent consultant. A majority of the incentive compensation opportunities allocated to key executives is not guaranteed since it is tied to Company performance and aligned with shareholder interests.

•	Regular Review of Management and Succession Planning. The Board proactively engages in the review of the Board, CEO, executive, senior and mid-level management succession planning.

•

Continuous Focus on Strategic Planning. The Board and management regularly focus on strategy and planning, including Board oversight of the strategic planning development process and approval of the Strategic Plan. The Board regularly receives updates on the Company’s progress under our Strategic Plan.

•

Remain Socially Responsible. As discussed in our 2019 Corporate Responsibility Report, our commitment to the environment, overall community well-being, employee welfare and socially responsible charitable endeavors is an essential part of our culture and corporate values (view our 2019 Corporate Responsibility Report on our website at www.fnb-online.com/about-us/community-involvement. Our Nominating and Corporate Governance Committee has oversight of the Company’s corporate ESG strategies.

•	No Adoption of a “Poison Pill.” There is no shareholder rights plan or “poison pill.”

•	No Family Relationships Among Directors and Executive Officers. No immediate family relationships exist between any of our directors or executive officers.

•

Active Shareholder Engagement Program. We conduct extensive governance reviews and investor outreach throughout the year. Management provides regular reports to the Board, the Compensation Committee and the Nominating and Corporate Governance Committee to keep them informed of shareholder perspectives on a variety of issues, including performance, compensation practices, environmental, social and governance matters and to consider and address these matters effectively. For additional information regarding our 2018 shareholder engagement efforts, please see Say-on-Pay and Investor Engagement in the Compensation Discussion and Analysis.

We encourage you to visit our corporate website at www.fnb-online.com/about-us, selecting the “Investor Relations and Shareholder Services” option and scrolling to the “Corporate Governance” heading for additional information about our Board, its committees, our Corporate Governance Guidelines, our Code of Ethics, our Code of Conduct and our Audit, Compensation, Credit Risk and CRA, Executive, Nominating and Corporate Governance and Risk Committee Charters. We also include additional information on these topics in other sections of this proxy statement.

Shareholders and interested parties who wish to contact our Board of Directors, any Board member, including the Lead Independent Director, any committee chair, or the independent directors as a group, may mail their correspondence to: F.N.B. Corporation, Attention (name of Board member(s)), c/o Corporate Secretary’s Office, One North Shore Center, 12 Federal Street, Suite 503, Pittsburgh, PA 15212, or e-mail the Office of the Secretary at FNBCorporateSecretaryOffice@fnb-corp.com.

  32    F.N.B. Corporation

Corporate Governance

Unified Board Leadership Structure

During 2018, our Board reviewed its current unified leadership structure — combined Chairman and CEO with a strong Independent Lead Director — taking into consideration the Board’s composition, the Company’s size and complexity of its business operations, the regulatory framework under which the Company operates, the Company’s shareholder base, the Company’s Peer Group and other relevant factors. Our Board has determined that a combined Chairman and CEO position, coupled with a strongly empowered and effective Independent Lead Director, continues to be the most appropriate Board leadership structure for the Company because it provides for continuity of expertise in both business and corporate governance, promotes a better Board-level understanding of the inherent risks associated with the operation of our business and ensures that the Company has a clear public “face” for our shareholders, customers and employees.

Unified Perspective and Enhanced Effectiveness

A combined Chairman/CEO:

•  Is in the best position to be aware of major issues facing the Company on a day-to-day and long-term basis, and to identify and bring key risks and developments facing the Company to the Board’s attention (in coordination with the Independent Lead Director as part of the agenda-setting process);

•  Eliminates the potential for confusion as to who leads the Company, providing the Company with a single public “face” in dealing with shareholders, employees, regulators, analysts and other constituencies; and

•  A substantial majority of our peers also successfully utilize a similar board structure with a combined Chairman and CEO, as well as a lead or presiding independent director.

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Corporate Governance

Effective Counterbalances

As set forth in our Corporate Governance Guidelines, our Independent Lead Director:

•  In coordination with the Chairman/CEO, reviews and approves agendas for Board meetings, materials, information and meeting schedules.

•  Has the authority to add items to the agenda for any Board meeting.

•  Presides at executive sessions of independent directors.

•  Serves as a non-exclusive liaison between the other independent directors and the Chairman/CEO.

•  Coordinates the Chairman/CEO’s annual performance review.

•  May call special meetings of the independent directors at his/her discretion and chairs any meeting of the Board or shareholders at which the Chairman is absent.

•  Serves as a conduit of information and feedback between the Chairman/CEO and other directors between Board meetings.

•  Meets regularly one-on-one with the CEO.

•  Is available to meet with major shareholders and regulators.

•  Attends meetings and consults with the Compensation Committee regarding its consideration of CEO performance and compensation.

•  Consults with the Chairman/CEO, Chair of the Nominating and Corporate Governance Committee and Chair of the Compensation Committee regarding CEO succession planning and facilitates updates to the Board.

•  In conjunction with the Chair of the Compensation Committee, discusses with the Chairman/CEO the Board’s annual evaluation of his/her performance as CEO.

•  Consults with the Chair of the Nominating and Corporate Governance Committee on the Board’s annual performance evaluation.

•  For purposes of promoting independent candidates for nomination or re-nomination for election to our Board, our Independent Lead Director is a member of the Nominating and Corporate Governance Committee.

•  Coordinates with the Chairman/CEO and Chair of the Nominating and Corporate Governance Committee Board succession planning.

•  When necessary, acts as a liaison to facilitate communications among the Chairman/CEO, management and directors for the purpose of ensuring a proper and free and full information flow among the parties with the goals of optimizing the effectiveness of Board and committee meetings.

  34    F.N.B. Corporation

Corporate Governance

Board Committees

Our principal Board committees serve as joint committees for both the Corporation and FNBPA and consist of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee (collectively, the Standing Committees). The Board has determined that all directors who served as members of the Standing Committees (including their Chairs) during 2018 are independent under the applicable NYSE standards and SEC rules and otherwise meet the specific eligibility requirements for these committees. The Corporation also has an Executive Committee. Each member of the Executive Committee has been determined by our Board to be independent except for Mr. Gurgovits (former CEO) and Mr. Delie (current CEO). FNBPA has a Credit Risk and CRA Committee. Each member of FNBPA’s Credit Risk and CRA Committee has been determined by our Board to be independent except for Mr. Gurgovits (former CEO). The composition of the Credit Risk and CRA Committee is consistent with federal bank regulatory standards. Board Chairman Delie is an ex officio member of the Credit Risk and CRA Committee. We identify the current members and chairs of our Board and FNBPA committees in the table, Current Directors and Nominees for Election at Our Annual Meeting in this proxy statement.

Executive Committee

The Executive Committee, consistent with Pennsylvania law, our bylaws and the committee charter, assists the Board by offering an efficient means of considering matters and issues during intervals between regular meetings of our Board or considering specific responsibilities which may be delegated to it from time-to-time by the Board. The Executive Committee met two times in 2018.

Audit Committee

In accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, the Audit Committee is responsible primarily for selecting and overseeing the services performed by our independent registered public accounting firm and internal audit department, evaluating our accounting policies and system of internal controls and reviewing significant financial transactions and compliance matters. In addition, the Audit Committee approves all audit services and permitted nonaudit services, as well as all engagement fees and terms related thereto. The Audit Committee met 13 times during 2018. The Board has determined that each member of the Audit Committee, Directors Bena, Malone, Mencini, Nicholas and Stanik, qualify as being “financially literate,” and each of these Audit Committee members also qualifies as an “audit committee financial expert” as defined by the SEC. The determination that each of the Audit Committee members qualifies as an “audit committee financial expert” included an evaluation of each person’s qualifications and other relevant experience under applicable SEC rules and definitions, including consideration of each person’s work, financial, business and professional experience. (For more detail regarding the work, financial, business and professional experience of Directors Bena, Malone, Mencini, Nicholas and Stanik considered by the Board in determining financial literacy and expertise, see the section titled Biographical Information Concerning Director-Nominees.) Each Audit Committee member also meets the additional criteria for independence of audit committee members set forth under the SEC rules, NYSE listing standards, F.N.B. categorical independence standards, and the applicable federal bank regulatory requirements. We refer you to the Report of the Audit Committee in this proxy statement.

Compensation Committee

The Compensation Committee (also referred to as the “Committee” in the Executive Compensation and Other Proxy Disclosure discussion of this proxy statement) is responsible primarily for reviewing the compensation arrangements for our executive officers, including the CEO, administering our equity compensation plans and reviewing the compensation of the Board. For a description of the Compensation Committee’s processes and procedures, including the roles of our executive officers and independent compensation consultants in the Compensation Committee’s decision-making process, we refer you to Executive Compensation and Other Proxy Disclosure elsewhere in this proxy statement. The Compensation Committee met nine times in 2018. The F.N.B. Board has affirmatively determined that each member of the Compensation Committee, Directors Hormell, Malone, Motley, Stanik and Strimbu, qualifies under the NYSE, F.N.B. categorical, and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) compensation committee “independence” rules and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (Code).

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Corporate Governance

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists in the development of standards concerning the qualifications and composition of our Board and conducts succession planning for our Board. In addition, the Nominating and Corporate Governance Committee recommends director candidates to stand for election to our Board and seeks to promote the best interests of the Company and its shareholders through implementation of prudent and sound corporate governance principles and practices, including oversight of the Company’s corporate responsibility strategies. We refer you to the discussions under Identification and Evaluation of Director Candidates located elsewhere in this proxy statement. The Nominating and Corporate Governance Committee met six times in 2018.

Risk Committee

The Risk Committee’s principal responsibility is to assist the Board with review and oversight attendant to Company management of its enterprise-wide risk program (see discussion under Risk Oversight later in this proxy statement), including establishing, in consultation with the Chief Risk Officer and senior management, acceptable risk tolerance levels for the Company and reporting this information to the Board. The Risk Committee met seven times in 2018.

Credit Risk and CRA Committee

The purpose of the Credit Risk and CRA Committee is to oversee the credit and lending strategies and objectives of FNBPA, including: (i) oversight of credit risk management and strategies, including approval of internal credit policies and establishment of loan portfolio concentration limits; (ii) review of the quality and performance of the Bank’s loan portfolio; (iii) approval of intercompany loans subject to Regulation W and loans to Bank “insiders” (as defined under Regulation O) in accordance with applicable regulatory requirements; and (iv) oversight of the Bank’s Community Reinvestment Act (CRA) responsibilities, including the monitoring of FNBPA’s community lending and investment activities relative to CRA laws and regulations, our CRA Policy, and our community development activities and collaborations with national, regional and local community development organizations. In addition, the Credit Risk and CRA Committee receives reports on our affirmative credit programs and fair lending matters. The Credit Risk and CRA Committee met eight times in 2018.

The Audit Committee, Compensation Committee, Credit Risk and CRA Committee, Executive Committee, Nominating and Corporate Governance Committee and Risk Committee each operate under written charters adopted by the Board. You may review these charters on our website at www.fnb-online.com/about-us, selecting the “Investor Relations and Shareholder Services” option and scrolling to the “Corporate Governance” heading. The principal responsibilities of the Standing Committees described above are qualified by reference to the charters of these committees and relevant sections of our bylaws.

CEO and Management Succession Planning

Succession planning is a priority for the Board and our senior management, with the goal of ensuring a strong pipeline of leaders for the future. The CEO, in collaboration with his executive management team, regularly reviews the management succession plan for our Chairman/CEO and for key executives and senior management positions on a regular basis and annually consults with the Compensation Committee and the Board, including formal presentations to both regarding the management succession plan. This plan identifies a “readiness” level for internal candidates, leadership capabilities and ranking for internal candidates and incorporates the flexibility to define an external hire as a succession option, particularly for positions where, for example, capability gaps are identified. Our succession planning efforts are a dynamic process which entails regular updates, ongoing evaluations and strategic considerations.

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Corporate Governance

Board Succession and Refreshment

Our Board’s succession planning is continuously focused on the composition of the Board and its committees, upcoming retirements under our director retirement policy, individual director contributions and performance, committee composition and leadership, as well as diversity considerations and recruiting strategies for adding new directors. In its succession planning, the Board and the Nominating and Corporate Governance Committee consider the annual self-assessment results of the Board, committees and individual directors, as well as other appropriate information, including the types of skills and experience desirable for future Board members, and the needs of the Board and its committees at the time, in light of the Company’s strategy, business plans, operations and risk profile.

Our Nominating and Corporate Governance Committee is responsible for leading, in collaboration with our Independent Lead Director and Board Chair, our Board succession and refreshment processes. Our Board’s succession plan and refreshment practices are the culmination of a thoughtful and methodical process which is informed by our Company’s engagement with shareholders and other stakeholders, identification of a diverse pool of candidates using multiple sources, the results of our annual self-evaluation and director nomination processes and the identification of gaps in the Board composition relative to the Company’s business operations and risk profile. We believe these actions also maintained an appropriate balance of new perspectives and experience on the Board. Most recently, our Board succession planning and refreshment processes resulted in the addition of two new women to the Board in 2018, including the elevation of one of our female directors to a Board leadership position as Chair of our Risk Committee in 2018.

Code of Conduct / Code of Ethics

The Company has a Code of Conduct that applies to each of the Company’s Directors and employees, including its principal executive officer, principal financial officer and principal accounting officer, and a Code of Ethics that applies to the Company’s senior officers and employees. The Company annually requires all directors and employees to certify that they understand their responsibilities under the Code of Conduct. Also, the Company’s directors and employees are required to participate in annual training relative to the standards set forth in the Code of Conduct and Code of Ethics. You may view copies of our Code of Conduct and Code of Ethics on our website at www.fnb-online.com/about-us, selecting the “Investor Relations and Shareholder Services” option and scrolling to the “Corporate Governance” heading. In addition, the Company will provide copies of its Code of Conduct and Code of Ethics, without charge, to any person upon written request sent to our Corporate Secretary at F.N.B. Corporation, One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212. The Company will disclose any changes in or waivers from its Code of Conduct or Code of Ethics by posting the revised Code(s) or other related information on its website or by filing a Form 8-K.

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Corporate Governance

Oversight of Risk

Our Board recognizes that effective management of our Company requires understanding, identification and management of risk. Our Board oversees risk management through multiple layers of defense and receives reports regarding F.N.B.’s risk management processes and issues from our Audit and Risk Committees, executive management and our Chief Risk Officer.

Entity	Primary Responsibilities for Risk Management
Risk Committee — consisting entirely of independent directors

✓ Review and approval of the enterprise-wide risk management practices of the Company and report to the Board.

✓ Review and approval of the Company’s Statement of Risk Appetite on an annual basis, and approval of any material amendment to the risk appetite statement.

✓ Review of significant financial, legal, regulatory and other potential risk exposures and the steps management has taken to monitor, control and report such exposures and risk mitigation strategies to the Board.

✓ Evaluate risk exposure and tolerance, approve Board-level limits or exceptions and report results and exceptions to the Board.

✓ Review, evaluate and approve the Company’s policies and practices with respect to risk assessment and risk management, and report any changes to the Board.

✓ Review, with respect to risk management and compliance, (1) reports and significant findings of the Company’s Risk Management and Compliance Department (Risk Division) and the Internal Audit Department (Internal Audit); (2) significant reports from regulatory agencies and management’s responses; and (3) the Risk Division’s scope of work and its planned activities and report such matters to the Board.

✓ Report updates to the Statement of Risk Appetite to the Board.

Audit Committee — consisting entirely of independent directors and who qualify under the requirements of the SEC, NYSE and FDIC

✓ Oversight responsibility with respect to regulatory, compliance and loan review, risk assessment and risk management, and report to the Board.

✓ Review and discussion of policies with respect to regulatory, compliance and loan review, risk assessment and risk management, and report to the Board.

✓ Review of quarterly risk appetite metric dashboard.

✓ Review of quarterly reports regarding corporate-wide compliance with laws and regulations, credit quality, and identified internal control risk gaps and associated remediation plans and report to the Board.

✓ Review of any risk related items identified by the Senior Management Disclosure Committee or the independent registered public accountant that have potential significant financial statement impact or require significant financial statement/regulatory disclosures and report to the Board.

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Corporate Governance

Senior Management

✓ Chief Risk Officer: Principally responsible for implementation and monitoring of an effective risk management framework and daily oversight of risk and collaboration with the Board and Risk Committee regarding the appropriate information to enable both to effectively establish F.N.B.’s risk tolerance limits and oversee the Company’s enterprise-wide risk management policies, strategies and tactics.

✓ Internal Audit: Provide reliable and timely information to our Board, Audit Committee and management regarding our Company’s effectiveness in identifying and appropriately controlling risks.

✓ Risk Management Council: Composed of senior-level officers to identify, quantify, assess, monitor, evaluate and recommend policies and solutions to deal with the F.N.B. enterprise-wide risks and risk control framework, emerging risks within our industry, risks attendant to new business initiatives, the adequacy of any risk remediation plans in our Company’s businesses, as well as identify and implement risk management “best practices.” Also, this committee reviews and evaluates the Company’s risk management policies and practices, relative to credit, liquidity, regulatory, legal, operational, technology, cybersecurity, compliance and fiduciary matters.

✓ Compliance Department: Led by our Chief Compliance Officer, this department reports to our Chief Risk Officer and is responsible for oversight of our Company’s regulatory and other compliance matters. Each of our key department and operational areas are responsible for self-monitoring their compliance responsibilities and these self-monitoring processes are overseen by our Compliance Department.

✓ Company-Wide Risk Management Processes: Reporting up through the Risk Management Council are a number of other risk management committees focused on a variety of risk disciplines throughout the Company, including: Asset and Liability Risk Committee (ALCO), Operational Risk Committee, Information and Cybersecurity Committee, Fraud Risk Committee, Model Risk Committee, Regulatory and Compliance Risk Committee, Business Continuity Planning Committee and the Project Approval Committee. Also, we have established various risk management sub-committees aligned throughout our business and support areas and each of these sub-committees reports to the Risk Management Council.

We also encourage active engagement among the different areas within the Company responsible for our risk management oversight. Since certain of the risk management issues and processes are considered by both our Audit and Risk Committees, our governance structure ensures that appropriate information and knowledge is disseminated between these two committees by having certain interlocking members of both committees, and providing these committees authority to conduct joint sessions to hear reports and discuss key risk management and audit matters affecting our Company.

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Corporate Governance

Each of our business areas is required to ensure that decisions relative to new business initiatives, products and services or material changes to our business model or operations conform to the Company’s Statement of Risk Appetite approved by our Board’s Risk Committee. Moreover, each of our various lines of business and operations and support areas include appropriate governance processes in considering the limits incorporated into our Risk Appetite Statement, including, but not limited to, policy, risk tolerance limits, key risk indicators, risk and control self-assessments, model valuation, capital planning and stress testing and strategic planning.

We believe our comprehensive internal risk framework facilitates an appropriate level of risk oversight by our Risk Committee, including such critical features as:

•	Providing that risks are identified, monitored and reported properly;

•	Defining and measuring the type and amount of risk the Company is willing to take;

•	Communicating the type and amount of risk taken to the appropriate management level;

•

Maintaining a risk management organization that is independent of risk-taking activities. We incorporate both front-line risk-monitoring at the business level, and a second-line of defense consisting of monitoring oversight by our risk and compliance functions (which are independent of our business operations). In addition, we have an independent check of both of our first and second-risk management processes through our internal and external audit function; and

•	Promoting a strong risk management culture that encourages a focus on risk-adjusted performance.

Our primary risk exposures, as well as our risk management framework and methodologies, are discussed in further detail on pages 74 and 75 in our 2018 Annual Report on Form 10-K. Also see How We Address Risk and Control within the CD&A for a discussion of risk assessment as it relates to our compensation program.

The Board believes that the Company’s enterprise-wide risk management process is effective since it includes the following material components: (i) enables the Board, Risk Committee, Chief Risk Officer and senior management to properly assess the quality of the information it receives; (ii) enables the Board, the Audit and Risk Committees and senior management to monitor the businesses, investments and financial, technology, cybersecurity, accounting, legal, regulatory and strategic considerations of F.N.B. and its subsidiaries and the risks that they face; (iii) enables the Board and the Audit and Risk Committees to oversee and assess how senior management evaluates risk; and (iv) provides the Board and its Audit and Risk Committees appropriate oversight perspective to assess the quality of the Company’s enterprise-wide risk management process.

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Corporate Governance

F.N.B. Commitment to Corporate, Social and Environmental Responsibility

For a detailed discussion of F.N.B.’s corporate values, including environmental, social, governance, employee welfare, community involvement and charitable endeavors, please refer to our 2019 Corporate Responsibility Report which summarizes these important F.N.B. commitments and achievements. The 2019 Corporate Responsibility Report may be found on our website at www.fnb-online.com/about-us/community-involvement. Our management level Corporate Responsibility Committee is subject to Board oversight through our Nominating and Corporate Governance Committee.

Director Independence

F.N.B. Director Independence Determinations. Our Board has affirmatively determined that 11 of our 12 director-nominees are independent. Our independent director-nominees are current Board members Bena, Campbell, Chiafullo, Dively, Hormell, Malone, Mencini, Motley, Nicholas, Stanik, and Strimbu. In accordance with applicable NYSE “bright-line” independence standards, our CEO, Vincent J. Delie, Jr., is not independent. Stephen J. Gurgovits, who is retiring in accordance with our Board retirement policy, was not independent due to his prior service as our CEO.

Applicable Standards for Determining Director Independence. As a Company that has securities listed on the NYSE, a majority of the members of our Board must be independent. Under the NYSE’s corporate governance standards, no director qualifies as independent unless our Board affirmatively determines that the director has no “material relationship” with F.N.B. The fact that a director or member of a director’s immediate family may have a material relationship with F.N.B. directly, or as a partner, owner, shareholder, or officer of an organization that has a relationship with F.N.B., will not necessarily preclude such director from being nominated for election to our Board. In assessing director independence, the Board must consider all relevant facts and circumstances in determining whether a material relationship exists. In making an affirmative determination as to whether an F.N.B. director qualifies as independent, our Board, with the assistance of our Nominating and Corporate Governance Committee, examines any material relationship which such director has with F.N.B. under the NYSE independence standards and the categorical independence standards that our Board adopted to guide it in evaluating director independence. Generally, the types of material relationships that the Board may consider under the NYSE and F.N.B. independence standards include commercial, legal, industrial, banking, business, consulting, accounting, charitable and family relationships.

For a director to be considered independent, our Board must determine that the director does not have any direct or indirect material relationship with us. In addition to the applicable NYSE and SEC independence standards, our Board has established standards (which are also included in our Corporate Governance Guidelines found on our website at www.fnb-online.com/about-us, selecting “Investor Relations and Shareholder Services” option and scrolling to the “Corporate Governance” heading) based on the specified categories and types of transactions, which conform to, or, in part, are more rigorous than, the independence requirements of the NYSE.

Our Board will also determine that a director is not independent if it finds that the director has material business arrangements with us that could affect that director’s judgment. In making this determination, our Board reviews business arrangements between the Company and the director and between any other company for which the director serves as an officer or general partner, or of which the director directly or indirectly owns 2% or more of the equity. Our Board has determined that these arrangements will not be considered material if:

•	They are of a type that we usually and customarily offer to customers or vendors.

•	They are on terms substantially similar to those for comparable transactions with other customers or vendors under similar circumstances.

•

In the event that the arrangements had not been made or were terminated in the normal course of business, it is not reasonably likely that there would be a material adverse effect on the financial condition, results of operations or business of the recipient.

•	In the case of personal loans, the loans are subject to and in compliance with Regulation O of the Board of Governors of the Federal Reserve System.

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Corporate Governance

Our Board may also consider other factors as it may deem necessary to arrive at sound determinations as to the independence of each director, and such factors may override the conclusion of independence or non-independence that would be reached simply by reference to the factors listed above.

In determining that each of the directors, other than Directors Delie and Gurgovits, is independent, our Board reviewed these standards, the corporate governance rules of the NYSE and the SEC, and the individual circumstances of each director.

The categories or types of transactions, relationships and arrangements discussed below were considered by the Board in determining that a director is independent. None of these transactions, relationships and arrangements rose to the level that would require disclosure under our Related Persons Transactions Policy section, and none of the transactions described below were in an amount that exceeded the greater of $1 million or 2% of the other entity’s consolidated gross revenues, which is one of our standards for director independence.

Our Board determined that none of the transactions, relationships and arrangements constituted a material relationship between our independent director-nominees and our Company or its subsidiaries for the purpose of the corporate governance rules of the NYSE or SEC and our Corporate Governance Guidelines. As such, our Board determined that these transactions, relationships and arrangements did not affect the independence of such director and did not impair such director’s ability to act in the shareholders’ best interests.

The following chart reflects business relationships between F.N.B and each independent director, such as a director’s spouse and immediate family members (Personal or Family Relationships), and related interests, including a company or charitable organization of which such director or the director’s spouse is, or was, during 2018, a partner, officer, director, employee, or in which the director or the director’s spouse holds a significant ownership position (Affiliated Entity Relationships). All of these transactions meet our Board guidance on independence (i.e., made in the ordinary course of business, not preferential and fair market value, and involving normal risk of collectability).

Personal, Family and Affiliated Entity Relationships of F.N.B. Director-Nominees

Personal or Family Relationships	Deposit, Wealth Management, and Similar Banking Products(1)	x	x	x	x	x	x	x	x	x	x	x
	Credit Relationships(2)	x	x	x		x	x	x	x	x	x	x
	Charitable Contributions(3)			x		x	x		x	x		x

Affiliated Entity Relationships	Deposit, Wealth Management, and Similar Banking Products(1)	x		x			x			x	x(4)	x
	Credit Relationships or Commercial Banking Products(2)	x			x					x	x(4)	x

(1)	Includes deposit accounts, trust accounts, certificates of deposit, safe deposit boxes, workplace banking or wealth management products.

(2)

Includes extensions of credit, including mortgages, commercial loans, home equity loans, credit cards, or similar products, as well as credit and credit-related products, and other commercial banking products, including treasury management, foreign exchange and global trading services.

(3)	Includes charitable contributions made to entities affiliated with directors.

(4)	Director Stanik served as CEO and on the Board of Directors at Ampco-Pittsburgh until his retirement date on June 30, 2018.

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Corporate Governance

Customer Relationships. We provide financial services to most of our directors. We also provide financial services to some of their immediate family members and affiliated entities. We offer these services in the ordinary course of our business. We provide the services on substantially the same terms and conditions, including price, as we provide to other similarly situated customers.

Credit Relationships. We also extend credit to some of our directors and their immediate family members and affiliated entities. Federal Banking law (Regulation O) governs these extensions of credit. We have incorporated the Regulation O requirements as part of the F.N.B. categorical independence standards.

Business/Law Firm Relationships. We may also have other business relationships or professional services arrangements with entities affiliated with our directors or their immediate family members. These relationships are in the ordinary course of business. During 2018, the law firm with which Director Chiafullo is associated, provided legal services to F.N.B. or FNBPA and received aggregate legal fees of less than $2,000. Director Chiafullo is not personally involved in providing such legal services. Additionally, Director Chiafullo’s law firm frequently represents borrowers in lending transactions and, from time to time, represents borrowers in transactions where FNBPA is a lender. FNBPA Director Chiafullo is not personally involved in providing legal services to these clients and any associated legal fees are paid out of the borrower’s loan proceeds, as is customary practice. Under his law firm’s procedures, Mr. Chiafullo is restricted from access to information regarding the borrower’s transaction with FNBPA and he does not receive any compensation related to such transactions. The Board determined that such relationships are not material.

Also during 2018, Heeter, a commercial printing Company where Director Bena serves as Vice President of Finance, provided printing services to subsidiaries of F.N.B. and received fees of approximately $560,325, or less than 2% of Heeter’s gross revenues for 2018 (0.05% of net revenue). FNBPA has an outstanding aggregate loan relationship of approximately $5.2 million and these loans are performing in accordance with their terms. Heeter is one of five printing vendors employed by F.N.B.’s subsidiaries across their markets and has served as a printing vendor since 2010, pre-dating Director Bena’s assumption of her position at Heeter in April 2017. Director Bena does not receive special compensation from Heeter related to the business relationship between F.N.B. and Heeter and was not identified as a potential director-nominee through such business relationship.

Certain Charitable Contributions. We make contributions to charitable organizations where our directors serve as directors or trustees or have other affiliations with the charity. Such contributions, donations and grants are in accordance with our applicable policies and practices. In 2018, Director Malone served on the Executive Committee of United Way. F.N.B. donated approximately $600,000 to United Way in 2018. F.N.B.’s 2018 donation to the United Way constitutes less than 2% of United Way’s consolidated gross receipts for 2018. Also, it should be noted that F.N.B. encourages its employees to donate to United Way and, collectively, F.N.B. employees donated $243,439 to the local United Ways and their partner agencies in 2018. Director Malone did not participate in either F.N.B.’s decision to donate to United Way or otherwise participate in F.N.B.’s campaign to encourage F.N.B. employees to participate in United Way.

Additional transactions, relationships and arrangements that were considered by the Board are disclosed under Related Person Transactions.

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Corporate Governance

Executive Sessions of Our Board

Our Board conducted six executive sessions in 2018, two of which were attended by all directors and the CEO, two of which were attended exclusively by independent directors, and two of which were attended exclusively by non-management directors. William B. Campbell, our Independent Lead Director, presided at all executive sessions.

Director Stock Ownership Requirement

Our Board believes that each director’s equity ownership in the Corporation should be aligned with the Corporation’s shareholders. Accordingly, our Corporate Governance Guidelines require each of our directors to have beneficial ownership of the lesser of 40,000 shares of Corporation common stock (or common stock equivalent) or $400,000 in value of the Corporation’s common stock (or common stock equivalent). The Corporation’s director stock ownership requirement is progressively phased in over a six-year period. As of March 6, 2019, each F.N.B. director is in compliance with the stock ownership requirement.

COMMUNICATIONS WITH OUR BOARD

Shareholders or other interested parties may send communications to our Board, the independent directors as a group, the Board Chairman, any committee chair, and/or any individual director, including our Independent Lead Director, by addressing such communications to the Board, c/o Corporate Secretary, F.N.B. Corporation, One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212. Our Corporate Secretary is authorized to open and review any mail that is addressed to the Board or individual director(s) unless the envelope is marked “Confidential” or “Personal.” If so marked, it will be delivered, unopened, to the Independent Lead Director (addressed to the Board) or to the individual director addressee. If the Corporate Secretary opens an unmarked envelope which contains a magazine, solicitation or advertisement, the contents may be discarded.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) requires our executive officers and directors, as well as certain persons who beneficially own 10% or more of our common stock, to file reports of their ownership of our securities, as well as statements of changes in such ownership, with the SEC. To our knowledge, based solely on written representations received from our executive officers and directors and copies of the statements of ownership changes furnished to us by our executive officers and directors during 2018, we believe that all such filings required during 2018 were made on a timely basis except for a late filing by Director Bena due to an administrative oversight of her broker, and a late filing by Director Mencini due to an inadvertent administrative oversight of by the administrative person responsible for filing his Form 4. We do not have any shareholders who own 10% or more of our common stock who are required to file reports under Section 16(a) of the Exchange Act.

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Communications with Our Board

Security Ownership of Certain Beneficial Owners

We are not aware of any shareholder who was the beneficial owner of more than 5% of our outstanding common stock as of December 31, 2018, except for the entities identified in the table below:

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding Common Stock Beneficially Owned(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	36,804,150(3)	11.3%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	30,894,432(4)	9.5%

(1)

Under the regulations of the SEC, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares.

(2)	Based on 324,314,529 shares of Corporation common stock outstanding as of December 31, 2018.

(3)

According to Schedule 13G filed under the Exchange Act on January 28, 2019, by BlackRock, Inc. The Schedule 13G states that BlackRock, Inc. has sole voting power as to 35,441,659 shares and sole dispositive power as to 36,804,150 shares.

(4)

According to Schedule 13G filed under the Exchange Act on February 11, 2019, by The Vanguard Group. The Schedule 13G states that The Vanguard Group has sole voting power over 153,682 shares, shared voting power over 52,055 shares, sole dispositive power over 30,719,219 shares, and shared dispositive power over 175,213 shares.

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Related Person Transactions

RELATED PERSON TRANSACTIONS

We have adopted a written policy formalizing the manner in which we review a proposed transaction involving the Company and any of our directors, any director-nominees, any executive officers, any 5% or greater shareholder or any immediate family member of the foregoing (related persons) because of the possibility of a conflict of interest. A copy of this “Policy with Respect to Related Person Transactions” is posted on our website at www.fnb-online.com/about-us, selecting the “Investor Relations and Shareholder Services” option and scrolling to the “Corporate Governance” heading. Under our policy, all proposed related person transactions except for (i) transactions generally available to all employees or shareholders of the Company, and (ii) compensatory transactions consistent with the plans, policies and decisions approved by the Company’s Board of Directors or Compensation Committee, must receive the prior approval of the Nominating and Corporate Governance Committee of our Board before we can take part in the transaction, and if such transaction continues for more than one year, the Nominating and Corporate Governance Committee and Board must annually approve the transaction. For purposes of this policy, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company or any of its subsidiaries was, is or will be a participant, and the amount involved exceeds $120,000, and a related person had, has or will have a direct or indirect material interest. The category of related persons generally consists of the Company’s Directors, director-nominees and executive officers, holders of 5% or more of the Company’s common stock, immediate family members of the foregoing persons and any entity owned or controlled by the foregoing persons.

Mr. Gurgovits’ son is the former employee and managing director of F.N.B. Capital Corporation, LLC (F.N.B. Capital), a merchant banking subsidiary of the Corporation. Due to the uncertainty as to whether the F.N.B. Capital investment activities would continue to be permissible under the final Dodd-Frank Volcker rules, Mr. Gurgovits’ son, along with the other F.N.B. Capital principals, resigned from F.N.B. Capital effective July 31, 2013. Mr. Gurgovits’ son and his fellow principals established a new Company called Tecum Capital Partners, as a Small Business Investment Company licensed by the U.S. Small Business Administration (SBIC Fund) in 2013. Mr. Gurgovits’ son and the other principals are the sole owners of Tecum Capital Management (Tecum), the general partner of the SBIC Fund. In view of the detailed knowledge and experience that the Tecum principals had with respect to the F.N.B. Capital investment portfolio, F.N.B. Capital entered into an asset management agreement whereby Tecum manages the F.N.B. Capital investment portfolio for a quarterly fee based on the amount of assets under management. The economics and terms of the asset management arrangement were agreed to pursuant to an arms-length negotiation between F.N.B. Capital and Tecum. In 2018, F.N.B. Capital made total payments to Tecum of approximately $15,000 in fees pursuant to terms of the asset management advisory arrangement.

In addition, as of December 31, 2018, as anchor investor, F.N.B. committed to invest an aggregate amount of $14,700,000 (representing a 21.5% equity interest) in the SBIC Fund, subject to the same material terms and conditions as those of other co-investors in the SBIC Fund. The SBIC Fund has 61 co-investors, including six non-affiliated bank investors. The total commitment of all investors in the SBIC Fund is $66.9 million. Director Gurgovits has a 0.75% equity investment commitment (equivalent to $500,000) in the SBIC Fund. Director Gurgovits is on the SBIC Fund Board of Advisors and is on its Investment Committee. F.N.B. had a net book value in the fund as of December 31, 2018, of $17,741,912 after investing $12,191,054 into the SBIC Fund (leaving a remaining unfunded capital call commitment of $2,508,946).

Director Gurgovits and members of his immediate family also have co-invested an aggregate of $140,000 in a portfolio Company of F.N.B. Capital on the same terms negotiated by F.N.B. Capital.

Also during 2018, Heeter, the commercial printing Company where Director Bena serves as Vice President of Finance, provided printing services to subsidiaries of F.N.B. and received fees of approximately $560,325 or less than 2% of Heeter’s gross revenues for 2018. Also, as described in the table titled, Personal, Family and Affiliated Entity Relationships of F.N.B. Director-Nominees set forth in the Director Independence discussion in this proxy statement, FNBPA has an outstanding credit relationship with Heeter.

In the ordinary course of our business, we have engaged and expect to continue engaging in ordinary banking transactions with our directors, executive officers, their immediate family members and entities in which they hold a position or ownership interest, including loans to such persons. Any loan to those persons or entities was made, in a material respect, on substantially the same terms, including interest rates and collateral, as those prevailing at the time such loan was made as loans made to persons who were not related to us. These loans do not involve more than the normal credit collection risk and do not present any other unfavorable features.

  46    F.N.B. Corporation

Executive Compensation and Other Proxy Disclosure

EXECUTIVE COMPENSATION AND OTHER PROXY DISCLOSURE

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee (Committee) during 2018 were Directors Hormell, Malone, Motley, Stanik and Strimbu. Mr. Strimbu joined the Committee in May 2018. Neither we nor FNBPA have ever employed any member of the Committee. No such member has, during our last fiscal year, any relationship with us requiring disclosure under Item 404 of Regulation S-K or under the Compensation Committee Interlocks disclosure requirements of Item 407(e)(4) of Regulation S-K. We have determined that the Committee members are independent under the NYSE corporate governance standards and are non-employees under the meaning of Rule 16b-3 under the Exchange Act. Our Board has delegated to the Committee the responsibility of setting the compensation of our directors, CEO, Chief Financial Officer (CFO) and Section 16 officers. The Committee met nine times in 2018.

Authority and Responsibilities

The Committee administers our executive compensation programs, including the oversight of executive compensation policies and decisions, administration of our equity incentive plan and the annual cash incentive award plan applicable to Section 16 officers. The Committee administers and interprets our qualified and non-qualified benefit plans, establishes guidelines, approves participants in the non-qualified plans, approves grants and awards, and exercises other power and authority required and permitted under the plans and its Charter. The Committee also reviews and approves executive officer, including CEO, compensation, including, as applicable, salary, short-term incentive and long-term incentive compensation levels, perquisites and equity compensation. The Committee Charter reflects its responsibilities and the Committee reviews the Charter annually and recommends any proposed changes to the Board. A copy of the Committee Charter is available at our website, at www.fnb-online.com/about-us, selecting the “Investor Relations and Shareholder Services” option and scrolling to the “Corporate Governance” heading.

Delegation

From time to time, and subject to statutory and regulatory limitations, the Committee may delegate authority to fulfill various functions of administering the Company’s plans to our employees. Currently, it delegates administration of our qualified plans to the Pension Committee, a committee of our senior officers who have the appropriate expertise, experience and background in handling defined benefit and defined contribution plans.

Independent Compensation Consultant

The Committee engaged an independent compensation consultant, McLagan, an Aon company, to assist with evaluating our compensation practices and to provide ongoing advice and recommendations regarding CEO, NEO and director compensation that are consistent with our business goals and pay philosophy. The Committee selected the Consultant for, among other reasons, its reputation for providing comprehensive solutions to complex compensation challenges facing companies and specific expertise in the financial services industry. In addition to McLagan, another Aon company, Radford, provided accounting services to us related to our LTIP. The Committee has reviewed all services provided by McLagan in 2018 and has determined that they are independent with respect to NYSE and SEC standards.

McLagan reported directly to the Chairman of the Committee, and interacted with our CEO, CFO, Executive Vice President, Human Resources and other employees in performance of its duties. Additionally, the CEO regularly attended Committee meetings and discussed with McLagan and the Committee members, both during meetings and outside meetings, the appropriate base salary and short-term and long-term compensation for the other Section 16 officers. The CFO regularly attended meetings of the Committee to discuss Company performance relative to the short-term and long-term plans versus peers. In addition, McLagan communicated with, took direction from and regularly interacted with the Chairman of the Committee and other members of the Committee in addition to attending Committee meetings on an as-needed basis.

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

The following CD&A describes the philosophy, objectives and structure of our fiscal year 2018 (the year ending December 31, 2018) executive compensation program. This CD&A is intended to be read in conjunction with the tables following this section which provide further historical compensation information for our NEOs as identified below.

Name	Position
Vincent J. Delie, Jr.	Chairman, President and CEO
Vincent J. Calabrese, Jr.	Chief Financial Officer
Gary L. Guerrieri	Chief Credit Officer
Robert M. Moorehead	Chief Wholesale Banking Officer
Barry C. Robinson	Chief Consumer Banking Officer

Executive Summary	48
Compensation Determination Process	53
Compensation Philosophy and Objectives	55
Elements of Compensation	56
Additional Compensation Policies and Practices	61

Executive Summary

The generation of record earnings of $365 million and return of over $165 million in dividends directly to shareholders are leading indicators of why the F.N.B. Board of Directors has a high degree of trust and confidence in the management team. During the past 10 years, F.N.B. embarked on a strategy that focused on creating long-term shareholder value. This strategy has transformed an $8 billion financial services company serving smaller markets with a limited product and service offerings into a $33 billion financial enterprise operating in dynamic and diverse growth metropolitan markets in seven states and the District of Columbia, which offer products and services that are as diverse and competitive as those offered by the largest financial institutions in the U.S. During the second half of 2018, we created additional operating leverage through disciplined expense management while also investing in technology, infrastructure, and our people, all of which positions the Company for a successful 2019 and beyond. Our commitment to driving organic growth, focusing on improving efficiency, and building a strong and differentiated brand, creates incremental, sustainable value for all of our constituencies, including our shareholders.

The financial results in 2018 are a clear result of a multi-year business strategy that is supported by the Board of Directors. The Board acknowledges that management has executed on the business strategy which is best seen through 2018 results. As an example, and as shown below, ROATCE is in the top quartile of the Company’s peers on either a reported or operating basis for 2018. This reflects the positive financial returns that F.N.B. has produced by implementing its long-term strategic plan.

  48    F.N.B. Corporation

Compensation Discussion and Analysis

It is important to note that while management has executed on the business strategy in a challenging economic, regulatory and political environment, we acknowledge that the TSR has not been at the level we desire. While management has successfully executed our business plan as demonstrated by top quartile ROATCE results and strong results in other financial metrics, the NEOs and other senior management long-term incentive awards have failed to vest or are not on track to vest as a result of lower than expected shareholder returns. The values reported in the Summary Compensation Table compared to what has actually been realized by management show an appropriate and ongoing pay for performance approach that is fully aligned with shareholder interests. Based on a desire to improve our TSR and respond to investor feedback on our long-term incentive design, we have added ROATA as the primary long-term incentive metric, and retained TSR as a modifying metric to align with shareholder interests. Return on tangible asset measures are foundational to banking and are one of the metrics of financial performance correlated with long-term success of a firm. Over time, we will continue to review the performance metrics we use and we expect our use of them to evolve as appropriate.

We have designed our compensation programs to align our corporate performance and strategic goals with our executive’s total compensation opportunities. In doing so, we seek to ensure that we are being competitive in attracting and retaining the appropriate executive talent, while maintaining good corporate governance practices and aligning management interests with those of our shareholders.

Say-on-Pay Support  and Investor Engagement

At our 2018 Annual Meeting of Shareholders, our say-on-pay proposal received approximately 72% support from our shareholders. After receiving such strong support in the prior year (over 96%), our Committee was disappointed in the 2018 outcome, but it was determined to better understand the factors that drove these results by soliciting input and feedback in connection with our annual shareholder and proxy advisory firm outreach process. In 2018, we reached out to 26 of our top investors, which represented approximately 56% of our shares owned at that time, as well as a leading proxy advisory firm, to discuss executive compensation and governance matters.

2019 Proxy Statement    49

Compensation Discussion and Analysis

These discussions are summarized in the table below, along with the corresponding explanations as to how we addressed these matters:

What We Heard from Shareholders	What We Did in Response
Consider using more than one metric to measure long-term performance

•  For 2018, added ROATA as an additional metric to our LTIP, utilizing ROATA as the primary metric and TSR as a modifier to better convey the alignment of shareholder value with execution of the business strategy. Both of these metrics measure our performance relative to peers.

•  The Committee continues to consider other appropriate long-term performance measures for best aligning executive compensation, shareholder interests and strategic direction.

Demonstrate how pay and performance are aligned over time

•  Added target pay graphs to demonstrate what the Committee intends to pay executives when performance is strong.

•  Provided disclosure of how vesting of our Performance-Based awards granted in 2016, 2017 and 2018 is currently tracking.

CD&A is informative but difficult to navigate and read efficiently

•  Reorganized our CD&A, with a particular emphasis on the Executive Summary section to articulate our performance, the highlights of our compensation program, and the thoughtful pay-setting process undertaken by the Committee.

ESG issues are of increased importance and additional disclosure on these issues would be appreciated

•  Increased our proxy disclosure regarding our policies and practices related to ESG issues.

•  Producing our first Corporate Responsibility Report in 2019.

•  Focusing on sustainability factors and how these link to our corporate strategy.

Consider expanding disclosure of the board evaluation and refreshment process	• Please see our board evaluations disclosure and our refreshment process in our discussion under caption Board Succession and Refreshment.

Summary of 2018 Executive Compensation Actions

Consistent with our philosophy of tying pay to performance, we highlight the following key compensation actions for 2018:

Salaries

•	Increases: In 2018, base salaries for each of our named executive officers increased approximately 2.5% over the prior year to position salaries closer to the median of our Peer Group.

EIC Plan

•	Target Incentive Opportunity - For each NEO, target short-term incentive opportunity remained the same as 2017.

•

Performance Metrics: Incentive payouts for 2018 performance were based on Operating EPS vs. budget, operating ROATCE vs. peers, and operating Efficiency Ratio vs. peers. We believe these measures closely align our annual performance goals and shareholder interests, support our long-term expectations and properly reward management.

  50    F.N.B. Corporation

Compensation Discussion and Analysis

•

Performance Results Relative to Peers: The following chart shows how our 2018 performance for ROATCE and Efficiency Ratio compared to peers. Operating EPS is not included in the chart as it is an absolute measure which is compared to the annual operating budget set by the Board.

For 2018, it is important to note that ROATCE and the Efficiency Ratio are both above the 75th percentile of peers and that we delivered better than plan performance relative to Operating EPS growth.

•	Payout: Based on our performance, we paid executives short-term cash incentives under the plan at 151.87% of target.

Long-Term Incentive Plan

•	Target Incentive Opportunity: For each NEO, target long-term incentive opportunity remained the same as 2017.

•

Plan Structure: We granted our executives equity based on a predefined matrix defining grant values as a percentage of salary. We delivered a majority of the executives’ target long-term incentive (LTI) value in performance-based RSUs (67%) and the remainder in time-based RSUs (33%).

•

Performance Metric: TSR as a long-term incentive measure provides a peer comparison that aligns executives with the shareholders. However, after shareholder outreach sessions and an analysis of peer practices, the 2018 awards incorporated a new metric, making performance-based equity subject to both ROATA and TSR. This change is discussed in more detail in the Long-Term Awards section below. We believe, as long-term measures, ROATA and TSR provide for a good peer comparison that balances both financial return as well as delivering shareholder value.

2019 Proxy Statement    51

Compensation Discussion and Analysis

•	Performance Results Relative to Peers: The following chart shows how our 2018 performance for ROATA and TSR compared to peers.

This is the first year of a three-year performance cycle for the 2018 LTI award. Accordingly, approximately one third into the performance cycle, ROATA is slightly below peer median and TSR is in the second quartile.

Target Pay Mix

The Committee believes that a significant portion of compensation should be contingent on our performance. We also believe that a large portion of compensation should be long-term in nature and align the management team with shareholders. For this reason, Mr. Delie’s target direct compensation is made up of 60% performance-based compensation and 58% long-term compensation.

  52    F.N.B. Corporation

Compensation Discussion and Analysis

Key Compensation Governance Highlights

Policy	Description
Stock Ownership Policy	Our directors and certain senior level managers who participate in the LTIP, including our NEOs, are currently in compliance with our stock ownership policy.
Anti-Hedging Policy	Our anti-hedging policy prohibits our directors, NEOs, and executive officers from engaging in hedging transactions with Company stock.
Clawback Policy

Our compensation recoupment or clawback policy allows our Board to recoup any excess compensation, whether in the form of cash or equity, paid to our NEOs if the Company restates its financial results upon which an award is based due to fraud, intentional misconduct or gross negligence.

Risk Assessment

We annually conduct a risk assessment of all of our compensation plans, and the Committee annually reviews the assessment to ensure the compensation programs do not encourage inappropriate risk taking.

Tax Gross-Ups	Our Board adopted a policy that we will not permit tax gross-up payments

COMPENSATION DETERMINATION PROCESS

Role of the Compensation Committee

We believe strongly that compensation should be rooted in pay-for-performance philosophy. It is the goal of the Committee to reward long-term results that are aligned with shareholder interests by regularly evaluating our NEO compensation programs for both reasonableness and competitiveness to market and to ensure we attract and retain top talent. In addition, the Committee evaluates Board of Director compensation with assistance from its independent compensation consultant as highlighted below. The Committee also reviews the Company’s LTIP, risk factors for the Company’s performance plans and other factors as highlighted in the Compensation Committee’s Charter.

Role of Independent Consultant

The Committee selected McLagan to provide advisory assistance during 2018. During the course of 2018, the Compensation Committee directed McLagan to assist with benchmarking its board of director and executive officer compensation. In addition, McLagan assisted with the review of the LTIP, proxy development and other requests as directed by the Committee.

The Compensation Committee annually evaluates the compensation consultant’s independence and performance under the applicable NYSE listing standards. The Committee believes that working with an independent compensation consultant furthers the Company’s objectives to recruit and retain qualified executives, align their interests with those of shareholders and ensure that their compensation packages will appropriately motivate and reward ongoing achievement of business goals. In 2018, the Committee determined that McLagan continued to be independent under applicable NYSE listing standards and retained them to advise the Committee with respect to compensation of the CEO and other executive officers.

Use of Market-Based Comparisons

We desire our compensation programs to be competitive in the marketplace. With the assistance of McLagan, we identified 19 comparable U.S. commercial banks with assets ranging from $21 billion to $80 billion (as of the time of Peer Group selection in mid-2017 for 2018 compensation decision making).

2019 Proxy Statement    53

Compensation Discussion and Analysis

The following companies constituted our 2018 Peer Group (dollars in thousands):

	Company Name	Ticker	Total Assets 12/31/2018	Total Assets 12/31/2017
1	First Republic Bank	FRC	99,205,204	87,780,507
2	Comerica Inc.	CMA	70,818,000	71,567,000
3	Zions Bancorp. NA	ZION	68,746,000	66,288,000
4	New York Community Bancorp	NYCB	51,899,376	49,124,195
5	People’s United Financial Inc.	PBCT	47,877,300	44,453,400
6	East West Bancorp Inc.	EWBC	41,042,356	37,150,249
7	First Horizon National Corp.	FHN	40,833,117	41,423,388
8	Associated Banc-Corp	ASB	33,647,859	30,483,594
9	Synovus Financial Corp.	SNV	32,669,192	31,221,837
10	Cullen/Frost Bankers Inc.	CFR	32,292,966	31,747,880
11	Valley National Bancorp	VLY	31,863,088	24,002,306
12	Wintrust Financial Corp.	WTFC	31,241,521	27,915,970
13	Hancock Whitney Corp.	HWC	28,235,907	27,336,086
14	Webster Financial Corp.	WBS	27,610,315	26,487,645
15	Umpqua Holdings Corp.	UMPQ	26,939,781	25,680,447
16	Investors Bancorp Inc	ISBC	26,229,008	25,129,244
17	Commerce Bancshares Inc.	CBSH	25,463,842	24,833,415
18	TCF Financial Corp.	TCF	23,699,612	23,002,159
19	Prosperity Bancshares Inc.	PB	22,693,402	22,587,292
	25th Percentile		27,275,048	25,404,846
	50th Percentile		32,292,966	30,483,594
	75th Percentile		44,459,828	42,938,394
	F.N.B. Corporation	FNB	33,101,840	31,417,635
	Percent Rank		58%	58%

We compete for talent with the institutions in our Peer Group, as well as large financial institutions in our geographic markets. As we continue to grow, we continue to add talent from large financial institutions with which we compete in many metropolitan markets. We believe the Peer Group is diverse and provides the necessary depth to be meaningful in setting salary and incentive goals and is an appropriate group from which to benchmark our compensation.

The Committee uses competitive compensation data from the annual total compensation study of peer companies to support its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Committee uses multiple reference points when establishing targeted compensation levels. The Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader U.S. market. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.

  54    F.N.B. Corporation

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

During 2018, the Compensation Committee reviewed and determined it was appropriate to continue the formal executive compensation philosophy it adopted in 2015 to guide future compensation decisions. The overall goal of our compensation program is to pay within a reasonable range of the median for relative peer median performance, below median pay for below relative peer median performance and above median pay for above relative peer median performance, all while considering the skills and experience of each of our NEOs. We believe it is important to continually monitor our peers’ compensation practices and plan designs, and all aspects of our performance metrics, paying particular attention to financial measures and strategic objectives, including successful transactions and other capital actions.

The following table shows why we pay each component and how we intend to position our compensation relative to our Peer Group.

Component	Why We Pay this Component
Salary

We provide base salary to all salaried employees, including the NEOs, in order to provide each employee with a degree of financial certainty. Competitive base salaries further our compensation program objectives by allowing us to attract and retain talented employees by providing a fixed portion of compensation upon which all employees can rely.

Annual EIC Plan

We believe that a significant amount of our NEOs’ compensation should be contingent on our performance. Our annual incentive plan focuses on our Operating EPS, ROATCE and Efficiency Ratio. We believe a focus on those metrics will increase our TSR. By paying a portion of the NEOs’ total compensation in variable incentive pay, we expect to drive our annual performance while increasing long-term shareholder value.

Long-Term Incentive Plan

We believe providing performance-based (2/3 of total equity) and time-based (1/3 of total equity) RSUs is an effective means of promoting long-term stock ownership by NEOs and rewards management for creating long-term shareholder value. We also believe that placing a significant portion of an executive’s compensation in stock, through RSUs, causes executives to focus on long-term performance resulting in risk mitigation and clearly aligns management and shareholder interests.

Direct Compensation	Includes salary, annual incentive plan payouts, and LTIP payouts. To maintain a strong link between pay and performance, we place more weight on performance-based incentives.
Other Benefits and Perquisites

We do not have an active supplemental executive retirement plan (SERP) or pension, and instead promote performance-based compensation. Other perquisites are intended to be in line with market practice, including health and welfare benefits on the same basis as our general employee population.

2019 Proxy Statement    55

Compensation Discussion and Analysis

Elements of Compensation

The various components of the NEOs’ total compensation are detailed below.

Base Salary

Each year the Committee reviews salaries and determines adjustments to each NEO’s base salary based upon an assessment of the performance of the NEO’s job responsibilities, including the impact of such performance and contributions on our financial results. In certain cases, the Committee increases base salary to raise the NEO’s annual salary to reflect more closely the annual salaries of comparably performing Peer Group executives. Typically, we preliminarily review the compensation levels of the CEO and other NEOs in the last quarter of the year to evaluate compensation for the upcoming year, including potential salary adjustments. Accordingly, the Committee increased each of the NEOs’ salaries to remain within a reasonable range of the median of the Peer Group and set their 2018 salaries as noted in the table below.

Name	2017 Salary	2018 Salary	% Increase
Vincent J. Delie, Jr.	$1,050,000	$1,076,000	2.5%
Vincent J. Calabrese, Jr.	$480,000	$492,000	2.5%
Gary L. Guerrieri	$440,000	$451,000	2.5%
Robert M. Moorehead	$425,000	$436,000	2.6%
Barry C. Robinson	$375,000	$384,000	2.4%

Annual Incentive Awards

We intend our EIC Plan to provide additional compensation to our NEOs in the form of performance-based awards that are based on our achievement of certain annual financial objectives. We target short-term, annual incentive compensation of the CEO and the other NEOs such that their compensation is tied directly to the Company’s performance. We measure our annual performance against three weighted target goals set by the Committee:

•	Operating EPS – 70%;

•	ROATCE – 20%;

•	Efficiency Ratio – 10%.

We believe these performance goals are critical to F.N.B.’s growth and profitability, as well as contributors to the long-term creation and preservation of shareholder value. In evaluating performance, the Committee considers in the calculation items not in the normal course of annual operations and their resulting effect on our performance (i.e. significant merger and acquisition transactions, investment gains or losses, corporate and balance sheet restructuring, significant asset sales and other items it deems appropriate in measuring our performance against the target goal). We set the target incentive award level for each NEO based upon market-competitive incentive opportunities as provided by McLagan for executives performing similar duties, and the Committee has the sole discretion to determine all annual bonuses for the CEO and other NEOs.

2018 Performance Goals

Our 2018 performance goals are reflected in the table below.

Key Performance Measurement (Non-GAAP)	Weight	Threshold	Target	Maximum
Operating EPS vs. Operating Budget	70%	$1.004 (90% Budget)	$1.115 (100% Budget)	$1.227 (110% Budget)
ROATCE vs. Peer Group	20%	25th Percentile	50th Percentile	75th Percentile
Efficiency Ratio vs. Peer Group	10%	25th Percentile	50th Percentile	75th Percentile

We calculate performance for each specific key performance measurement independently to determine the payout for that key performance measurement. The sum of the awards for each key performance measurement determines the total incentive award.

  56    F.N.B. Corporation

Compensation Discussion and Analysis

2018 Incentive Opportunities

The CEO and other NEOs have an incentive opportunity expressed as a percentage of each of their base salaries.

The potential incentive opportunities established for each NEO in 2018 were the same as 2017 as follows:

Name	Below Threshold	Threshold (50%)	Target (100%)	Maximum (200%)
Vincent J. Delie, Jr.	0%	50%	100%	200%
Vincent J. Calabrese, Jr.	0%	40%	80%	160%
Gary L. Guerrieri	0%	30%	60%	120%
Robert M. Moorehead	0%	30%	60%	120%
Barry C. Robinson	0%	30%	60%	120%

2018 Performance and Earned Incentive Awards

The chart below reflects the Company’s 2018 performance for purposes of our EIC Plan:

Key Performance Indicator (Non-GAAP)	Weight	Target 100%	Actual Results	Actual Performance (% of Target Payout)(1)	Payout Percent
Operating EPS vs. Operating Budget	70%	$1.115	$1.150(2)	131.2%	91.87%
ROATCE vs. Peer Group (Percentile)	20%	50th percentile	91st percentile	200.0%	40.00%
Efficiency Ratio vs. Peer Group (Percentile)	10%	50th percentile	79th percentile	200.0%	20.00%
Total	100%				151.87%

(1)	Performance results between target and maximum is interpolated between levels.

(2)	A reconciliation of reported EPS to adjusted Operating EPS amounts is as follows (the amount represents the after-tax amount):

EPS	After Tax Adjustments	Amount
As reported (GAAP)		$1.120
	Branch Consolidation Costs	$0.016
	High Dollar Medical Claim	$0.006
	Other Adjustments(a)	$0.008
As adjusted Operating EPS (Non-GAAP)		$1.150

(a)  Other adjustments include $0.9 million for the discretionary 401(k) contributions following tax reform, $1 million related to a computation error by the Pennsylvania Department of Revenue regarding a prior year unemployment tax assessment and an expense for unrealized performance-based awards of $1.1 million.

Long-Term Awards

F.N.B. believes a large portion of an executive’s pay package should align executive interests with those of shareholders. As such, we have annually granted our executives a mix of time-based and performance-based RSUs. These grants reward NEOs based on the Company’s achievement of certain financial objectives, in the case of performance-based awards, and assist with the retention of key executives.

2019 Proxy Statement    57

Compensation Discussion and Analysis

In 2018, long-term incentive awards were divided into two components:

•	67% performance-based awards (Performance-Based Awards) and

•	33% time-based awards (Time-Based Awards).

We believe this allocation of equity awards is appropriate to reward NEOs for loyalty to the Company, encourage stock ownership, provide increased ownership and retain our key executives. The Performance-Based Awards help drive our performance, while creating shareholder value by linking the shareholders’ interests and the NEOs’ interests in long-term success. The NEO will forfeit both types of awards if the NEO terminates employment before the cliff vesting date, other than as a result of retirement, death or disability.

Our Compensation Committee establishes a target award level for each NEO based upon the executive officer’s level of responsibility and sets the levels such that the award amount increases as the officer’s level of responsibility in the organization increases. At the time of granting the awards, the Committee sets the award amount for each participant level in a manner designed to provide competitive long-term compensation based on data provided by McLagan as market-competitive incentive opportunities for executives performing similar duties. The targets for 2018 were the same as 2017 and are as set forth below:

Name	LTI Plan Opportunity (% of Salary)
Vincent J. Delie, Jr.	270%
Vincent J. Calabrese, Jr.	175%
Gary L. Guerrieri	75%
Robert M. Moorehead	75%
Barry C. Robinson	75%

The following table shows the target value of the 2018 grants for each of the NEOs. These awards will not vest until 2021 and the Performance-Based Awards only vest if our performance meets the requirements set forth in the awards.

Name	Performance- Based ($)	Time- Based ($)
Vincent J. Delie, Jr.	1,973,133	958,727
Vincent J. Calabrese, Jr.	584,774	284,132
Gary L. Guerrieri	229,743	111,630
Robert M. Moorehead	222,091	107,922
Barry C. Robinson	195,604	95,048

In setting target levels, we also believe it is appropriate to understand the ownership levels of our NEOs that resulted from prior award grants and the ultimate vested amount of stock, including our NEOs ownership levels as compared to peers. We periodically conduct a review of the ownership levels of our NEOs compared to peers and their overall ownership levels. Our most recent analysis indicates that our NEOs as a group, and our CEO and CFO individually, are in the bottom quartile of stock ownership compared to our peers despite our continued strong growth in total revenue, net income, earnings per share and tangible book value per common share.

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Compensation Discussion and Analysis

Operating Earnings Per Diluted Common Share

15% CAGR

2019 Proxy Statement    59

Compensation Discussion and Analysis

Performance-Based Awards

Our 2018 Performance-Based Awards are designed to align management’s long-term incentive compensation with our financial performance as measured through ROATA over a three-year performance period. These awards will not vest and the NEOs will not receive any shares or payment if the minimum relative ROATA performance is not achieved. If the ROATA performance criteria discussed below is achieved, the number of Performance-Based Awards that vest is adjusted to reflect the degree of achievement upon relative TSR compared to a group of peer financial institutions. The combination of these two metrics provides for a balanced set of goals which measure and reward using both a financial measure (ROATA) and a shareholder measure (TSR) over a three-year performance period.

First, the Company’s financial performance goals are based on our relative ROATA during a three-year performance period versus our Peer Group, and set forth below:

Performance Level	Percent Rank	Vesting Percentage
Threshold	25th Percentile	25% of Target
Target	50th Percentile	100% of Target
Maximum	75th Percentile	175% of Target

Second, after determining the award level based on ROATA, the award may be adjusted plus or minus 25% based on our TSR performance versus peers. TSR performance at peer median results in no adjustment to the award. If our performance is at or below the 25th percentile, the award is adjusted downward 25%. If performance is at or above the 75th percentile, the award is adjusted upward 25%. For both ROATA and TSR, there is interpolation between all performance levels.

We believe the size of the Peer Group (19) is large enough to reduce potential volatility that may result when peer financial institutions are acquired during the three-year performance period and, therefore, are unavailable for measurement comparison purposes. We expect the Peer Group to provide a meaningful comparison based upon our current asset size and anticipated growth over the award performance period.

Performance of our Past Performance-Based Awards

Over the last several award cycles (2014-2017), executives received performance-based awards based exclusively on our relative TSR performance versus our peers. Since our TSR underperformed our peers over these performance periods, our Performance-Based Awards have not vested, including the 2015 grants whose performance period ended in 2018. We believe that examining our awards through this lens is one way to see our pay-for-performance philosophy in action.

The reported pay values that are described pursuant to the rules governing disclosures in this proxy statement as set forth in the Summary Compensation Table and the Grants of Plan-Based Awards tables that follow the CD&A herewith are significantly different (higher) than what our executives actually received or are currently on track to receive in the future. As an example of this, the following table shows the Performance-Based Award grants made to our CEO in the past three performance periods. These are Performance-Based shares with a cumulative

  60    F.N.B. Corporation

Compensation Discussion and Analysis

grant date value of $3,860,294 reported in the tables that the CEO did not earn, or that are likely not to be earned, due to the TSR being below the threshold for payment during these performance periods, thus reducing the actual compensation realized from what is disclosed in those tables.

Additional Compensation Policies and Practices

Management Stock Ownership Policy

We maintain a Management Stock Ownership Policy that requires the CEO, the other NEOs and certain senior management who participate in the LTIP, the 2007 Plan, and any successor plan to have varying levels of stock ownership based upon the officer’s participation level in the plan. The policy requires participants to hold the lesser of a specific share amount or a number of shares equal to a specific dollar threshold that is a multiple of the participant’s salary. We believe that this policy aligns management and shareholder interests and acts as a risk mitigant because our NEOs have a significant long-term stake in our success. Under our policy, acceptable forms of stock ownership include:

•	shares owned individually and by immediate family
•	long-term stock awards, including all restricted stock and unit awards
•	shares held in the 401(k) Plan

Specific ownership guidelines for the NEOs are as follows:

Named Executive Officer	Share Value	Number of Shares	Compliance
Vincent J. Delie, Jr.	5 x salary	250,000	met
Vincent J. Calabrese, Jr.	3 x salary	100,000	met
Gary L. Guerrieri	3 x salary	100,000	met
Robert M. Moorehead	3 x salary	100,000	met
Barry C. Robinson	3 x salary	100,000	met

We annually review progress toward achieving the ownership guidelines. Our NEOs are required to reach the stock ownership guidelines within five years after the later of any of the following events: commencement of participation in the long-term incentive portion of the 2007 Plan; promotion to a higher participation level; or, we increase a participant’s ownership requirement. If an NEO does not hold the required share amount after the five-year period, the NEO will receive any future incentive awards as stock, in lieu of cash, that the participant must hold until he or she reaches the applicable required ownership level. All of our NEOs currently meet the required stock ownership levels based on prior policies and are within the time period allotted to achieve the level required under our current stock ownership guidelines.

Retirement and Other Post-Employment Benefits

All employees are eligible to participate in a 401(k) Plan. All salaried employees hired before January 1, 2008, except employees of First National Insurance Agency, LLC (FNIA), participated in our defined benefit pension plan, the Retirement Income Plan (RIP), through December 31, 2010. At that time, we froze each participant’s accrued benefit amount and ceased future accruals.

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Compensation Discussion and Analysis

In general, we have designed our retirement plans to provide NEOs and other employees with financial security after retirement. We provide matching contributions and a performance-based contribution under the 401(k) Plan for all employees, including the NEOs. Previously, we offered a defined benefit pension plan, the RIP. We detail its benefits to employees more particularly in the narrative accompanying the 2018 Pension Benefits table. Additionally, due to Code limits on the amount of compensation that may be recognized for tax-qualified retirement plans, certain NEOs were unable to make the full amount of contributions to the 401(k) Plan and the amount of their total pay that is included in the calculation of their pension benefit is limited. Therefore, we offered the F.N.B. Corporation ERISA Excess Retirement Plan (Excess Plan) and continue to offer the F.N.B. Corporation ERISA Excess Lost Match Plan to allow any affected employee, including the NEO’s, to receive the full benefit intended by the qualified retirement plans. In 2010, we amended the Excess Plan consistent with the amendments to the RIP.

In addition to those plans, we previously provided to some senior executives, including Mr. Guerrieri, a supplemental executive retirement plan, called the Basic Retirement Plan (BRP), which is designed to supplement the benefits provided by the RIP and the Excess Plan. The purpose of the BRP was to ensure a minimum level of retirement income for the NEOs and other senior officers who participated in the plan. We closed the BRP to new participants and ceased future accruals for all participants, effective December 31, 2008.

Post-Employment and Change in Control Payments

We believe post-retirement compensation is necessary to attract and retain talented executives and that our post-retirement benefits are competitive in the industry and provide NEOs with appropriate retirement benefits.

We provide severance and change in control payments through employment contracts that provide additional security for our NEOs. We determined that the continued retention of the services of our NEOs on a long-term basis fosters stability of senior management through retention of well-qualified officers. The 2018 Potential Payments Upon Termination or Change in Control tables and accompanying narrative detail the NEOs’ employment contracts.

The RIP benefit is determined by a precise formula set forth in the plan document and explained in the narrative accompanying the 2018 Pension Benefits table. The ERISA Excess Lost Match Plan and Excess Plan benefit formulas are based upon the specific opportunity or the amounts lost by the participant due to Code limits and are more fully detailed in the 2018 Non-Qualified Deferred Compensation and 2018 Pension Benefits tables and narratives. The benefit under the BRP is a monthly benefit equal to a target benefit percentage based on years of service at retirement and a designated tier as determined by the Committee and detailed in the narrative accompanying the 2018 Pension Benefits table. We do not grant extra years of credited service under any of our qualified or non-qualified plans. The termination and change in control benefits for NEOs were set by contract and are described more fully in the 2018 Potential Payments Upon Termination or Change in Control tables and in the narrative accompanying the 2018 Summary Compensation Table.

Other Benefits and Perquisites

The NEOs participate in a wide array of benefit plans that are generally available to all employees of the Company, including the RIP* and the 401(k) Plan. Benefits primarily consist of participation in the Company’s defined benefit, defined contribution and health and welfare benefit plans. In addition, some of the NEOs receive perquisites in the form of club membership dues, a company car and other perquisites detailed as part of the 2018 Summary Compensation Table and accompanying narrative. We provide club membership dues to certain NEOs in order to provide them with the ability to engage in business development activities, including entertaining customers, potential customers and various business, community and political contacts, which is an integral part of our industry. Similarly, we provide certain NEOs a company car for purposes of appropriate transportation for entertainment of customers, vendors and business contacts and traveling between our facilities. It is the Committee’s policy that it will not include tax gross-ups in any new or amended employment agreements.

*

As noted in the Retirement and Other Post-Employment Benefits section, we closed the RIP to employees hired after December 31, 2007, and froze all benefits for all participants effective December 31, 2010.

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Compensation Discussion and Analysis

Tax and Accounting Treatment of Compensation

On December 22, 2017, President Trump signed into law the “Tax Cuts and Jobs Act” (Tax Act) which included significant changes to the executive compensation deduction rules in Section 162(m) of the Code. The Tax Act changed the scope of the employees covered by Section 162(m) of the Code and limits the deductibility of compensation in excess of one million dollars paid to the CEO, CFO and the other three most highly compensated executive officers. The Tax Act eliminated the performance-based compensation exception under Section 162(m) effective January 1, 2018, subject to a special rule that “grandfathers” certain awards or arrangements that were in effect on or before November 2, 2017. We intended for Performance-Based Awards of RSUs and annual incentive compensation granted under our 2007 Plan granted prior to the effective date of the Tax Act, to meet the performance-based compensation exception to the annual million dollar limitation. However, there can be no assurance that any amounts paid will be deductible under Section 162(m). While we are cognizant of the tax deduction limitations applicable to our compensation program for NEOs, we may set compensation levels or structure arrangements outside the deduction limitations if we deem the amount of compensation appropriate. The Committee has the discretion to establish the compensation paid, or intended to be paid or awarded to the NEOs, as the Committee may determine is in our and our shareholders’ best interests. This is an important feature of our compensation practices because it provides the Committee with sufficient flexibility to respond to specific situations we encounter.

In addition, Section 409A of the Code provides for an additional tax on executives with respect to various features of deferred compensation arrangements. We have made the appropriate changes to our non-qualified retirement plans and employment agreements to help to ensure compliance with Code Section 409A and to attempt to avoid adverse impacts on F.N.B. or its executive officers as a result of Section 409A. We do not expect these changes to have a material tax or financial effect on us.

As discussed above, we have calculated and discussed with the Committee the tax impact to us and the executives of each of our cash and equity compensation awards and agreements. We also calculate and monitor the accounting expense related to equity-based compensation using the guidance of Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis of this proxy statement with the Company’s management and, based on such review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement. Portions of this proxy statement, including the Compensation Discussion and Analysis, have been incorporated by reference into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2018.

Respectfully submitted,

David J. Malone, Chair

Robert A. Hormell

David L. Motley

John S. Stanik

William J. Strimbu

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Compensation Committee Report

2018 Summary Compensation Table

The following table shows the total compensation paid or earned by the Company’s CEO, CFO and the three most highly-paid executive officers other than the CEO and CFO who were employed as of December 31, 2018. Each of the above is referred to as an NEO and together, NEOs. The amounts include services rendered in all capacities to us and our subsidiaries for our year ended December 31, 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Vincent J. Delie, Jr. President and CEO	2018	1,075,500	0	2,986,886	0	1,634,121	0	265,182	5,961,689
	2017	1,029,808	0	2,716,739	0	1,334,340	20,128	248,348	5,349,363
	2016	928,008	0	2,263,817	0	1,220,516	12,295	169,132	4,593,768
Vincent J. Calabrese, Jr. Chief Financial Officer	2018	491,769	0	868,906	0	597,760	0	98,329	2,056,764
	2017	470,769	0	787,395	0	487,987	11,104	86,825	1,844,080
	2016	460,008	0	740,643	0	423,502	7,228	77,435	1,708,816
Gary L. Guerrieri Chief Credit Officer	2018	450,789	0	341,373	0	410,960	0	71,604	1,274,726
	2017	431,539	0	309,348	0	335,491	95,521	80,051	1,251,950
	2016	390,000	0	285,439	0	256,464	60,571	57,870	1,050,344
Robert M. Moorehead Chief Wholesale Banking Officer	2018	435,789	0	330,013	0	397,292	0	67,489	1,230,583
	2017	416,827	0	298,797	0	324,054	0	61,955	1,101,633
	2016	375,000	0	274,450	0	246,600	0	55,466	951,516
Barry C. Robinson Chief Consumer Banking Officer	2018	383,827	0	290,652	0	349,908	0	51,930	1,076,317
	2017	367,788	0	263,657	0	285,930	0	36,608	953,983
	2016	350,016	0	256,160	0	230,171	0	30,760	867,107

(1)	Payments under the Company’s annual incentive plan for 2018 are reported in the Non-Equity Incentive Plan Compensation column instead of in the Bonus column, in accordance with SEC requirements.

(2)

The restricted stock award amounts shown in this table represent the dollar amount of awards granted during the fiscal year determined pursuant to ASC Topic 718. The actual amount that will vest in future years is uncertain. Assumptions used in the calculation of this amount are included in Note 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2018, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2019. The restricted stock awards granted under the 2007 Plan vest either after (i) the NEO’s continued employment with the Company or one of its affiliates for three years or (ii) the Company’s achievement of performance goals and the NEO’s continued employment with the Company or one of its affiliates for three years. We issued Time-Based Awards and Performance-Based Awards in RSUs. The RSUs earn dividend equivalents, which are subject to the same restrictions and vesting schedule as the underlying RSUs. The amounts reflected in the table assume that each NEO will perform the requisite service and we will achieve the required performance goals at target levels. The actual performance cannot be determined for three years and could be zero. For 2018, the grant date fair values of Performance-Based Awards were: Mr. Delie, $1,973,133; Mr. Calabrese, $584,774; Mr. Guerrieri, $229,743; Mr. Moorehead, $222,091; and Mr. Robinson, $195,604. At the maximum level of performance, the performance-based awards would be: Mr. Delie, $4,316,227; Mr. Calabrese, $1,279,187; Mr. Guerrieri, $502,568; Mr. Moorehead, $485,825; and Mr. Robinson, $427,880. The amount for Mr. Delie also includes stock awards valued at $55,026 for service as a director in 2018 that vested immediately upon grant. (See narrative under the Director Compensation discussion of this proxy statement.)

(3)

Amount earned by the NEO as an annual incentive bonus under our EIC Plan, based upon the Company’s performance. The EIC Plan is discussed in further detail in the CD&A under the heading Annual Incentive Awards.

(4)

The amounts in this column reflect the actuarial change in the present value of the NEO’s benefit under all of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements and include amounts that the NEO may not currently be entitled to receive because such amounts are not vested. Our pension plans are described in the narrative accompanying the 2018 Pension Benefits table. Note that the change in values for 2018 for Messrs. Delie, Calabrese and Guerrieri was actually a decrease of $15,731, $7,591 and $59,246, respectively. However, based on the SEC’s interpretive guidance, the amount shown in the 2018 Summary Compensation Table should not be less than $0. Therefore, the amount shown above for Messrs. Delie, Calabrese and Guerrieri is shown as $0. We do not pay or provide above-market interest under Non-Qualified Deferred Compensation Plans.

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Compensation Committee Report

(5)	All other compensation as reported in this column for 2018 is comprised of the following amounts:

Name	Perquisites and other Personal Benefits ($)(a)	401(k) Match and Company Contributions ($)	Lost Match ($)(b)	Total All Other Compensation ($)
Vincent J. Delie, Jr.	120,592	16,500	128,090	265,182
Vincent J. Calabrese, Jr.	39,544	16,500	42,285	98,329
Gary L. Guerrieri	24,427	16,500	30,677	71,604
Robert M. Moorehead	21,899	16,500	29,090	67,489
Barry C. Robinson	11,745	16,500	23,685	51,930

(a)

The dollar amount of the perquisite or other personal benefits represents the incremental cost to us of providing the benefit. This column includes the costs of social club dues for Messrs. Delie, Calabrese, Guerrieri and Moorehead; personal financial planning for Messrs. Delie and Calabrese; executive physical for Mr. Guerrieri; personal use of company-provided automobiles for Messrs. Delie, Calabrese, Guerrieri and Robinson; parking fees for Messrs. Delie, Calabrese, Guerrieri and Moorehead; and personal use of corporate aircraft for Mr. Delie. The incremental cost of Mr. Delie’s use of the aircraft in 2018 was $65,308. The valuation of the Company provided automobiles was calculated as our current year depreciation or leasing expense for the automobile plus all costs incurred related to the automobile (including, but not limited to, the cost of insurance, gas, car washes, repairs, registration and inspection fees), less our mileage reimbursement allowance for business miles driven by employees who use their own automobile for business purposes. Because our Compensation Committee has a strong preference for our CEO to take all of his flights on the corporate aircraft (personal and business), our Compensation Committee amended our Aircraft Usage Policy to authorize our CEO to use the aircraft for personal travel during times when it is not being used for business travel. In authorizing such personal usage, our Compensation Committee considered the advantages that personal aircraft usage offers the Company, including mitigating security risks and encouraging reduced travel time, thereby promoting the CEO’s availability, efficiency and productivity. Our Aircraft Usage Policy contains procedures to document the principles to be applied in determining the classification of a flight as business or personal and the calculation of the aggregate incremental cost for perquisite purposes, including definitions of personal use and enhanced methodologies for allocating cost between business and personal use in complex travel circumstances.

In view of our certain operational restrictions and administrative efficiencies, we operate our corporate aircraft under Federal Aviation Administration rules and regulations that limit our ability to accept reimbursement for personal flights on our aircraft. The incremental cost to F.N.B. for personal aircraft use is calculated by multiplying the total number of personal flight hours by the total variable cost and dividing that number by the total passenger miles for 2018. The total variable cost includes costs related to maintenance, crew expenses, pro rata cost of extra fuel due to additional weight, meals, beverages, landing fees and ground transportation services. Since the aircraft is used primarily for business travel, total variable cost does not include the calculation of fixed costs that do not change based on particular usage, such as crew salaries, insurance, aircraft management services, hangar rental, capital improvement costs intended to cover a multi-year period, and other fixed costs not affected by the presence of additional passengers.

(b)	This amount reflects Company contributions during the year to the ERISA Excess Lost Match Plan as more fully described in the narrative accompanying the 2018 Non-Qualified Deferred Compensation table.

The foregoing 2018 Summary Compensation Table does not include certain fringe benefits generally made available on a non-discriminatory basis to all of our salaried employees such as group health insurance, dental insurance, vision insurance, life insurance, accidental death and dismemberment insurance and long-term disability insurance, which we consider to be ordinary and incidental business costs and expenses.

In 2010, the Committee made a policy decision not to provide tax gross-ups in any new or amended employment agreements.

Mr. Delie became CEO in 2012 and entered into his employment agreement with us and FNBPA on December 15, 2010. Mr. Delie’s contract has an initial term of three years and, unless sooner terminated, automatically extends for one year on the anniversary of the commencement date such that, on the anniversary date, the contract has a three-year term. Either party may terminate the automatic renewal provision by providing the other party with 30 days’ advance written notice of non-renewal prior to the anniversary of the commencement date. Currently, Mr. Delie’s employment agreement runs through December 2021. Under the terms of the agreement, Mr. Delie is entitled to receive a base salary that may be increased from time to time as determined by the Committee. Additionally, in 2018, Mr. Delie was eligible to participate in our annual incentive compensation plan at a target award level of 100% of his base salary. Thus, he had the possibility of achieving a bonus between 0% and 200% of his base salary. The severance and change in control provisions of Mr. Delie’s employment agreement are described in the narrative accompanying the 2018 Potential Payments Upon Termination or Change in Control tables.

Mr. Calabrese serves as our CFO and entered into the employment agreement, the amounts for which are detailed in the 2018 Summary Compensation Table, with FNBPA on February 21, 2013. The initial term of the

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Compensation Committee Report

agreement was for two years, and automatically extends for a one-year period on each anniversary of its commencement date such that, on the anniversary date, the contract has a 2-year term unless sooner terminated. Either party may terminate the automatic renewal of the agreement by providing the other with 60 days’ advance written notice of non-renewal. Mr. Calabrese’s contract runs through February 2021. Under the terms of the agreement, Mr. Calabrese receives a base salary that may be increased from time to time as determined by the Committee. Additionally, Mr. Calabrese is eligible to participate in our annual incentive compensation and bonus plans at the discretion of the Committee with a target award level of 80% of base salary for 2018. Thus, he had the possibility of achieving a bonus between 0% and 160% of his base salary. The severance and change in control provisions of Mr. Calabrese’s employment agreement are described in the narrative accompanying the 2018 Potential Payments Upon Termination or Change in Control tables.

Mr. Guerrieri serves as our Chief Credit Officer. He entered into an employment contract with FNBPA on January 25, 2002. Mr. Guerrieri’s contract had an initial term of two years and automatically extends for a one-year period on the anniversary of its commencement date such that, on the anniversary date, the contract has a two-year term, unless either party terminates the contract sooner. Either party may terminate the automatic renewal of the agreement by providing the other 60 days’ advance written notice of non-renewal. Mr. Guerrieri’s contract runs through January 2021. Under the terms of the agreement, Mr. Guerrieri receives a base salary, as reflected in the 2018 Summary Compensation Table that may be increased from time to time as determined by the Committee. Mr. Guerrieri is also eligible to participate in our annual incentive compensation and bonus plans at the Committee’s discretion. Mr. Guerrieri’s target award level for annual incentive compensation was 60% of his base salary for 2018. Thus, he has the possibility of achieving a bonus between 0% and 120% of his base salary. The severance and change in control provisions of Mr. Guerrieri’s employment agreement are described in the narrative accompanying the 2018 Potential Payments Upon Termination or Change in Control tables. In December 2008 and December 2012, we amended Mr. Guerrieri’s contract in order to comply with and clarify certain points related to Code Section 409A.

Mr. Moorehead is our Chief Wholesale Banking Officer and entered into his current employment agreement on September 10, 2015. Mr. Robinson serves as our Chief Consumer Banking Officer and entered into his current employment agreement on November 4, 2015. The agreements are for an initial term of two years and automatically renew such that, on the anniversary date, they have two years remaining. Under the terms of the contracts, Messrs. Moorehead and Robinson receive base salaries as reflected in the 2018 Summary Compensation Table that may be increased from time to time as determined by the Committee. They are eligible to participate in our annual incentive compensation and bonus plans at the Committee’s discretion. Their target award level for annual incentive compensation in 2018 was 60% of base salary with the possibility of achieving between 0% and 120% of base salary. The severance and change in control provisions of Messrs. Moorehead’s and Robinson’s employment agreements are described in the narratives accompanying the 2018 Potential Payments Upon Termination or Change in Control tables.

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Compensation Committee Report

2018 Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards to the NEOs for 2018:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Award Type (1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vincent J. Delie, Jr.	EIC	n/a	0	1,076,000	2,152,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	RSU-TB	4-2-2018	n/a	n/a	n/a	n/a	n/a	n/a	72,907	n/a	n/a	958,727
	RSU-PB	4-2-2018	n/a	n/a	n/a	27,754	148,022	323,798	n/a	n/a	n/a	1,973,133
	DIR	5-16-2018	n/a	n/a	n/a	n/a	n/a	n/a	4,070	n/a	n/a	55,026
Vincent J. Calabrese, Jr.	EIC	n/a	0	393,600	787,200	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	RSU-TB	4-2-2018	n/a	n/a	n/a	n/a	n/a	n/a	21,607	n/a	n/a	284,132
	RSU-PB	4-2-2018	n/a	n/a	n/a	8,225	43,869	95,963	n/a	n/a	n/a	584,774
Gary L. Guerrieri	EIC	n/a	0	270,600	541,200	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	RSU-TB	4-2-2018	n/a	n/a	n/a	n/a	n/a	n/a	8,489	n/a	n/a	111,630
	RSU-PB	4-2-2018	n/a	n/a	n/a	3,232	17,235	37,702	n/a	n/a	n/a	229,743
Robert M. Moorehead	EIC	n/a	0	261,600	523,200	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	RSU-TB	4-2-2018	n/a	n/a	n/a	n/a	n/a	n/a	8,207	n/a	n/a	107,922
	RSU-PB	4-2-2018	n/a	n/a	n/a	3,124	16,661	36,446	n/a	n/a	n/a	222,091
Barry C. Robinson	EIC	n/a	0	230,400	460,800	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	RSU-TB	4-2-2018	n/a	n/a	n/a	n/a	n/a	n/a	7,228	n/a	n/a	95,048
	RSU-PB	4-2-2018	n/a	n/a	n/a	2,751	14,674	32,099	n/a	n/a	n/a	195,604

(1)

Award types are as follows: EIC is an annual incentive cash award, RSU-TB is a long-term time-based restricted stock unit award, RSU-PB is a long-term performance-based restricted stock unit award and DIR is the annual director stock award.

(2)

The amounts shown represent the threshold, target and maximum amounts to be earned by the NEO under the annual incentive compensation program based upon our performance during 2018. The amounts actually earned for 2018 were above the target and are reflected in the Non-Equity Incentive Plan Compensation column of the 2018 Summary Compensation Table.

(3)

For awards granted April 2, 2018, the amounts shown represent the threshold, target and maximum unit amounts that could be earned by the NEO under performance-based RSU awards based upon the Company’s performance during a three-year performance period commencing January 1, 2018, through December 31, 2020, provided the NEO remains continuously employed through the April 1, 2021 vesting date. As of December 31, 2018, we believe that it is probable that we will achieve the performance conditions between the threshold and target levels for the awards granted April 2, 2018. We will not know the actual amount that vests until 2021. If we meet the performance conditions, and the NEO terminates service prior to the vesting date, the program may provide partial vesting depending on the reason for termination as more particularly detailed in the 2018 Potential Payments Upon Termination or Change in Control tables. In 2018, the awards were in RSUs as more particularly described in the Long-Term Awards Section above.

(4)

The amount shown represents the number of time-based RSUs granted April 2, 2018, which will vest if the NEO remains continuously employed until the April 1, 2021, vesting date. The amount for Mr. Delie also includes annual director stock awards as more particularly detailed in the 2018 Summary Compensation Table and the narrative under the Director Compensation discussion of this proxy statement.

(5)

The amount shown represents the grant date fair value as determined under ASC Topic 718 of all time-based restricted stock unit awards and all performance-based restricted stock unit awards, assuming payout at target levels, granted in 2018.

Participants who terminate service prior to year end are not eligible for annual incentive compensation under the program. In the event of death, disability, or retirement (i.e., age 55 with five years of service) during the year or before we make payment of the annual incentive award amount, the Committee may approve a discretionary pro-rata award. The program provides for payment in the case of a change in control as more particularly detailed in the 2018 Potential Payments Upon Termination or Change in Control tables.

We issue time-based and performance-based awards in the form of RSUs that earn dividend equivalents that are subject to the same restrictions and vesting schedule as the underlying RSUs. The program allows for accelerated or pro-rated vesting of the RSUs in the case of death, disability, retirement, or change in control as more particularly detailed in the 2018 Potential Payments Upon Termination or Change in Control tables.

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There are 2,332,770 shares remaining available for awards under the 2007 Plan, which represent 0.7% of the outstanding shares of our common stock.

2018 Outstanding Equity Awards at Fiscal Year-End(1)

The following table sets forth certain information summarizing the outstanding equity awards of each NEO as of December 31, 2018.

	Option Awards(2)					Stock Awards(3)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Vincent J. Delie, Jr.	0	0	0	0	n/a	412,529	4,059,285	93,865	923,632
Vincent J. Calabrese, Jr.	0	0	0	0	n/a	146,196	1,438,569	29,014	285,498
Gary L. Guerrieri	0	0	0	0	n/a	24,608	242,143	11,319	111,379
Robert M. Moorehead	0	0	0	0	n/a	23,741	233,611	10,918	107,433
Barry C. Robinson	0	0	0	0	n/a	21,339	209,976	9,831	96,737

(1)	All awards were made under the 2007 Plan.

(2)

Options may be granted under the 2007 Plan with up to a ten-year expiration date and with a strike price of no less than 100% of the closing sales price of our common stock on the NYSE on the business day preceding the award date. Options cannot be transferred or assigned by a participant under the 2007 Plan, other than by will or pursuant to the laws of succession. We have not issued stock options for any year reported in the 2018 Summary Compensation Table.

(3)

Stock Awards are RSUs awarded under the 2007 Plan subject to a restriction period and/or satisfaction of one or more performance-based criteria, as determined by the Committee. Unless otherwise determined by the Committee, if a participant terminates employment with us or our subsidiaries for a reason other than retirement, disability, death or change in control, as detailed in the 2018 Potential Payments Upon Termination or Change in Control tables, before the expiration of the applicable restriction period, the participant will forfeit any RSUs that are still subject to a restriction. When RSUs vest, the participant recognizes ordinary income on the then market value of the shares, and we receive a tax deduction in that same amount.

(4)

RSUs in this column consist of all time-based RSUs outstanding and performance-based RSUs that will vest if the NEO remains employed on the vesting date because we have already met the performance thresholds. These RSUs are scheduled to vest as follows:

Vesting Date	Mr. Delie	Mr. Calabrese	Mr. Guerrieri	Mr. Moorehead	Mr. Robinson
January 16, 2019	207,878	83,152	0	0	0
April 1, 2019	63,922	21,340	8,224	7,908	7,382
April 1, 2020	65,655	19,455	7,643	7,382	6,514
April 1, 2021	75,074	22,249	8,741	8,451	7,443

(5)

As of December 31, 2018, the awards granted in 2016, 2017 and 2018 were tracking below threshold. For the purposes of the disclosure requirements related to this table, we have reported them at the threshold level. Based on these assumptions, these RSUs are scheduled to vest as follows:

Vesting Date	Mr. Delie	Mr. Calabrese	Mr. Guerrieri	Mr. Moorehead	Mr. Robinson
April 1, 2019	31,961	10,670	4,112	3,954	3,691
April 1, 2020	33,325	9,874	3,879	3,747	3,306
April 1, 2021	28,579	8,470	3,328	3,217	2,834

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2018 Option Exercises and Stock Vested(1)

The following table contains information concerning the aggregate option exercises and the vesting of restricted stock by the NEOs in 2018.

	Option Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Vincent J. Delie, Jr.	0	0	27,915	375,457
Vincent J. Calabrese, Jr.	0	0	9,984	134,285
Gary L. Guerrieri	0	0	7,573	101,857
Robert M. Moorehead	0	0	2,927	39,368
Barry C. Robinson	0	0	2,858	38,440

(1)	All awards were made under the 2007 Plan.

(2)

The amount included in the table above reflects a value realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date. All vested shares were time-based and vested as a result of the NEO being employed by us during the entire required period.

2018 Pension Benefits

The following table contains information concerning the pension benefits for each NEO as of December 31, 2018:

Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
Vincent J. Delie, Jr.	F.N.B. Corporation Retirement Income Plan F.N.B. Corporation ERISA Excess Retirement Plan	5.17 5.17	113,068 37,885	0 0
Vincent J. Calabrese, Jr.	F.N.B. Corporation Retirement Income Plan F.N.B. Corporation ERISA Excess Retirement Plan	3.75 3.75	82,113 5,964	0 0
Gary L. Guerrieri	F.N.B. Corporation Retirement Income Plan F.N.B. Corporation ERISA Excess Retirement Plan F.N.B. Corporation Basic Retirement Plan	24.17 24.17 22.17	658,185 100,936 59,808	0 0 0
Robert M. Moorehead(1)	n/a	n/a	0	0
Barry C. Robinson(1)	n/a	n/a	0	0

(1)	Messrs. Moorehead and Robinson do not participate in the RIP, BRP or the Excess Plan which were frozen to new participants before Mr. Moorehead and Mr. Robinson commenced employment with us.

(2)	Our pension plans do not provide credit for additional years of service to any of the NEOs.

(3)

For the RIP, the Excess Plan and the BRP, the present value of accumulated benefits reflected above was determined using the same assumptions as used for the December 31, 2018, financial statement disclosures, except assuming retirement at the normal retirement age of 65. We have assumed a discount rate of 4.20% for the RIP and 4.05% for the BRP and the Excess Plan. For post-retirement mortality, we are using the RP-2014 table projected with the MP-2018 improvement scale.

The following is a summary of our qualified and non-qualified plans mentioned in the 2018 Pension Benefits table:

Retirement Income Plan

Until 2008, the RIP, a traditional defined benefit plan qualified under the Code and subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), was available to all salaried employees, except FNIA employees. In 2007, we closed the RIP to employees who commenced employment with us or our affiliates on or after January 1, 2008, and in 2010, we froze the plan and we have not made accruals for participants after December 31, 2010. The RIP provides for benefit payments in the form of a lifetime annuity with five years guaranteed and provides the participant with the ability to select from several choices for the form of the annuity. The election that the participant chooses may affect the amount of the annual benefit as reflected in the 2018

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Pension Benefits table. Effective January 1, 2007, we amended the plan such that the benefit is calculated in two pieces. First, for the period worked by a participant prior to January 1, 2007 (Pre-2007 Benefit), the annual annuity benefit is payable without reduction to participants with five years of service who retire after age 62 and is calculated by multiplying each participant’s final average base salary by 1.2% plus, if appropriate, 0.5% of the participant’s final average base salary that is in excess of covered compensation (as defined in Section 401(1)(5)(E) of the Code), with the sum being multiplied by the participant’s years of credited service, not to exceed 25 years including service through December 31, 2006. A participant’s final average base salary is calculated using the highest 60 consecutive months of base salary, not including incentive compensation, within the last 120 months of the participant’s service with us or our affiliates prior to January 1, 2007. The Pre-2007 Benefit was frozen as of December 31, 2006. Beginning in 2007, we calculated each participant’s benefit by adding the Pre-2007 Benefit to the benefit determined under the post-2007 formula detailed below. For 2007 through 2010 (Post-2007 Benefit), we calculated each participant’s annual retirement benefit by taking the participant’s total pay earned from January 1, 2007, through December 31, 2010, and multiplying it by 1%. The benefit earned after 2007 is payable without reduction to participants who retire on or after age 65. The RIP provides for cliff vesting after five years of employment. The RIP provides for an early commencement reduction factor that decreases as the participant’s age approaches the normal retirement age of 62 for the Pre-2007 Benefit and 65 for the Post-2007 Benefit. The early reduction factor is multiplied by the participant’s benefit as determined by the RIP to arrive at the reduced benefit.

ERISA Excess Retirement Plan

The Excess Plan is a non-qualified plan under ERISA and was available to all participants of the RIP until December 31, 2010, when we ceased all future accruals. The Excess Plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowable under the Code and the amount that would be provided under the RIP formula if the Code did not impose limits on the amount of compensation included for purposes of calculating a qualified plan benefit. The Excess Plan provides the full amount of benefit that would have been paid under the formula of the RIP but for the Code limits, reduced by the amount of benefit that is actually provided by the RIP. The participant’s rights to benefits under the Excess Plan cliff vest at 100% if the participant terminates service due to death, after a “change in control” (as defined in the Excess Plan), or upon retirement on or after reaching age 55 with five years of service. Benefits are payable either in an annuity or a lump sum depending upon the reason for termination, with payments commencing the first day of the month following six months after the participant separates from service.

Basic Retirement Plan

The BRP is a separate supplemental executive retirement benefit plan. Mr. Guerrieri is the only NEO to which the plan applies. Effective December 31, 2008, we amended the BRP such that there have not been any new participants in the plan or additional accruals for existing participants since the amendment. Officers participating in the BRP receive a benefit based on a target benefit percentage that is based on the officer’s years of service at retirement. The target percentages are based upon the tier assigned to the participant by the Committee. The tier percentages are as follows: Tier 1, 3.00% for each of the first ten years of employment, plus 1.50% for each of the next ten years of employment, plus 0.75% for each of the next ten years of employment; Tier 2, 3.50% for each of the first ten years of employment, plus 2.00% for each of the next ten years of employment, plus 0.75% for each of the next ten years of employment.

When a participant retires, the benefit under the BRP is a monthly benefit equal to the participant’s aggregate target benefit percentage multiplied by the participant’s highest average monthly cash compensation including bonuses during five consecutive calendar years within the last ten calendar years of employment before 2009. This monthly benefit is reduced by the monthly benefit the participant receives from the Social Security Administration, the RIP, the Excess Plan, and the annuity equivalent of the automatic contributions paid to participants under the 401(k) and Lost Match Plans. Before the plan was frozen, Mr. Guerrieri participated at the Tier 1 level.

The participant’s rights to benefits under the BRP vest at 100% if the participant terminates service due to death, disability, after a “change in control” (as defined in the BRP), or normal retirement (age 65). The BRP contains a provision for reducing the basic benefit if the participant retires prior to normal retirement but on or after early

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retirement (age 55 with five years of service). A participant forfeits benefits in the event we terminate the participant’s employment for cause or a participant voluntarily terminates employment prior to early retirement.

2018 Non-Qualified Deferred Compensation

The following table contains information concerning the non-qualified deferred compensation plan account balances for each NEO for 2018. All contributions are under the ERISA Excess Lost Match Plan as described below.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Vincent J. Delie, Jr.	0	128,090	8,487	0	704,181
Vincent J. Calabrese, Jr.	0	42,285	2,682	0	226,137
Gary L. Guerrieri	0	30,677	1,935	0	165,413
Robert M. Moorehead	0	29,090	1,225	0	109,466
Barry C. Robinson	0	23,685	1,064	0	94,977

(1)

Note that the amount of our contributions is also included in the All Other Compensation column of the 2018 Summary Compensation Table. These contributions are not in addition to the amount reported there.

(2)	This plan does not provide for above-market interest.

(3)

Our contributions during each fiscal year have historically been reported in the Summary Compensation Table for each year in which the NEO was considered such, and aggregate earnings during the fiscal year have been historically excluded from the Summary Compensation Table. Additionally, the amounts reflected represent the NEO’s entire balance under this plan which is fully vested.

The amounts reflected in the 2018 Non-Qualified Deferred Compensation table were contributed to accounts for the NEOs under the ERISA Excess Lost Match Plan. The ERISA Excess Lost Match Plan provides for Company contributions, equal to the difference, if any, between the maximum benefit allowable under the Code and the amount that would be provided under the 401(k) Plan if the IRS did not impose contribution or pay limitations. Under the ERISA Excess Lost Match Plan, the amount credited to the participant’s account accrues interest at the rate set by FNBPA as its highest interest rate on the first day of the year on the longest-term IRA account that it offers. The benefit is then paid as a single lump sum on the first of the month following six months after the participant terminates employment.

In addition to the Lost Match Plan which is the deferred compensation plan detailed in the table above, we also maintain a deferred compensation plan known as the F.N.B. Corporation Non-Qualified Deferred Compensation Plan (Deferred Compensation Plan). The Committee may select a group of management employees to participate in the plan. Currently, there are no participants in the Deferred Compensation Plan. The Deferred Compensation Plan provides a participant the ability to defer into the plan a portion of his or her annual cash compensation, including 50% of base salary and 100% of any annual incentive compensation he or she would otherwise receive to help postpone and minimize taxes while accumulating capital on a pre-tax basis until termination of employment. A participant may elect to defer his or her compensation into a fixed interest rate option, with the interest rate determined by the Committee.

2018 Potential Payments Upon Termination or Change in Control

Our current NEOs are each a party to an employment agreement that provides for certain salary and benefits upon termination of employment under various scenarios. The agreements are all described more fully in the narrative and tables below. The tables below set forth the estimated current value of benefits that could be paid to each of our NEOs upon various termination events. The actual amounts paid upon any of these termination events will only be known at the time that the benefits become payable. The tables reflect the amounts that could be payable under the various arrangements if the event in question occurred as of December 31, 2018. The NEOs’ employment agreements do not provide for any additional payments or benefits in the event of a voluntary termination of employment by the executive without good reason or an involuntary termination by us for cause.

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Under those scenarios, the NEOs are only entitled to their accrued and unpaid obligations, such as salary, unused vacation, and vested benefits. The following tables contain common information about our qualified and non-qualified plans and policies, as well as assumptions used by us in arriving at the amounts contained in the tables. To the extent the information is common it is contained in the endnotes to the 2018 Potential Payments Upon Termination or Change in Control tables and is indicated by letters.

2018 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL VINCENT J. DELIE, JR.

Executive Benefits and Payments Upon Termination	Retirement ($)	Change in Control – Termination ($)	Change in Control – No Termination ($)	Good Reason or Involuntary Not for Cause Termination ($)	Death ($)	Disability ($)
Compensation:
Accrued Base Salary (a)	24,831	24,831	0	24,831	24,831	24,831
Base Salary Continuation(1)	0	3,228,000	0	3,228,000	0	783,504
Executive Incentive Compensation (b)(2)	0	1,634,121	1,634,121	0	1,634,121	1,634,121
Bonus(1)	0	4,188,977	0	4,188,977	0	0
Restricted Stock:
Unvested and Accelerated (c)(2)	0	8,128,735	6,083,216	0	8,128,735	4,263,187
Benefits and Perquisites:
Accrued Vacation (d)	41,385	41,385	0	41,385	41,385	41,385
Post-Termination Health Care(3)	0	42,060	0	42,060	0	0
401(k) Plan (e)(4)	213,026	213,026	0	213,026	213,026	213,026
RIP (f)(4)	0	113,068	0	113,068	90,550	113,068
Excess Plan (g)(5)	0	33,107	0	0	29,127	37,885
ERISA Excess Lost Match Plan(6)	704,181	704,181	0	704,181	704,181	704,181
Total:	983,423	18,351,491	7,717,337	8,555,528	10,865,956	7,815,188

(1)

In the event that we terminate Mr. Delie’s employment without cause, or if he terminates his employment for good reason, he is entitled to base salary continuation and a bonus payment for three years. In the event of a change in control resulting in his termination, he is entitled to three times his base salary plus a bonus amount payable immediately as a lump sum. The bonus amount is calculated by taking the average of the annual amounts paid, whether paid in cash, company stock or other form, to Mr. Delie as a bonus for the last three completed fiscal years. In the event of disability, he is entitled to the amount set forth in our Officers’ Disability salary continuation program. In the case of termination for any other reason, Mr. Delie is not entitled to any additional amounts.

(2)	Based on Mr. Delie’s age and length of service, he is not eligible for retirement; therefore, in the case of retirement, no benefit is immediately payable.

(3)

In the event that we terminate Mr. Delie’s employment without cause, or if he terminates his employment for good reason, he is entitled to continue to participate in our group health plan on the same terms and at the same cost as active employees for 36 months or until he first becomes eligible for coverage under any group health plan of another employer. In the case of termination for any other reason, Mr. Delie is not entitled to any additional amounts.

(4)	Mr. Delie is 100% vested in his benefit under this plan.

(5)	Based on Mr. Delie’s age and length of service, he is 0% vested in his benefit under this plan but will become 100% vested in this plan in the event of death, disability or upon a change in control.

(6)

Mr. Delie is 100% vested in his benefit under this plan. The amounts reflected represent the cash value of Mr. Delie’s account balance under this plan as of December 31, 2018. Upon termination of employment for any reason, Mr. Delie is entitled to receive a lump sum distribution of his entire account balance under this plan on the first of the month following six months from his termination of employment. In the case of a change in control that does not result in termination, no benefit is immediately payable.

Mr. Delie’s employment agreement does not provide for any additional benefits, other than the payment of accrued and unpaid obligations existing at the time of a voluntary termination of employment by Mr. Delie without good reason or by us for cause. Mr. Delie’s agreement allows him to terminate the agreement for good reason and obtain the same termination benefits as if he was terminated by the Company for a reason other than cause. Under the terms of his agreement, good reason exists if Mr. Delie experiences any of the following: reduction in base salary unless the reduction is less than 10% and part of an overall reduction; a material diminution in compensation and benefits unless part of an overall reduction; a material diminution of his authority, duties and responsibilities; a change of material duties that are inconsistent with the position; a material diminution of the

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budget over which he maintains control; relocation of his office more than 50 miles from both Pittsburgh and Hermitage, Pennsylvania; or there occurs material diminution of the duties of his supervisor or a material breach of the agreement by us. Mr. Delie’s contract does not provide a gross-up under Section 280G of the Code.

For purposes of Mr. Delie’s and all other NEO’s employment agreements, “change in control” means any merger or consolidation with another corporation, and as a result of such merger or consolidation, our shareholders as of the day preceding such transaction will own less than 51% of the outstanding voting securities of the surviving corporation, or in the event that there is (in a single transaction or series of related transactions) a sale or exchange of 80% or more of our common stock for securities of another entity in which our shareholders will own less than 51% of such entity’s outstanding voting securities, or in the event of the sale of a substantial portion of our assets (including the capital stock we own in our subsidiaries) to an unrelated third party.

2018 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL VINCENT J. CALABRESE, JR.

Executive Benefits and Payments Upon Termination	Retirement ($)	Change in Control – Termination ($)	Change in Control – No Termination ($)	Good Reason or Involuntary Not for Cause Termination ($)	Death ($)	Disability ($)
Compensation:
Accrued Base Salary (a)	11,354	11,354	0	11,354	11,354	11,354
Base Salary Continuation(1)	0	1,476,000	0	1,476,000	0	270,600
Executive Incentive Compensation (b)(2)	0	597,760	597,760	0	597,760	597,760
Bonus(1)	0	1,509,249	0	1,509,249	0	0
Restricted Stock:
Unvested and Accelerated (c)(2)	1,237,537	2,691,653	1,873,438	1,237,537	2,691,653	1,498,999
Benefits and Perquisites:
Accrued Vacation (d)	18,923	18,923	0	18,923	18,923	18,923
Post-Termination Health Care(3)	0	42,060	0	42,060	0	0
401(k) Plan (e)(4)	199,599	199,599	0	199,599	199,599	199,599
RIP (f)(4)	68,444	68,444	0	68,444	64,824	82,113
Excess Plan (g)(4)	4,927	4,772	0	4,927	4,663	5,964
ERISA Excess Lost Match Plan(5)	226,137	226,137	0	226,137	226,137	226,137
Total:	1,766,921	6,845,951	2,471,198	4,794,230	3,814,913	2,911,449

(1)

In the event that we terminate Mr. Calabrese’s employment without cause or if he terminates his employment for good reason, he is entitled to base salary continuation and a bonus payment for three years. In the event of a change in control resulting in his termination, he is entitled to three times his base salary plus a bonus amount payable immediately as a lump sum. The bonus amount is calculated by taking the average of the annual amounts paid, whether paid in cash, company stock or other form, to Mr. Calabrese as a bonus for the last three completed fiscal years. In the event of disability, he is entitled to the amount set forth in our Officers’ Disability salary continuation program. In the case of termination for any other reason, Mr. Calabrese is not entitled to any additional amounts.

(2)

Based on Mr. Calabrese’s age and length of service, he is eligible for early retirement under the 2007 Plan. In the case of retirement, the amount reflected represents the value of restricted stock awards that vest upon early retirement. Refer to the endnotes to these tables for when the shares would be distributed to Mr. Calabrese.

(3)

In the event that we terminate Mr. Calabrese’s employment without cause, or if he terminates his employment for good reason, he is entitled to continue to participate in our group health plan on the same terms and at the same cost as active employees for 36 months or until he first becomes eligible for coverage under any group health plan of another employer. In the case of termination for any other reason, Mr. Calabrese is not entitled to any additional amounts.

(4)	Mr. Calabrese is 100% vested in his benefit under this plan.

(5)

Mr. Calabrese is 100% vested in his benefit under this plan. The amounts reflected represent the cash value of Mr. Calabrese’s account balance under this plan as of December 31, 2018. Upon termination of employment for any reason, Mr. Calabrese is entitled to receive a lump sum distribution of his entire account balance under this plan on the first of the month following six months from his termination of employment. In the case of a change in control that does not result in termination, no benefit is immediately payable.

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2018 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL GARY L. GUERRIERI

Executive Benefits and Payments Upon Termination	Retirement ($)	Change in Control – Termination ($)	Change in Control – No Termination ($)	Good Reason Termination(1) ($)	Involuntary Not for Cause Termination ($)	Death ($)	Disability ($)
Compensation:
Accrued Base Salary (a)	10,408	10,408	0	10,408	10,408	10,408	10,408
Base Salary Continuation(1)	0	902,000	0	864,115	902,000	0	248,046
Executive Incentive Compensation (b)(2)	0	410,960	410,960	410,960	0	410,960	410,960
Restricted Stock:
Unvested and Accelerated (c)(2)	163,296	731,269	731,269	731,269	163,296	731,269	265,884
Benefits and Perquisites:
Accrued Vacation (d)	17,346	17,346	0	17,346	17,346	17,346	17,346
Post-Termination Health Care(3)	0	709	0	0	709	0	0
401(k) Plan (e)(4)	267,920	267,920	0	267,920	267,920	267,920	267,920
RIP (f)(4)	529,214	529,214	0	529,214	529,214	488,107	658,185
Excess Plan (g)(4)	76,525	74,501	0	76,525	76,525	70,138	100,936
BRP (g)(4)	62,384	60,733	0	62,384	62,384	58,627	59,808
ERISA Excess Lost Match Plan(5)	165,413	165,413	0	165,413	165,413	165,413	165,413
Total:	1,292,506	3,170,473	1,142,229	3,135,554	2,195,215	2,220,188	2,204,906

(1)

In the event that we terminate Mr. Guerrieri’s employment without cause, he is entitled to base salary continuation for two years. In the event that Mr. Guerrieri voluntarily terminates his employment within 90 days of a change in control, he is entitled to a cash payment, equal to one times his base amount as defined in Section 280(G)(b)(3) of the Code, paid in three equal installments with the first payment to be made on the effective date of his termination of employment, the second payment to be made on the last day of the sixth month following such effective date and the third payment to be made on the last day of the 12th month following such effective date. In the event of disability, he is entitled to the amount set forth in our Officers’ Disability salary continuation program. In the case of termination for any other reason, Mr. Guerrieri is not entitled to any additional amounts.

(2)

Based on Mr. Guerrieri’s age and length of service, he is eligible for early retirement under the 2007 Plan. In the case of retirement, the amount reflected represents the value of restricted stock awards that vest upon early retirement. Refer to the endnotes to these tables for when the shares would be distributed to Mr. Guerrieri.

(3)

In the event that we terminate Mr. Guerrieri’s employment without cause, he is entitled to an amount sufficient to pay COBRA premiums for medical insurance for 18 months less the amount that Mr. Guerrieri would have paid towards medical insurance if he were still employed during that time. In the case of termination for any other reason, Mr. Guerrieri is not entitled to any additional amounts.

(4)	Mr. Guerrieri is 100% vested in his benefit under this plan.

(5)

Mr. Guerrieri is 100% vested in his benefit under this plan. The amounts reflected represent the cash value of Mr. Guerrieri’s account balance under this plan as of December 31, 2018. Upon termination of employment for any reason, Mr. Guerrieri is entitled to receive a lump sum distribution of his entire account balance under this plan on the first of the month following six months from his termination of employment. In the case of a change in control that does not result in termination, no benefit is immediately payable.

Mr. Guerrieri’s employment agreement provides that Mr. Guerrieri may voluntarily terminate his employment after a change of control and receive a bonus payment payable in three installments equal to his Base Amount as defined in the Code. His contract does not provide for a gross-up under Section 280G of the Code. It was our intention when structuring the amendment to his agreement that any payments will comply with Code Section 409A. He is not entitled to any additional benefits other than accrued and unpaid obligations under a termination of employment voluntarily by Mr. Guerrieri or by the Company for cause. Mr. Guerrieri’s agreement provides for a reduction of certain amounts in the above tables after the first 12 months of payments if Mr. Guerrieri obtains new employment. Mr. Guerrieri’s employment agreement provides that upon a change in control, if the acquiring company terminates Mr. Guerrieri’s employment, Mr. Guerrieri may obtain employment with a competitive enterprise, which new employment would otherwise be restricted by the employment agreement, provided Mr. Guerrieri releases the acquiring company from any payment obligations under the terms of the employment agreement. “Change in control” has the same definition as noted above for Mr. Delie.

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2018 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL ROBERT M. MOOREHEAD

Executive Benefits and Payments Upon Termination	Retirement ($)	Change in Control – Termination ($)	Change in Control – No Termination ($)	Good Reason Termination(1) ($)	Involuntary Not for Cause Termination ($)	Death ($)	Disability ($)
Compensation:
Accrued Base Salary (a)	10,062	10,062	0	10,062	10,062	10,062	10,062
Base Salary Continuation(2)	0	872,000	0	872,000	872,000	0	239,796
Executive Incentive Compensation (b)(3)	0	397,292	397,292	0	0	397,292	397,292
Bonus(2)	0	645,297	0	645,297	645,297	0	0
Restricted Stock:
Unvested and Accelerated (c)(3)	157,444	705,518	705,518	705,518	157,444	705,518	256,563
Benefits and Perquisites:
Accrued Vacation (c)	16,769	16,769	0	16,769	16,769	16,769	16,769
Post-Termination Health Care(4)	0	28,829	0	28,829	28,829	0	0
401(k) Plan (e)(5)	147,535	147,535	0	147,535	147,535	147,535	147,535
RIP (f)(6)	0	0	0	0	0	0	0
ERISA Excess Lost Match Plan(7)	109,466	109,466	0	109,466	109,466	109,466	109,466
Total:	441,276	2,932,768	1,102,810	2,535,476	1,987,402	1,386,642	1,177,483

(1)

Amounts reported in this column apply to good reason termination within two years following a change in control. If Mr. Moorehead terminates his employment for good reason at any other time, he is not entitled to any additional amounts.

(2)

In the event we terminate Mr. Moorehead’s employment without cause, he is entitled to base salary continuation and a bonus payment for two years. In the event of a change in control resulting in his termination, or if he terminates his employment for good reason within two years of a change in control, he is entitled to two times his base salary, plus a bonus amount payable in a lump sum within 15 business days. The bonus amount is calculated by taking the average of the annual amounts paid, whether paid in cash, company stock or other form, to Mr. Moorehead as a bonus for the last three completed fiscal years. In the event of disability, he is entitled to the amount set forth in our Officers’ Disability salary continuation program. In the case of termination for any other reason, Mr. Moorehead is not entitled to any additional amounts.

(3)

Based on Mr. Moorehead’s age and length of service, he is eligible for early retirement under the 2007 Plan. In the case of retirement, the amount reflected represents the value of restricted stock awards that vest upon early retirement. Refer to the endnotes to these tables for when the shares would be distributed to Mr. Moorehead.

(4)

In the event that the Company terminates Mr. Moorehead’s employment without cause or following a change in control, or Mr. Moorehead terminates his employment for good reason within two years of a change in control, he is entitled to an amount sufficient to pay COBRA premiums for medical insurance, to the same extent as we contributed to such premium while he was an active employee, for the period beginning on the termination date and ending on the earlier of (a) the later of (x) the expiration of Mr. Moorehead’s, or his applicable dependents, as the case may be, COBRA coverage, or (y) the 24 month anniversary of his separation from service, or (b) the date Mr. Moorehead or such dependents, as the case may be, first become eligible for coverage under another group health plan of another employer. In the case of termination for any other reason, Mr. Moorehead is not entitled to any additional amounts.

(5)	Mr. Moorehead is 100% vested in his benefit under this plan.

(6)	Mr. Moorehead does not participate in this plan.

(7)

Mr. Moorehead is 100% vested in his benefit under this plan. The amounts reflected represent the cash value of Mr. Moorehead’s account balance under this plan as of December 31, 2018. Upon termination of employment for any reason, Mr. Moorehead is entitled to receive a lump sum distribution of his entire account balance under this plan on the first of the month following six months from his termination of employment. In the case of a change in control that does not result in termination, no benefit is immediately payable.

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Compensation Committee Report

2018 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL BARRY C. ROBINSON

Executive Benefits and Payments Upon Termination	Retirement ($)	Change in Control – Termination ($)	Change in Control – No Termination ($)	Good Reason(1) or Involuntary Not for Cause Termination ($)	Death ($)	Disability ($)
Compensation:
Accrued Base Salary (a)	8,862	8,862	0	8,862	8,862	8,862
Base Salary Continuation(2)	0	768,000	0	768,000	0	211,200
Executive Incentive Compensation (b)(2)	0	349,908	349,908	0	349,908	349,908
Restricted Stock:
Unvested and Accelerated (c)(3)	142,502	634,040	634,040	142,502	634,040	230,192
Benefits and Perquisites:
Accrued Vacation (d)	14,769	14,769	0	14,769	14,769	14,769
Post-Termination Health Care(4)	0	29,344	0	29,344	0	0
401(k) Plan (e)(5)	142,269	142,269	0	142,269	142,269	142,269
RIP (f)(6)	0	0	0	0	0	0
ERISA Excess Lost Match Plan(7)	94,977	94,977	0	94,977	94,977	94,977
Total:	403,379	2,042,169	983,948	1,200,723	1,244,825	1,052,177

(1)

Amounts reported in this column apply to good reason termination within one year following a change in control. If Mr. Robinson terminates his employment for good reason at any other time, Mr. Robinson is not entitled to any additional amounts.

(2)

In the event that we terminate Mr. Robinson’s employment without cause or following a change in control, or if he terminates his employment for good reason within one year of a change in control, he is entitled to base salary continuation for two years. In the event of disability, he is entitled to the amount set forth in our Officers’ Disability salary continuation program. In the case of termination for any other reason, Mr. Robinson is not entitled to any additional amounts.

(3)

Based on Mr. Robinson’s age and length of service, he is eligible for early retirement under the 2007 Plan. In the case of retirement, the amount reflected represents the value of restricted stock awards that vest upon early retirement. Refer to the endnotes to these tables for when the shares would be distributed to Mr. Robinson.

(4)

In the event that the Company terminates Mr. Robinson’s employment without cause or following a change in control, or Mr. Robinson terminates his employment for good reason within one year of a change in control, he is entitled to an amount sufficient to pay COBRA premiums for medical insurance, to the same extent as we contributed to such premium while he was an active employee, for 18 months or until Mr. Robinson or such dependents, as the case may be, first become eligible for coverage under another group health plan of another employer, if earlier. In the case of termination for any other reason, Mr. Robinson is not entitled to any additional amounts.

(5)	Mr. Robinson is 100% vested in his benefit under this plan.

(6)	Mr. Robinson does not participate in this plan.

(7)

Mr. Robinson is 100% vested in his benefit under this plan. The amounts reflected represent the cash value of Mr. Robinson’s account balance under this plan as of December 31, 2018. Upon termination of employment for any reason, Mr. Robinson is entitled to receive a lump sum distribution of his entire account balance under this plan on the first of the month following six months from his termination of employment. In the case of a change in control that does not result in termination, no benefit is immediately payable.

Messrs. Calabrese, Guerrieri, Moorehead and Robinson’s contracts do not provide for any additional benefits other than payment of accrued and unpaid obligations existing at the time of a voluntary termination of employment or by the Company for cause. Additionally, none of the NEOs are entitled to any type of gross-up under Section 280G of the Code. “Change in control” has the same definition as noted for Mr. Delie.

Endnotes to All 2018 Potential Payments Upon Termination or Change in Control Tables

(a) Upon termination for any reason, the NEOs are entitled to an immediate lump sum payment of accrued salary due to us paying employees one week in arrears. In the case of Change in Control — No Termination, the NEOs would still be employed and would, therefore, receive these accrued salary dollars consistent with our normal payroll practice of paying all employees one week in arrears.

(b) The amounts reflected in the Executive Incentive Compensation row represent the payout earned under the annual incentive portion of the 2007 Plan. We make the payout in a lump sum approximately 60 days after the end of the year provided the participant is still employed by us on December 31st. For purposes of this table, in the

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event of death, disability or retirement, the Committee may approve a pro-rated award. The amount in the table is based on the assumption that the Committee would approve the award. Since the table assumes termination of employment as of December 31, 2018, pro-ration is not necessary. In the case of a change in control, the participant is entitled to receive a pro-rated award based on the date of termination not less than his targeted award. Therefore, the amount shown in the case of a change in control is based on the amount the NEO earned for 2018, not the NEO’s targeted award. In the event we terminate any of the NEOs for cause, we do not owe the NEO any additional amount.

(c) The amounts reflected represent the taxable income realized by the NEOs under each potential termination scenario based on the terms of the 2007 Plan. Under the 2007 Plan, both time-based and performance-based outstanding restricted stock awards, excluding the supplemental performance-based awards granted in December 2015, will become 100% vested at target levels in the event of the death of the participant or upon a change in control. Under the 2007 Plan, a change in control occurs when there is a merger or other consolidation which results in a 50% or greater change in the ownership of the common stock of the resulting company. In the event a current NEO becomes disabled or terminates employment due to normal retirement, all time-based restricted stock awards will become 100% vested, except that if the NEO retires in the same calendar year as we granted the award, the number of shares that shall vest will be pro-rated for the period worked. If an NEO terminates employment due to early retirement, all time-based awards of restricted stock will be pro-rated for the period worked. In the event an NEO terminates employment due to retirement or disability and we achieve the performance objectives, the performance-based shares, excluding the supplemental performance-based awards granted in December 2015, will vest on the vesting date in a pro-rated amount based on the period worked. The supplemental performance-based awards granted in December 2015 will become 100% vested at target levels in the event of death of the participant or upon termination without cause or the participant terminates for good reason within two years of a change in control. If an NEO terminates employment due to early retirement or disability and we achieve the performance objectives, the supplemental performance-based awards granted in December 2015 will vest on the vesting date in a pro-rata amount based on the period worked.

As of December 31, 2018, the awards were tracking below threshold and thus, for purposes of these tables, we have assumed that the performance-based shares for the awards granted in 2016 and 2017 will not vest; the awards granted in 2018 will vest between the threshold and target levels; and, the awards granted in December 2015 will vest at the target levels, in the case of disability or retirement. The NEOs will forfeit all unvested awards if we terminate them without cause or if they terminate their employment for any other reason.

(d) Upon termination for any reason, the NEOs are entitled to an immediate lump sum payment of earned but unused vacation days. In the case of a Change in Control — No Termination, the NEOs would still be employed and would therefore be entitled to carry over the earned but unused vacation days for use in 2019.

(e) The amounts reflected represent the dollar amount of our matching and Company contributions into the 401(k) Plan as of December 31, 2018. Distributions from the 401(k) Plan will be paid at the NEO’s election in a single lump sum, in a partial lump sum, or in monthly, quarterly or annual installments after termination of employment. For purposes of these tables, we have assumed that the NEOs would elect a single lump sum form of payment. In the case of a change in control that does not result in termination, the NEO would still be employed, thus no benefit is immediately payable.

(f) The present values reflected above for the RIP were determined using the following assumptions: benefit payments paid as a monthly annuity commencing at age 65, except in the case of disability where payments would commence at age 65 once long-term disability benefits cease; an interest rate of 4.20%; no pre-retirement mortality; and for post-retirement mortality, the RP-2014 table projected with the MP-2018 improvement scale. The present values for Retirement, Change in Control — Termination, Good Reason or Involuntary Not for Cause Termination, and Disability were calculated based on a five-year certain and continuous annuity option. The present value for Death was calculated based on a 100% joint and survivor annuity option and assumes that the NEO and his spouse are the same age. In addition, the death benefit is assumed to commence immediately if the NEO is over age 55 or otherwise at age 55. In the case of a change in control that does not result in termination, no benefit is immediately payable. Note that we have shown the present value of the benefit available for consistency with the 2018 Pension Benefits table; however, the participant is only entitled to a lump sum distribution if the lump sum benefit under the RIP is less than $60,000.

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Compensation Committee Report

(g) The present values reflected above for the Excess Plan and BRP were determined using the following assumptions: benefit payment paid as a monthly annuity commencing at age 65, except in the case of disability where payments would commence at age 65 once long-term disability benefits cease, and in the case of termination following a change in control where the payment would be in the form of an immediate lump sum; an interest rate of 4.05% for annuity payments and the IRS mandated segment rates for distributions in 2019 for the lump sum payment triggered due to Change in Control – Termination; no pre-retirement mortality; and for post-retirement mortality, the RP-2014 table projected with the MP-2018 improvement scale for annuity payments and the IRS mandated mortality for the lump sum payment due upon Change in Control — Termination. The present values for Retirement, Involuntary Not for Cause Termination, and Disability were calculated based on a five-year certain and continuous annuity option. The present value for Death was calculated based on a 100% joint and survivor annuity option and assumes that the NEO and his spouse are the same age. In addition, the death benefit is assumed to commence immediately if the NEO is over age 55 or, if the NEO is under age 55, the benefit is assumed to commence when the NEO reaches age 55. Note that we have shown the present value of the benefit available for consistency with the 2018 Pension Benefits table. The participant is not entitled to a lump sum payment unless there is a change in control. See the 2018 Pension Benefits table and accompanying narrative for more information about the pension benefits under this plan.

CEO Pay Ratio Disclosure

As required by Item 402(u) of Regulation S-K, we are providing the following information:

For fiscal 2018, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our Company was $46,848; and

•	The annual total compensation of Mr. Delie, our CEO, was $5,974,240.

Based on this information, the ratio for 2018 of the annual total compensation of our CEO to the median of the annual total compensation of all employees is one hundred twenty-eight to one.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

1.	As of November 1, 2018, our employee population consisted of approximately 4,479 individuals, including any full-time, part-time, temporary or seasonal employees employed on that date.

2.

To find the median of the annual total compensation of all our employees, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2018. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on November 1, 2018, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

3.

After identifying the median employee, we added together all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $46,848.

We calculated the annual total compensation for the median employee in accordance with SEC rules, and using the same methodology used to calculate Mr. Delie’s total compensation in the Summary Compensation Table, and we also included F.N.B.’s health care plan premium contributions for both the employee and Mr. Delie. As a result, Mr. Delie’s annual total compensation for pay ratio purposes is slightly higher than the amount reported for him in the Summary Compensation Table.

Compensation Risk Management

Our compensation philosophy supports and reflects F.N.B.’s risk appetite and risk management culture. Our Compensation Committee, in consultation with an experienced and independent executive compensation advisor, monitors and evaluates our compensation practices from a risk management perspective to ensure that such compensation and incentive practices do not encourage undue risk taking and are consistent with the Company’s risk appetite. Our risk policies and procedures guide our management’s decisions, including how we pay employees. By setting and communicating our risk appetite in advance, we seek to manage and control the risks that employees can take or effectively influence, consistent with their roles and responsibilities to serve our clients.

All employees have performance objectives tied to business and individual performance, but each employee also has customer and compliance focus and risk management responsibilities. We evaluate employee performance against these objectives, in addition to considering risk outcomes from actions taken in prior years. We

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incorporate our comprehensive evaluation of employee risk management into our performance and incentive compensation decisions. In addition, all employees are encouraged to collaborate across groups to identify and mitigate risks and elevate and address identified risk-related issues or concerns.

Our compensation program is designed to encourage management of risk within our risk appetite and discourages inappropriate risk-taking and conduct relative to our customers, by offering incentive compensation awards to our executives and employees designed, in part, to reward appropriate conduct relative to our customers. Likewise, the CEO, in consultation with senior management, performs a similar assessment for non-Section 16 employees relative to risk. Compensation decisions also rely on discretion to consider other factors, such as effective risk management, commitment to delivering a superior customer experience, compliance with controls and ethical duties, competition for top talent, market-based pay levels and the need to attract and engage our leaders.

We conducted a risk assessment of our compensation programs for the purpose of determining inherent risks in the overall compensation program. Our Chief Risk Officer conducted the assessment with the assistance of the Executive Vice President of Human Resources and Corporate Services. In conducting our review, we were also keenly aware of the Office of the Comptroller of the Currency’s Horizontal Sales review, its focus and results. Our Chief Risk Officer reviewed each compensation plan to identify any plan features that could lead an employee to take unnecessary and excessive risks that could pose a threat to our financial performance. He conducted a business unit review and a review of employee incentive plans and executive incentive plans, including company-wide benefit plans. He used a decision tree analysis to determine if the business unit compensation practices or the compensation plans fostered risk-taking and if so, conducted further analysis to determine if there were compensating controls or mitigants to limit the risk. Our review of the executive incentive plans considered design features including: pay profiles, performance metrics, performance goals, payout curves, equity incentives, stock ownership requirements, performance appraisal management, and our recoupment policy. Our Chief Risk Officer reviewed the executive incentive plans for design features that may have the potential to encourage excessive risk-taking. Specifically, he reviewed the compensation program for the following features, among others: pay profiles that provide for low salaries and high annual incentives; the use of performance metrics that do not benefit the Company over the long term; plan goals and payouts that did not consider the impact of decisions; steep payout curves where a very high threshold level of performance is required to achieve a threshold level of incentive payout; and an over emphasis on the use of long-term incentives paid in cash.

Similarly, in the review of employee compensation plans, our Chief Risk Officer used a decision tree analysis that considered whether each plan was incentive based, and if so, whether the incentive was material relative to the participant’s total compensation. If the incentive was material, he further reviewed the plan to determine if the plan appeared to foster risk-taking. If the plan fostered risk-taking, he evaluated the plan to determine whether there were compensating controls or mitigants to limit our risk.

Finally, in the business unit compensation review, our Chief Risk Officer assessed whether the business unit generated a materially higher level of risk to us by considering various factors about the plans within each business unit. The factors he considered, among others, included: whether the business unit carried a significant portion of our risk profile; the business unit compensation structure and whether it was different from our other units; the business units’ profitability; whether the employees in the business unit were awarded a short-term bonus while income and risk to us extended over a significantly longer period of time; and whether the compensation expenses comprise a significant percentage of the business unit revenues.

We noted a number of compensation design features that we believe reduce the likelihood of excessive risk-taking. In our compensation programs applicable to our NEOs, the Committee has downward discretion over incentive program payouts; the program provides a balanced mix of cash and equity, and short-term and long-term incentives, includes multiple meaningful performance metrics, and we maintain a Recoupment Policy that provides for a clawback of cash and equity payments under certain circumstances. The employee plans include key risk indicators (KRIs) designed to measure quality control standards, compliance results and asset quality. When appropriate, the KRIs serve to modify the results generated solely by the key performance indicators and reduce compensation. Based upon the risk assessment presented to the Committee, we believe our employee compensation policies and procedures do not encourage excessive and unnecessary risk-taking and the level of risk resulting from our compensation policies and procedures is not reasonably likely to have a material adverse effect on us.

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Compensation Committee Report

2018 Director Compensation

The following table shows the compensation paid to our directors for services rendered in all capacities during 2018. Mr. Delie is not included as his compensation as a director is disclosed in the 2018 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Pamela A. Bena	77,083	66,608	0	0	0	0	143,691
William B. Campbell	109,456	55,026	0	0	0	0	164,482
James D. Chiafullo	80,000	55,026	0	0	0	0	135,026
Mary Jo Dively	71,042	66,608	0	0	0	0	137,650
Stephen J. Gurgovits	70,000	55,026	0	0	90,469	0	215,495
Robert A. Hormell	72,500	55,026	0	0	0	0	127,526
David J. Malone	88,542	55,026	0	0	0	0	143,568
D. Stephen Martz	31,250	10,005	0	0	0	0	41,255
Robert J. McCarthy, Jr.	26,042	5,002	0	0	0	0	31,044
Frank C. Mencini	98,125	55,026	0	0	0	0	153,151
David L. Motley	83,125	55,026	0	0	0	0	138,151
Heidi A. Nicholas	93,542	55,026	0	0	0	0	148,568
John S. Stanik	73,334	55,026	0	0	0	0	128,360
William J. Strimbu	83,542	55,026	0	0	0	0	138,568

(1)	Represents fees earned as a director of the Company. The dollar amounts of the fees earned as a director of the Company were as follows:

Name	Annual Retainer Fee ($)(A)	Committee Chairman Fees ($)(B)
Pamela A. Bena	77,083	0
William B. Campbell	109,456	0
James D. Chiafullo	70,000	10,000
Mary Jo Dively	71,042	0
Stephen J. Gurgovits	70,000	0
Robert A. Hormell	72,500	0
David J. Malone	78,542	10,000
D. Stephen Martz	31,250	0
Robert J. McCarthy, Jr.	26,042	0
Frank C. Mencini	83,542	14,583
David L. Motley	83,125	0
Heidi A. Nicholas	81,459	12,083
John S. Stanik	73,334	0
William J. Strimbu	75,834	7,708

(A)	The amount reflected for Mr. Campbell includes the fee for his service as Lead Director of the Board.

(B)	The amounts reflected for all directors are for service as Committee Chair.

(2)

Annually each director, including Mr. Delie, is awarded shares of our common stock. Awards granted were valued at $50,000 rounded up or down to the nearest 100 shares at a price determined in accordance with the 2007 Plan. The shares were issued on May 16, 2018, after our Annual Meeting, with a fair market value of $13.52 per share. Additionally, each director, including Mr. Delie, who completes a relevant educational program during the preceding calendar year is awarded $5,000 of our common stock, rounded up or down to the nearest 10 shares at a price determined in accordance with the 2007 Plan. These shares were issued on May 16, 2018, after our Annual Meeting, with a fair market value of $13.52 per share. Ms. Bena and Ms. Dively were elected as directors effective January 1, 2018. At that time, the Company awarded them 1,200 shares each which represents a pro-rated amount of the $50,000 annual award based on the length of time remaining in the prior award period, with a fair market value of $13.82 per share. See Annual Grant of Stock Awards for stock awards to directors that remained outstanding at December 31, 2018.

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(3)

Mr. Gurgovits is entitled to pension benefits under the RIP, the Excess Plan and the BRP. During 2018, he received $89,184 from the RIP; $123,744 from the Excess Plan and $312,528 from the BRP. Mr. Gurgovits also has a Deferred Compensation Agreement with FNBPA. The present value of the accumulated benefit under that agreement is calculated in accordance with ASC Topic 715, Compensation-Retirement Benefits, assuming an interest rate of 3.55% and assuming that payments commenced on January 1, 2014, and will continue for nine and one-half years. During 2018, Mr. Gurgovits received $43,262 under this agreement. The present value in the amount of $180,212 is reflected as an accrued liability in the financial statements of FNBPA as of December 31, 2018.

(4)

The valuation of all perquisites is at our actual cost. SEC rules require disclosure of the perquisites to any one director unless the amount of perquisites is less than $10,000 in the aggregate. There were no perquisites required to be disclosed for 2018.

Annual Board/Committee Retainer Fees

We pay our annual fees and fees for committee meetings to our directors on a retainer basis. We annualize the fees and pay them monthly. The current annual Board and committee fees are as follows:

	Member Fee ($)	Chairman Fee ($)
Board(1)	55,000	55,000
Audit Committee(2)	15,000	32,500
Compensation Committee(2)	10,000	20,000
Credit Risk and CRA Committee(2)	7,500	22,500
Executive Committee(2)	7,500	10,000
Nominating and Corporate Governance Committee(2)	7,500	17,500
Risk Committee(2)	10,000	25,000

(1)	The Lead Director is entitled to an additional fee of $45,000 per year.

(2)	Committee chairs do not receive a member fee in addition to the chairman’s fee.

For information regarding the number of full Board and committee meetings held during 2018, see the section titled Our Board of Directors and Its Committees. We reimbursed various directors for amounts the directors expended in traveling to our meetings and determined these amounts were consistent with our guidelines and thus are not included in the 2018 Director Compensation table.

Annual Grant of Stock Awards

We awarded each director shares of stock under the Company’s 2007 Plan as detailed in the 2018 Director Compensation table above. The stock awarded vested immediately without any restrictions. There were no outstanding director equity incentive awards as of December 31, 2018.

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Proposal 2. Advisory Resolution on Executive Compensation

PROPOSAL 2. ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, which was adopted under the Dodd-Frank Act, we are asking shareholders to adopt an advisory resolution approving our executive compensation for our NEOs as reported in this proxy statement.

We have designed our executive compensation programs to support our long-term success. We believe that our performance-based executive compensation programs provide incentives that are aligned with the best interests of our shareholders and have helped to drive our performance.

In the CD&A, we describe in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Please read it in conjunction with the 2018 Summary Compensation Table and related compensation tables and narrative that provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe that the policies and procedures as set forth in the CD&A are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has supported and contributed to our success.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF AN ADVISORY SAY- ON - PAY RESOLUTION.

Why You Should Approve Our Executive Compensation Program

Our compensation philosophy is designed to attract and retain executive talent and emphasizes pay for performance, primarily through the creation of shareholder value. Our compensation program includes base salary, short-term annual incentive compensation, long-term incentive compensation, retirement benefits and perquisites.

We believe our compensation programs and policies are appropriate and effective in implementing our compensation philosophy and in achieving our goals, and are strongly aligned with long-term shareholder interests and worthy of continued shareholder support.

We believe the shareholders should consider the following information in determining whether to approve this proposal:

The Compensation Program is Highly Aligned with Shareholder Value

A significant portion of our NEOs’ compensation is directly linked to our performance and the creation of shareholder value because a significant portion of the direct and total compensation is in the form of incentive compensation, including annual incentive compensation and a significant long-term incentive award. Our long-term awards are in the form of RSUs and divided into a time vested portion and a performance portion. The performance portion, which is two-thirds of the overall award, only vests at the conclusion of three years if all performance measures are met. We believe these long-term awards motivate our executives to achieve long-term performance and reward them for increases in TSR. Furthermore, we do not award stock options, and only the Compensation Committee may approve equity grants.

Summary of Key Compensation Practices

We seek to align our compensation programs and practices with evolving governance best practices. The Compensation Committee strives to meet best practices with respect to executive compensation including the following:

•	We target base compensation to be competitive with peers and structure our compensation plans to increase compensation when our performance under various measures, including TSR, is better than peers.

  82    F.N.B. Corporation

Proposal 2. Advisory Resolution on Executive Compensation

•	We do not maintain an active supplemental executive retirement plan was effective December 31, 2008.

•	No tax gross-up payments for executive perquisites exist.

•	The Compensation Committee has adopted a policy that it will not approve any employment contracts that contain a tax gross-up.

•	None of our most recent employment contracts provide for a single trigger parachute payment.

•	No severance payments are made for “cause” terminations or resignations other than for good reason.

•	No extraordinary relocation benefits are provided.

•	The short-term incentive plan contains maximum limits.

•	We do not grant stock options or allow the re-pricing or exchange of stock options.

•	Only the Compensation Committee may authorize equity grants.

•	Earned dividend equivalents on unvested RSUs are not paid until vesting.

•	Stock ownership guidelines are in place for our executive officers and directors.

•	We conduct an annual robust risk assessment of all of our compensation programs, including the executive annual incentive program and long-term incentive program.

•	We maintain a compensation recoupment or “clawback” policy.

•	We maintain a prohibition on executive officers and directors engaging in hedging transactions using Company common stock or common stock equivalents.

Our Compensation Program Has Appropriate Long-Term Orientation

Our compensation programs and policies have a long-term focus:

•	We encourage our executives to maintain a long-term focus by using a three-year performance period and vesting schedule for long-term Performance-Based Awards and Time-Based Awards.

•	Our LTIP is based upon performance metrics, ROATA and TSR.

•	We have stock ownership requirements for executive officers and directors so our executive officers and directors have a meaningful personal stake in our long-term success.

Our Compensation Committee Stays Current on Best Practices

We regularly update our Compensation Committee on compensation best practices and trends. In addition, the Compensation Committee engages an independent compensation consultant to provide advice on compensation trends and market information to assist the Compensation Committee in designing our compensation programs and making compensation decisions.

The Compensation Committee directly engaged an independent compensation consultant that reported directly to the Compensation Committee and had no prior relationship with our CEO or any other NEO. Our directors are elected annually and meet without management present as a Compensation Committee and Board when necessary. The Compensation Committee maintains a charter and reviews its provisions annually. All committee charters and our Code of Conduct are posted on our website.

In accordance with Section 14A of the Exchange Act, which was adopted under the Dodd-Frank Act, we are asking shareholders to adopt an advisory resolution approving our executive compensation for NEOs, as reported in this Proxy Statement.

We submitted an advisory resolution to approve 2017 executive compensation to our shareholders at our 2018 Annual Meeting. Shareholders owning more than 70% of the shares for which votes were cast regarding the advisory resolution on executive compensation approved the compensation of our NEOs as stated in our 2018 proxy statement. Additionally, at our 2017 Annual Meeting, our shareholders supported an annual advisory vote frequency. As a result, the Committee and the Board are again submitting for the vote of shareholders an advisory resolution to approve the compensation of our NEOs, and will include this shareholder advisory vote annually until our shareholder vote at a future meeting recommends a change based upon how frequently we conduct a “say-on-pay” vote.

2019 Proxy Statement    83

Proposal 2. Advisory Resolution on Executive Compensation

Following the last shareholder vote on executive compensation, the Committee considered the results of the advisory vote in determining compensation policies and decisions. The advisory vote reaffirms our pay-for-performance philosophy and the Committee will continue to use this philosophy and past practices in determining future compensation decisions.

We are asking shareholders to approve the following advisory resolution at the 2019 Annual Meeting:

“RESOLVED, that the shareholders of F.N.B. Corporation (the Company) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers listed in the 2018 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the Section entitled Executive Compensation and Other Proxy Disclosure, including the Compensation Discussion and Analysis, the compensation tables and other narrative and other executive compensation disclosures set forth under that section.”

This advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote, gives shareholders another mechanism to convey their views about our compensation programs and policies. Although nonbinding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation programs. The Board has determined to provide shareholders with an annual advisory vote on executive compensation at each Annual Meeting of Shareholders. Accordingly, the next annual advisory vote on executive compensation will be provided at our Annual Meeting of Shareholders in 2020.

  84    F.N.B. Corporation

Proposal 3. Proposal to Ratify the Appointment of Ernst & Young LLP as F.N.B.’s Independent Registered Public Accounting Firm for 2019

PROPOSAL 3. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS F.N.B.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

The Audit Committee selected Ernst & Young LLP as our independent registered public accounting firm to audit the books of the Company and its subsidiaries for the year ending December 31, 2018, to report on our internal controls and our consolidated statement of financial position and related statements of income of us and our subsidiaries, and to perform such other appropriate accounting services as our Board may require. Ernst & Young LLP has advised us that they are independent accountants with respect to us, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the SEC. In the event a majority of the votes cast in person or by proxy do not ratify the appointment of Ernst & Young LLP, we anticipate that we would make no change in our independent registered public accounting firm for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but that vote would be considered when we consider the appointment of auditors for 2020.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS ITS INDEPENDENT ACCOUNTING FIRM FOR 2019

Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2018. We expect that a representative of Ernst & Young LLP will attend our Annual Meeting, be available to respond to appropriate questions and, if the representative desires, which we do not anticipate, make a statement.

The discussion under Audit and Non-Audit Fees describes the aggregate fees for professional services provided by Ernst & Young LLP to us for the calendar years 2017 and 2018.

2019 Proxy Statement    85

Report of Audit Committee

REPORT OF AUDIT COMMITTEE

To Our Shareholders:

The Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Ernst & Young LLP, its independent registered public accounting firm who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters we and Ernst & Young LLP must discuss pursuant to Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, including Ernst & Young LLP’s judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

The Audit Committee has discussed with Ernst & Young LLP its independence from management and the Corporation, including the matters in the required written disclosures. The Audit Committee has considered whether the provision of nonaudit services by Ernst & Young LLP is compatible with maintaining its independence.

The Audit Committee discussed with the Corporation’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Frank C. Mencini, Chair

Pamela A. Bena

David J. Malone

Heidi A. Nicholas

John S. Stanik

  86    F.N.B. Corporation

Audit and Non-Audit Fees

AUDIT AND NON-AUDIT FEES

Ernst & Young LLP served as the Corporation’s independent registered public accounting firm for the fiscal years ended December 31, 2018, and 2017. The Company has been advised by such firm that none of its members or any of its associates has any direct financial interest or material indirect financial interest in the Corporation or its subsidiaries.

Fees and out-of-pocket expenses billed by Ernst & Young LLP for professional services during 2018 and 2017 were as follows:

	Audit	Audit-Related	Tax	All Other
2018	$1,795,400	$88,000	$385,206	$3,600
2017	$2,000,689	$0	$323,693	$1,995

Audit Fees relate to the audit of the Corporation’s annual financial statements and internal control over financial reporting, review of the financial statements included in the Corporation’s Reports on Forms 10-Q and 10-K and other SEC filings, services provided in connection with regulatory filings including registration statements filed with the SEC, and accounting consultations related to the audit.

Audit-Related Fees relate to Service and Organizations Controls (SOC) report and custody exam work.

Tax Fees relate to tax compliance, tax planning and tax advice services.

All Other Fees relate to subscriptions for Ernst & Young’s web-based accounting and auditing research library.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee must pre-approve the audit and nonaudit services the independent registered public accounting firm will perform in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee annually reviews and pre-approves the services that the independent registered public accounting firm may provide. The Audit Committee will revise the list of pre-approved services from time to time, based on subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management, but may delegate pre-approval authority to one or more of its members. The member or members to whom the Audit Committee delegates such authority must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee annually establishes pre-approval fee levels for all services the independent registered public accounting firm may provide. Any proposed services exceeding these levels require specific pre-approval.

The annual audit services engagement terms and fees are subject to the pre-approval of the Audit Committee. In addition, the Audit Committee may grant pre-approval for other audit services, including statutory audits or financial audits for our subsidiaries or our affiliates and services associated with SEC registration statements, periodic reports and other documents filed with the SEC.

Our Audit Committee must also pre-approve audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit” services, assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities, financial audits of employee benefit plans, agreed upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters and assistance with internal control reporting requirements. Tax services include tax compliance, tax planning and tax advisory services.

Our Audit Committee may grant pre-approval to those permissible nonaudit services classified as “All Other” services that it believes are routine and recurring services and when such pre-approval would not impair the independence of the independent registered public accounting firms.

2019 Proxy Statement    87

Shareholder Proposals and Nominations for the 2020 Annual Meeting

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2020 ANNUAL MEETING

SEC Rule 14a-8

If you are a shareholder who would like us to include your proposal in our notice of the 2020 Annual Meeting and related proxy materials, you must follow SEC Rule 14a-8 under the Securities Exchange Act of 1934. In submitting your proposal, our Corporate Secretary must receive your proposal, in writing, at our principal executive offices at One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212, no later than November 30, 2019. If you do not follow SEC Rule 14a-8, we will not consider your proposal for inclusion in next year’s proxy statement.

Advance Notice Requirements Under Our Bylaws

Pursuant to Article I, Section 1.11 of our bylaws, a shareholder who wishes to nominate an individual for election to the Board of Directors directly at an Annual Meeting, or to propose any business to be considered at an Annual Meeting, must deliver advance notice of such nomination or business to our Corporate Secretary. The notice must be delivered in person, by first-class United States mail postage prepaid or by reputable overnight delivery service to the attention of our Corporate Secretary, at our principal executive offices at F.N.B. Corporation, One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212 during the period commencing at the close of business on November 30, 2019, and ending at the close of business on December 31, 2019. The shareholder must be a shareholder of record as of the date the notice is delivered and at the time of the Annual Meeting and must be entitled to vote at the meeting. The notice must be in writing and contain the information specified in our bylaws for a director nomination or other business. The notice must contain certain information about the proposal or nominee, as applicable, which is generally equivalent to the information that would be required to be disclosed under the proxy rules of the SEC if proxies were solicited for shareholder consideration of the matter at a meeting of shareholders, as well as certain information about the shareholder who is making the proposal or nomination. Nominees also will be required to submit a completed and signed questionnaire. The questionnaire will be provided by our Corporate Secretary upon request and is similar to the annual questionnaire completed by all of our directors regarding their background, experience and independence.

Only shareholder proposals and nominations submitted in accordance with the Company bylaw provisions will be eligible for presentation at our 2020 Annual Meeting, and any other matter not submitted to our Board in accordance with such provisions will not be considered or acted upon at our 2020 Annual Meeting. The Board Chairman is authorized to determine whether a nomination or proposal was made in accordance with our bylaws and to declare that a defective nomination or proposal be disregarded.

  88    F.N.B. Corporation

Other Matters

OTHER MATTERS

As of March 29, 2019, our Board does not know of any other matter to be presented for consideration at our Annual Meeting other than the matters described above. However, if any other matter is presented in conformance with our bylaws, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our Board or, in the absence of such a recommendation, in accordance with the judgment of the individuals designated as proxies.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We, and some brokers who household proxy materials, may deliver a single copy of these proxy materials to multiple shareholders who share the same address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or us if you hold registered shares. You can notify us by sending a written request to: Shareholder Services, F.N.B. Corporation, One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212, or by calling our Transfer Agent representative at 844-877-8750. Upon written or oral request to us or our Transfer Agent representative, a separate copy of our proxy materials will promptly be sent to you.

Electronic Delivery of Proxy Materials

You can also access our proxy statement, Form 10-K for the fiscal year ended December 31, 2018, our 2018 Annual Report to shareholders, and our 2019 Corporate Responsibility Report by Internet at http://www.proxyvote.com.

For our 2020 Annual Meeting, you can help us save significant printing and mailing expenses by consenting to access our proxy materials, Annual Report, and Corporate Responsibility Report electronically by the Internet. If you hold your shares in your own name (instead of street name through a bank, broker or other nominee), you can choose this option by appropriately marking the box on your proxy card denoting your consent to electronic access or, if voting by telephone at 800-690-6903, following the prompts for consenting to electronic access, or following the instructions at the Internet voting website at http://www.proxyvote.com which has been established for you to vote your shares for the meeting. If you choose to receive your proxy materials, Annual Report and Corporate Responsibility Report electronically, then prior to next year’s Annual Meeting you will receive notification when the proxy materials and Annual Report are available for review by the Internet, as well as the instructions for voting electronically by the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to: Shareholder Services, F.N.B. Corporation, One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212. If you hold your shares in street name through a bank, broker or other nominee, you should follow the instructions provided by that entity if you wish to access our proxy materials electronically by the Internet.

BY ORDER OF THE BOARD OF DIRECTORS,

James G. Orie

Chief Legal Officer and Corporate Secretary

March 29, 2019

2019 Proxy Statement    89

Annex A (Non-GAAP to GAAP Reconciliations)

ANNEX A (NON-GAAP TO GAAP RECONCILIATIONS)

The information below is provided to reconcile to GAAP those financial metrics included in this proxy statement that are non-GAAP financial metrics. The reconciliations of non-GAAP operating measures and key performance indicators discussed in this proxy statement to the most directly comparable GAAP financial measures are included in the following tables.

Operating Net Income Available to Common Shareholders

Year Ended December 31	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
(in thousands)
Net income available to common shareholders	$364,817	$191,163	$162,850	$151,608	$135,698	$117,804	$110,410	$87,047	$74,652	$32,803
Merger-related expense	—	56,513	37,439	3,033	9,611	8,210	7,394	4,982	620	—
Tax benefit of merger-related expense	—	(18,846)	(12,550)	(949)	(1,714)	(2,873)	(2,588)	(1,744)	(217)	—
Merger-related net securities gains	—	(2,609)	—	—	—	—	—	—	—	—
Tax expense of merger-related net securities gains	—	913	—	—	—	—	—	—	—	—
Reduction in valuation of deferred tax assets	—	54,042	—	—	—	—	—	—	—	—
Discretionary 401(k) contribution	874	—	—	—	—	—	—	—	—	—
Tax benefit of discretionary 401(k) contribution	(184)	—	—	—	—	—	—	—	—	—
Gain on sale of subsidiary	(5,135)	—	—	—	—	—	—	—	—	—
Tax expense of gain on sale of subsidiary	1,078	—	—	—	—	—	—	—	—	—
Branch consolidation costs	6,616	—	—	—	—	—	—	—	—	—
Tax benefit of branch consolidation costs	(1,389)	—	—	—	—	—	—	—	—	—
Pension credit	—	—	—	—	—	—	—	—	(10,543)	—
Tax expense of pension credit	—	—	—	—	—	—	—	—	3,690	—
Operating net income available to common shareholders (non-GAAP)	366,677	281,176	187,739	153,692	143,595	123,141	115,216	90,285	68,202	32,803
Amortization discount - United State Treasury Department’s Capital Purchase Program	—	—	—	—	—	—	—	—	—	4,975
Preferred stock dividends	8,041	8,041	8,041	8,041	8,352	—	—	—	—	3,333
Operating net income (non-GAAP)	$374,718	$289,217	$195,780	$161,733	$151,947	$123,141	$115,216	$90,285	$68,202	$41,111

2019 Proxy Statement    A - 1

Annex A (Non-GAAP to GAAP Reconciliations)

Operating Earnings per Diluted Common Share

Year Ended December 31	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Net income per diluted common share	$1.12	$0.63	$0.78	$0.86	$0.80	$0.80	$0.79	$0.70	$0.65	$0.32
Merger-related expense	—	0.19	0.18	0.02	0.06	0.06	0.05	0.02	—	—
Tax benefit of merger-related expense	—	(0.06)	(0.06)	(0.01)	(0.01)	(0.02)	(0.02)	—	—	—
Merger-related net securities gains	—	(0.01)	—	—	—	—	—	—	—	—
Tax expense of merger-related net securities gains	—	—	—	—	—	—	—	—	—	—
Reduction in valuation of deferred tax assets	—	0.18	—	—	—	—	—	—	—	—
Discretionary 401(k) contribution	—	—	—	—	—	—	—	—	—	—
Tax benefit of discretionary 401(k) contribution	—	—	—	—	—	—	—	—	—	—
Gain on sale of subsidiary	(0.01)	—	—	—	—	—	—	—	—	—
Tax expense of gain on sale of subsidiary	0.01	—	—	—	—	—	—	—	—	—
Branch consolidation costs	0.02	—	—	—	—	—	—	—	—	—
Tax benefit of branch consolidation costs	(0.01)	—	—	—	—	—	—	—	—	—
Pension credit	—	—	—	—	—	—	—	—	(0.09)	—
Tax expense of pension credit	—	—	—	—	—	—	—	—	0.04	—
Operating earnings per diluted common share (non-GAAP)	$1.13	$0.93	$0.90	$0.87	$0.85	$0.84	$0.82	$0.72	$0.60	$0.32

  A - 2    F.N.B. Corporation

Annex A (Non-GAAP to GAAP Reconciliations)

Tangible Book Value per Common Share

December 31	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
(in thousands, except per share data)
Total shareholders’ equity	$4,608,285	$4,409,194	$2,571,617	$2,096,182	$2,021,456	$1,774,383	$1,402,069	$1,210,199	$1,066,124	$1,043,302
Less: Preferred shareholders’ equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)	—	—	—	—
Less: Intangibles(1)	(2,333,375)	(2,341,263)	(1,085,935)	(869,809)	(872,859)	(803,716)	(712,788)	(598,587)	(561,101)	(567,747)
Tangible common equity (non-GAAP)	$2,168,028	$1,961,049	$1,378,800	$1,119,491	$1,041,715	$863,785	$689,281	$611,612	$505,023	$475,555
Ending common shares outstanding (000’s)	324,315	323,465	211,060	175,442	173,992	158,967	139,929	127,221	114,747	114,112
Tangible book value per common share (non-GAAP)	$6.68	$6.06	$6.53	$6.38	$5.99	$5.43	$4.93	$4.81	$4.40	$4.17

(1)	Excludes loan servicing rights.

Operating Return on Average Tangible Common Equity

Year Ended December 31	2018	2017	2016	2015	2014	2013
(dollars in thousands)
Operating net income available to common shareholders	$366,677	$281,176	$187,739	$153,692	$143,595	$123,141
Amortization of intangibles, net of tax	12,365	11,386	7,287	5,398	6,316	5,465
Tangible operating net income available to common shareholders (non-GAAP)	$379,042	$292,562	$195,026	$159,090	$149,911	$128,606
Average total shareholders’ equity	4,490,833	4,073,700	2,499,976	$2,072,170	$1,920,440	$1,514,471
Less: Average preferred shareholders’ equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)	(17,928)
Less: Average intangibles(1)	(2,334,727)	(2,108,102)	(1,059,856)	(869,347)	(849,934)	(750,374)
Average tangible common equity (non-GAAP)	$2,049,224	$1,858,716	$1,333,238	$1,095,941	$963,624	$746,169
Operating return on average tangible common equity (non-GAAP)	18.50%	15.74%	14.63%	14.52%	15.56%	17.24%

(1)	Excludes loan servicing rights.

2019 Proxy Statement    A - 3

Annex A (Non-GAAP to GAAP Reconciliations)

Efficiency Ratio

Year Ended December 31	2018	2017	2016	2015	2014	2013
(dollars in thousands)
Non-interest expense	$694,532	$681,541	$511,133	$390,549	$379,253	$338,170
Less: Amortization of intangibles	(15,652)	(17,517)	(11,210)	(8,305)	(9,717)	(8,407)
Less: OREO expense	(6,359)	(4,438)	(5,153)	(4,637)	(4,401)	(3,215)
Less: Merger-related expense	—	(56,513)	(37,439)	(3,033)	(12,150)	(8,210)
Less: Impairment charge on other assets	—	—	(2,585)	—	—	—
Less: Loss on trust preferred securities	—	—	—	—	—	(2,173)
Less: Discretionary 401(k) contribution	(874)	—	—	—	—	—
Less: Branch consolidation costs	(2,939)	—	—	—	—	—
Adjusted non-interest expense	$668,708	$603,073	$454,746	$374,574	$352,985	$316,165
Net interest income	$932,489	$846,434	$611,512	$498,222	$466,297	$396,042
Taxable equivalent adjustment	13,270	18,766	11,248	7,635	6,899	6,969
Non-interest income	275,651	252,449	201,761	162,410	158,274	135,778
Less: Net securities gains	(34)	(5,916)	(712)	(822)	(11,717)	(808)
Less: Gain on redemption of trust preferred securities	—	—	(2,422)	—	—	(1,559)
Add: Other-than-temporary impairment loss on securities	—	—	—	—	—	27
Less: Gain on sale of subsidiary	(5,135)	—	—	—	—	—
Less: Branch consolidation costs	3,677	—	—	—	—	—
Less: Purchase accounting adjustment	—	—	—	—	(2,713)	—
Adjusted net interest income (FTE) + non-interest income	$1,219,918	$1,111,733	$821,387	$667,445	$617,040	$536,449
Efficiency ratio (FTE) (non-GAAP)	54.8%	54.3%	55.4%	56.1%	57.2%	58.9%

Return on Average Tangible Common Equity

Year Ended December 31	2018	2017	2016
(dollars in thousands)
Net income available to common shareholders	$364,817	$191,163	$162,850
Amortization of intangibles, net of tax	12,365	11,386	7,287
Tangible net income available to common shareholders (non-GAAP)	$377,182	$202,549	$170,137
Average total shareholders’ equity	$4,490,833	$4,073,700	$2,499,976
Less: Average preferred shareholders’ equity	(106,882)	(106,882)	(106,882)
Less: Average intangibles(1)	(2,334,727)	(2,108,102)	(1,059,856)
Average tangible common equity (non-GAAP)	$2,049,224	$1,858,716	$1,333,238
Return on average tangible common equity (non-GAAP)	18.4%	10.9%	12.8%

(1)	Excludes loan servicing rights.

  A - 4    F.N.B. Corporation

Annex A (Non-GAAP to GAAP Reconciliations)

Tangible common equity to tangible assets (period-end)

December 31	2018	2017
(dollars in thousands)
Total shareholders’ equity	$4,608,285	$4,409,194
Less: Preferred shareholders’ equity	(106,882)	(106,882)
Less: Intangibles(1)	(2,333,375)	(2,341,263)
Tangible common equity (non-GAAP)	$2,168,028	$1,961,049
Total assets	$33,101,840	$31,417,635
Less: Intangibles(1)	(2,333,375)	(2,341,263)
Tangible assets (non-GAAP)	$30,768,465	$29,076,372
Tangible common equity / tangible assets (period-end) (non-GAAP)	7.05%	6.74%

(1)	Excludes loan servicing rights.

Operating Return on Average Tangible Assets

Year Ended December 31	2018
(dollars in thousands)
Operating net income	$374,718
Amortization of intangibles, net of tax	12,365
Tangible operating net income (non-GAAP)	$387,083
Average total assets	$32,138,497
Less: Average intangible assets(1)	(2,334,727)
Average tangible assets (non-GAAP)	$29,803,770
Operating return on average tangible assets (non-GAAP)	1.30%

(1)	Excludes loan servicing rights.

2019 Proxy Statement    A - 5

C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. For your vote to count, vote by 11:59 p.m. Eastern Time on May 14, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 10, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. For your vote to count, vote by 11:59 p.m. Eastern Time on May 14, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 10, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your mailed proxy card must be received by 11:59 p.m. on May 14, 2019 in order for it to be counted.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E68634-P19039 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

F.N.B. CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
Vote on Directors			☐	☐	☐

1.	Election of 12 Directors
Nominees:
	01) Pamela A. Bena 02) William B. Campbell 03) James D. Chiafullo	04) Vincent J. Delie, Jr. 05) Mary Jo Dively 06) Robert A. Hormell		07) David J. Malone 08) Frank C. Mencini 09) David L. Motley		10) Heidi A. Nicholas 11) John S. Stanik 12) William J. Strimbu
Vote on Proposal 2: The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain	Vote on Proposal 3: The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
2.	Advisory approval of the 2018 named executive officer compensation.		☐	☐	☐	3. Ratification of appointment of Ernst & Young LLP as F.N.B.’s independent registered public accounting firm for the 2019 fiscal year.		☐	☐	☐

								Yes	No
			Yes	No		Please indicate if you plan to attend the Annual Meeting.		☐	☐
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.			☐	☐		Note: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

F.N.B. Corporation 2019 Annual Meeting of Shareholders

Wednesday, May 15, 2019

Doors open at 8:00 a.m. local time

Meeting begins at 8:30 a.m. local time

Regional Learning Alliance

Great Room

850 Cranberry Woods Dr.

Cranberry Twp., PA 16066

Directions from Interstate 76 & Interstate 79
●	If taking Interstate 76, take Exit 28 (Old Exit 3) – follow signs to Interstate 79 North
●	From Interstate 79, take Exit 78 – Route 228 – Cranberry/Mars
●	Turn onto Route 228 East
●	At the first traffic light, turn right onto Cranberry Woods Drive (the Marriott Hotel will be on the right)
●	Follow Cranberry Woods Drive to the stop sign
●	Continue straight through the stop sign
●	In approximately 100 yards turn right (there is no street sign)
●	Continue for 250 yards to the entrance to the Regional Learning Alliance
●	The meeting will be held in the Great Room (there will be signs directing attendees to the F.N.B. Annual Shareholder Meeting)

Note: If you plan on attending the Annual Meeting in person, please bring a valid picture identification. The use of cell phones, video audio recording or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, 2019 Proxy Statement, 2018 Annual Report and 2019 Corporate Responsibility Report is available at www.proxyvote.com.

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E68635-P19039

Annual Meeting of Shareholders

May 15, 2019 8:30 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Vincent J. Calabrese, James L. Dutey and Thomas M. Whitesel, and each of them, proxies, with full power of substitution, to vote all shares of common stock of F.N.B. Corporation held of record by the undersigned on March 6, 2019 at the Annual Meeting of Shareholders to be held on May 15, 2019, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting.

If specific voting directions are not given with respect to the matters to be acted upon and the signed and dated card is returned, it will be treated as an instruction to vote such shares in accordance with the Board of Directors' recommendations on the matters listed on the reverse side of this card and at the discretion of the proxies on any other matters that may properly come before the meeting.

The Board of Directors recommends a vote FOR all nominees in Proposal 1, FOR Proposal 2 - An advisory resolution on 2018 named executive officer compensation and FOR Proposal 3 - Ratification of appointment of Ernst & Young LLP in 2019 (each proposal is described more fully in the proxy statement). The Board of Directors knows of no other matters that are to be presented at the meeting.

Continued and to be signed on reverse side